UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )

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☐	Soliciting Material under §240.14a-12
HERBALIFE NUTRITION LTD
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(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION

DATED MARCH 3, 2023

Herbalife Nutrition Ltd. 2023 Proxy Statement

Annual General Meeting of Shareholders

Our 2023 Annual General Meeting of Shareholders

will be held on Wednesday, April 26, 2023 at 8:30 a.m., Pacific Daylight Time, at

800 W. Olympic Blvd., Suite 406

Los Angeles, CA 90015

Admission requirements

See Part 1 – “Information concerning solicitation and voting” for details on admission requirements to attend the Annual General Meeting.

Proxy voting options

Your vote is important!

All shareholders are cordially invited to attend the Annual General Meeting. However, in order to assure your representation at the Annual General Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Proxies submitted by mail, the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 25, 2023.

Vote by internet

www.envisionreports.com/HLF

24 hours a day / 7 days a week

Instructions:

1.	Go to: www.envisionreports.com/HLF.

2.	Follow the steps outlined on the secure website.

Vote by telephone

1.800.652.VOTE (8683) via touch tone phone

toll-free within the USA, US territories & Canada 24 hours a day / 7 days a week

Outside the USA, US territories & Canada, call 1.781.575.2300 via a touch tone phone. Standard rates will apply.

Instructions:

1.	Call toll-free 1.800.652.VOTE (8683) within the USA, US territories & Canada. Outside the USA, US territories & Canada, call 1.781.575.2300.

2.	Follow the instructions provided by the recorded message.

Herbalife Nutrition Ltd.

Notice of Annual General Meeting of Shareholders

Date:	Wednesday, April 26, 2023

Time:	8:30 a.m., Pacific Daylight Time

Place:	800 W. Olympic Blvd., Suite 406 Los Angeles, CA 90015

Record date:	February 28, 2023

Proxy voting:

All shareholders are cordially invited to attend the Annual General Meeting. See Part 1 — “Information concerning solicitation and voting” for details on admission requirements to attend the Annual General Meeting.

However, to assure your representation at the Annual General Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form provided to you.

Items of business:

1. Elect each of the 10 director nominees named in the Proxy Statement to the Board of Directors to serve until the 2024 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified;

2. Approve, on an advisory basis, the compensation of the Company’s named executive officers;

3. Advise as to the frequency of shareholder advisory votes on compensation of the Company’s named executive officers;

4. Approve, as a special resolution, the name change of the Company from “Herbalife Nutrition Ltd.” to “Herbalife Ltd.”;

5. Approve the Company’s 2023 Stock Incentive Plan; and

6. Ratify, on an advisory basis, the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023.

Shareholders will also transact such other business as may properly come before the Annual General Meeting and at any adjournments or postponements of the Annual General Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on February 28, 2023 are entitled to notice of, and to vote at, the Annual General Meeting and any subsequent adjournment(s) or postponement(s) thereof.

Availability of materials:

On or about March     , 2023, we began mailing a Notice of Internet Availability of Proxy Materials to our shareholders. The Proxy Statement and Annual Report to Shareholders are available at

http://www.edocumentview.com/HLF.

NOTICE IS HEREBY GIVEN that the 2023 Annual General Meeting of Shareholders of Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, will be held on Wednesday, April 26, 2023 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Sincerely,

HENRY C. WANG

General Counsel and Corporate Secretary

Los Angeles, California

March     , 2023

Proxy summary

The following is a summary of certain key disclosures in our Proxy Statement. This is only a summary, and it may not contain all the information that is important to you. For more complete information, please review the Proxy Statement as well as our 2022 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. References to “Herbalife,” “Herbalife Nutrition”, “the Company,” “we,” “us” or “our” refer to Herbalife Nutrition Ltd.

Proposals to be Voted on and Board Voting Recommendations
	Proposals	More Information	Board’s Voting Recommendation
Proposal 1	Election of Directors	Page 16	FOR EACH NOMINEE

Proposal 2	Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers	Page 25	FOR

Proposal 3	Advisory Vote as to the Frequency of Shareholder Advisory Votes on Compensation of the Company’s Named Executive Officers	Page 26	FOR EVERY 1 YEAR

Proposal 4	Approve, as a Special Resolution, the Name Change of the Company from “Herbalife Nutrition Ltd.” to “Herbalife Ltd.”	Page 27	FOR

Proposal 5	Approve the Company’s 2023 Stock Incentive Plan	Page 28	FOR

Proposal 6	Ratification, on an advisory basis, of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023	Page 34	FOR

2023 Director nominees

Committees

Name	Independent	Audit	Compensation	Nominating and Corporate Governance	ESG
Michael O. Johnson (Chairman and CEO)
Richard H. Carmona				Chair
Celine Del Genes			●
Stephan Paulo Gratziani
Kevin M. Jones			●
Sophie L’Hélias		●			Chair
Alan W. LeFevre (Lead Director)		●		●
Juan Miguel Mendoza					●
Don Mulligan		Chair	●
Maria Otero			Chair	●	●

Proxy summary

Corporate Governance Highlights

All director seats stand for election annually

Independent lead director with clearly defined duties and responsibilities

One vote per share

Majority voting standard for uncontested director elections

All members of the Audit, Compensation and Nominating and Corporate Governance Committees are independent

ESG (Environmental, Social & Governance) Committee provides direct board oversight of environmental and social sustainability

Robust share ownership guidelines for directors and named executive officers

Annual board and committee assessments

Executive Compensation Highlights

Incentive design links pay outcomes to Company share price performance and against preset goals

Balanced mix between fixed and variable compensation and short- and long-term incentives.

Annual say-on-pay advisory vote

Compensation risk assessment

Robust share ownership guidelines for named executive officers

“Double trigger” change in control

Clawback policy applicable to Section 16 officers applicable to cash and equity incentives

Anti-hedging and anti-pledging policies applicable to all employees

This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, made in this document are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results or outcomes could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2022 Annual Report on Form 10-K. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

Proxy summary

Proxy Statement table of contents

Part 1. Our annual general meeting of shareholders

Information concerning solicitation and voting	1

Part 2. Corporate governance

Director independence	5

Board meetings and attendance	6

Board leadership	6

Annual Board and committee assessment process	7

The Board’s role in risk oversight	7

Compensation risk assessment	7

ESG highlights	8

Compensation to directors	10

2022 Director Compensation Table	11

Share ownership guidelines	12

Shareholder outreach	12

Communications with the Board	13

Director orientation and continuing education	13

Committees of the Board	13

Compensation committee interlocks and insider participation	15

Part 3. Proposals to be voted on at the meeting

Proposal 1: The election of directors	16

Proposal 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers	25

Proposal 3: Advise as to the frequency of shareholder advisory votes on compensation of the Company’s named executive officers	26

Proposal 4: Approve, as a special resolution, the name change of the Company from “Herbalife Nutrition Ltd.” to “Herbalife Ltd.”	27

Proposal 5: Approve the Company’s 2023 Stock Incentive Plan	28

Proposal 6: Ratification, on an advisory basis, of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm	34

Table of Contents	i

ii	Table of Contents

Part 1	Our annual general meeting of shareholders

Information concerning solicitation and voting

Place, time and date of meeting.    This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors, or the Board, for use at the 2023 Annual General Meeting of Shareholders, or the Meeting, to be held on Wednesday, April 26, 2023 at 8:30 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015. Our telephone number is (213) 745-0500. On or about March     , 2023, we began mailing a Notice of Internet Availability of Proxy Materials to our shareholders. The Proxy Statement and Annual Report to Shareholders are available at http://www.edocumentview.com/HLF.

Record date and voting securities.    Only shareholders of record at the close of business on February 28, 2023, or the Record Date, or duly authorized proxy holders of such shareholders of record, are entitled to notice of, and to vote at, the Meeting. The Company has one series of common shares, or Common Shares, outstanding. Each owner of record on the Record Date is entitled to one vote for each Common Share held by such shareholder. On February 28, 2023, there were 98,733,602 Common Shares issued and outstanding.

Voting.    Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common

Shares that are present and entitled to vote for the purposes of establishing a quorum, but will have no effect determining the outcome of any proposal.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions. Thus, if Common Shares you own are held through a broker or other nominee, and you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, which is the case with all proposals to be considered at the Meeting other than proposal 6, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

See “Meaning of shareholder of record” below for additional information regarding the different ways you may hold your Common Shares.

Votes required for proposals and Board recommendations.    The following table details information regarding the proposals to be voted on at the Meeting, the Board’s recommendation on how to vote on each proposal, the votes required to approve each proposal and the effect of abstentions and broker non-votes.

Our annual general meeting of shareholders	1

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

Item 1: Elect each of the 10 director nominees named in the Proxy Statement to the Board of Directors to serve until the 2024 annual general meeting of shareholders of the Company or until their successors are duly elected and qualified

	For, Against or Abstain on each nominee	FOR each nominee	Majority of votes cast with respect to each nominee	No effect	No effect

Item 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote and which do vote	No effect	No effect

Item 3: Advise as to the frequency of shareholder advisory votes on compensation of the Company’s named executive officers	For 1 year, 2 years, 3 years or Abstain	FOR every 1 year	Plurality of the votes cast, which means that the option receiving the most votes will be the recommendation of the shareholders	No effect	No effect

Item 4: Approve, as a special resolution, the name change of the Company from “Herbalife Nutrition Ltd.” to “Herbalife Ltd.”	For, Against or Abstain	FOR	66.67% of the shares represented in person or by proxy and entitled to vote and which do vote	No effect	No effect

Item 5: Approve the Company’s 2023 Stock Incentive Plan	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote and which do vote	No effect	No effect

Item 6: Ratify, on an advisory basis, the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023	For, Against or Abstain	FOR	Majority of shares represented in person or by proxy and entitled to vote and which do vote	No effect	Brokers have discretion to vote

2	Our annual general meeting of shareholders

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote. You may vote your shares via a toll-free telephone number, over the Internet or by completing, signing and mailing the proxy card or voting instruction form provided to you. Please follow the instructions on the proxy card or voting instruction form.

Revocability of proxies.    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either: (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date; (b) granting a subsequent proxy through the Internet or telephone; or (c) attending the Meeting and voting in person. However, please note that if you would like to vote at the Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Proxy solicitation.    The Company bears the expense of printing and mailing proxy materials. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, facsimile or electronic mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

Meeting attendance.    Only shareholders of record and beneficial owners as of the Record Date, their authorized proxy holders, and invited guests of the Board of Directors may attend the Meeting.

If you are a shareholder of record, in order to be admitted to the Meeting, you will need to produce a valid government issued picture identification (such as a valid driver’s license or passport) and either a copy of a form of proxy card or a Notice of Internet Availability of Proxy Materials showing your name and address. If you are a beneficial owner and you wish to vote in person at the Meeting, you will need to obtain a proxy from the shareholder of record. Additionally, if you are a beneficial owner or other authorized proxy holder, in order to attend the Meeting, you will need both an admission ticket and a valid government issued picture identification (such as a valid driver’s license or passport). To obtain an admission ticket to the Meeting, please send your written request to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or electronically by emailing corpsec@herbalife.com.

Your request for an admission ticket must be received on or before April 17, 2023 and include a copy of a proxy card or voting instruction form confirming your appointment as a proxy holder of a shareholder of record. In your request, please include the address where your admission ticket should be mailed to, and any special assistance needs. The Board requests that persons attending the Meeting observe a professional business dress code. The Company also does not permit the use of cameras or other recording devices at the Meeting.

In continued support for the health and safety of all, and to continue to enhance shareholder accessibility, the Company will again hold a live listen-only audio webcast of the Meeting. Shareholders may listen to the Meeting via live audio webcast by logging on to www.meetnow.global/MUK79Y4 using your control number. Please see below:

•	Shareholders of record: For shareholders of record, the control number can be found on your proxy card or Notice, or the email you receive from Computershare, the Company’s transfer agent.

•	Beneficial owners: If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to access the live audio webcast. To register, you must submit proof of your proxy power (legal proxy) reflecting your Herbalife Nutrition holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 3:00 p.m., Eastern Time on April 21, 2023. You will receive a confirmation email of your registration from Computershare. Late submissions will be processed to the extent feasible, but registration cannot be guaranteed in time for the Meeting. Requests for registration should be directed to us at the following:

By email:    Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:    Computershare, Herbalife Nutrition Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Pursuant to the Company’s Amended and Restated Memorandum of Articles of Association, or the Articles, please be advised that shareholders will not be deemed to be “present” for quorum purposes and will not be able to vote their shares, or revoke or change a previously submitted vote, by logging onto the listen-only audio webcast of the Meeting. As a result, the Company strongly urges shareholders to submit their proxies or votes in advance of the Meeting.

In the event it is not possible or advisable to hold our Meeting in person as currently planned, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the Securities and Exchange Commission, or the SEC, as proxy material. If you are planning to attend our Meeting, please check our Investor Relations website the week of the Meeting. As always, we encourage you to vote your shares prior to the Meeting.

Our annual general meeting of shareholders	3

Meaning of shareholder of record.    You are a shareholder of record only if your name is recorded on the Company’s register of members. If your name is not recorded on the Company’s register of members, any shares you hold in the Company are held beneficially. In this case you may still be entitled to direct the holder of your shares as to who should be appointed as proxy in respect of those shares and/or how to vote those shares on your behalf.

Shareholders who have purchased their shares on an exchange may hold those shares through a depository, in which case they are beneficial shareholders and not shareholders of record. If you hold your shares in “street name,” you are not a shareholder of record.

If you wish to inquire as to whether or not you are a shareholder of record, please contact our Corporate

Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 or electronically by emailing corpsec@herbalife.com.

Additional information.    This Proxy Statement contains summaries of certain documents, but you are urged to read the documents yourself for complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon written request to the Company by following the procedures described under Part 7 — “Annual report, financial and additional information.”

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on April 26, 2023. The Proxy Statement and Annual Report to Shareholders are available at http://www.edocumentview.com/HLF.

4	Our annual general meeting of shareholders

Part 2	Corporate governance

Director independence

Under the listing standards of the New York Stock Exchange, or the NYSE, a majority of the members of the Board must satisfy the NYSE criteria for “independence.” No director qualifies as independent under the NYSE listing standards unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Board evaluates the independence of our directors annually and will review independence of individual directors on an interim basis as needed to consider changes in employment, relationships and other factors. Our Board has affirmatively determined that all of the directors, as well as each individual who served as a director at any time during 2022, other than Dr. Agwunobi and Messrs. Johnson, Mendoza and Tartol, are independent in accordance with Section 303A.02 of the NYSE listing standards, or the NYSE Independence Standards. Under the NYSE Independence Standards, a director will not be considered independent in the following circumstances:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(i) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (ii) the director has an immediate family member who is a current partner of such firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;
•	the director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s Compensation Committee; and

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Under the Company’s Principles of Corporate Governance, an independent director must, in addition to satisfying the NYSE Independence Standards, be free of any existing or potential professional or personal interest, business, or relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act in the best interests of the Company and all its shareholders.

The Board considered Dr. Carmona’s independence in view of the $75,000 in speaking fees he received from the Company in 2022, as disclosed in the subsection “Compensation to directors.” The Company leverages Dr. Carmona’s professional experience as the 17th Surgeon General of the United States to provide training and education to Herbalife Nutrition Members at various Company-sponsored sales, promotional, and training events. After consideration of the foregoing and other relevant factors, the Board determined that the Company’s engagement of Dr. Carmona for these limited services did not present a conflict of interest nor compromise Dr. Carmona’s independence from the Company.

Dr. Agwunobi was not determined independent because of his role as the Company’s Chief Executive Officer during his time on the Board. Mr. Johnson previously served as the Company’s Chief Executive Officer within the last three years, and has resumed that role on October 27, 2022. Accordingly, he is not determined independent.

Corporate governance	5

Messrs. Mendoza and Tartol are not, and, if elected, Mr. Gratziani will not be, determined independent because each of them receives income for serving as top distributors of Herbalife Nutrition products, thereby precluding them from being determined independent.

None are employees of the Company. For additional details regarding Messrs. Mendoza and Tartol’s compensation as Herbalife Nutrition Members, which they receive irrespective of any service on the Board, please see “Compensation to directors.”

Board meetings and attendance

The Board of Directors held eleven meetings during fiscal year 2022. The independent directors generally meet in executive session at each regularly scheduled meeting, without the presence of management and non-independent directors, to discuss various matters relating to the Board’s function and Company oversight, including the Company’s management. The independent lead director, or the Lead Director, presides over such executive sessions.

Each director is expected to dedicate sufficient time, energy and attention to allow for the diligent performance of his or her duties, including attending the Company’s annual general meeting of the shareholders and meetings of the Board of Directors and committees of which he or she is a member. All directors attended at least 75% of the aggregate of all Board and applicable committee meetings held during the period that he or she served as a director. All members of the Board attended the Company’s 2022 annual general meeting of shareholders.

Board leadership

The Company’s governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. The current leadership structure is comprised of a combined Chair of the Board and Chief Executive Officer, an independent Lead Director, Board committees led by independent directors and active engagement by all directors. The Board believes this structure best serves the interests of the Company and its shareholders. The combined Chair and CEO role supports the Board’s effective oversight of the Company’s business and strategy, with the CEO serving as a key link between the Board and management, providing a deep understanding of the Company’s business and operations, bringing key business considerations to the Board’s attention and leading implementation of the Company’s strategic plans as reviewed and approved by the Board. The Lead Director in turn allows for strong, independent Board leadership, with authority to set the meeting agendas and to lead sessions outside the Chair’s presence. We believe this to be a critical aspect of effective corporate governance.

The Lead Director is an independent director elected for a two-year term by the independent directors. The appointment is evaluated biannually. The Lead Director chairs the Board meetings during executive sessions and when the Chair is unable to participate in Board meetings. The Lead Director also serves as a contact point for major shareholders and third parties who wish to contact the

Board independent of the Chair and CEO. The responsibilities of the Lead Director include:

•	setting the agenda for and leading the regularly-held independent director sessions, and briefing the Chair on any issues arising from those sessions;

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board at which the Chair is not present, including executive sessions of the non-management and independent directors;

•	acting as the principal liaison to the Chair for the views, and any concerns and issues of, the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agendas, materials and schedules for Board meetings;

•	being available for consultation and communication with major shareholders, as appropriate;

•	maintaining close contact with the chair of each committee; and

•	performing other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Mr. LeFevre was elected to serve as Lead Director by the independent directors effective July 1, 2021, to serve until the Company’s 2023 Annual General Meeting of Shareholders. The Board periodically reviews the structure of the Board and Company leadership as part of the succession planning process.

6	Corporate governance

Annual Board and committee assessment process

The Board and each committee annually conduct self-evaluations, a process that is overseen by the Nominating and Corporate Governance Committee. Additionally, as part of our annual evaluation process, each director evaluates the Board and the committees on which he or she serves. The assessments provide directors and applicable committee members the opportunity to provide feedback on a number of issues, including:

Board and committee structure, composition, roles and leadership;

Board and committee function and effectiveness, including quality of materials, meetings and flow of information; and

Access to management, advisors and internal and external resources.

The Board’s role in risk oversight

The Board of Directors oversees the Company’s enterprise-wide approach to risk management. As part of executing its risk oversight responsibility, the Board delegates specific enterprise risk oversight duties to each Board committee, as set forth below, while maintaining direct oversight over other enterprise risks.

Audit Committee

•	Integrity of the financial statements

•	Accounting and financial reporting matters and controls, including independent and internal auditors

•	Enterprise risk management program

•	Legal and regulatory risks and matters that may have material impact on the Company’s financial statements or operations

•	Major risks relating to cybersecurity, privacy and product safety matters, and steps management has taken to assess, monitor and control any such exposures

•	Quarterly updates from management on Company’s ethics and compliance and internal audit programs

Compensation Committee

•	Material risks arising from the Company’s compensation policies and practices, and evaluating such practices and policies to confirm that they do not encourage excessive risk-taking
•	Together with the ESG Committee, risks and opportunities related to human capital management

Nominating and Corporate Governance Committee

•	Corporate governance practices, Board composition, leadership and structure, and Board evaluations

ESG Committee

•	Risks related to environmental and social sustainability topics in connection with the Company’s activities

•	Together with the Compensation Committee, risks and opportunities related to human capital management

The Board also provides oversight of management regarding key enterprise risks as well as the Company’s risk management policies and procedures to ensure they are designed and implemented in a way that reflects the Board’s and management’s consensus as to appropriate levels of risk for specific aspects of the Company’s business. The Company’s Management Risk Committee is comprised of members of senior management who meet on a regular basis to serve as a forum for risk information sharing, and risk management coordination, decisioning and response. The enterprise risk management program promotes timely, informed and data-driven decisions and integrated processes to identify, monitor and mitigate key enterprise risks.

Compensation risk assessment

The Compensation Committee, with the assistance of Meridian Compensation Partners, LLC, its compensation advisor, regularly conducts a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Key features of the executive compensation program that support this conclusion include: the balanced mix between fixed and variable compensation and short- and long-term incentives; the use of multiple performance measures within incentive plans; strong internal controls, including a code of conduct; Compensation Committee discretion over all final annual incentive awards and active involvement in setting performance targets; the use of share ownership guidelines; and the existence of an anti-hedging policy, as well as clawback policy.

Corporate governance	7

ESG highlights

Environmental, Social, Governance (ESG) Approach

For more than 40 years, Herbalife Nutrition has been committed to improving people’s lives. We believe that incorporating environmental stewardship, social responsibility programs, and rigorous governance practices throughout our business activities will be important in delivering on that commitment. ESG is and will be a value driver for a more sustainable future that will benefit all our employees, Members, shareholders, and global communities in which we work and live.

ESG Strategic Development

Our ESG strategy continues to evolve and is informed by periodic materiality assessments that identify priority ESG topics that are most relevant to our business and stakeholders. In 2022, the Company conducted our second materiality assessment to identify priority ESG topics, which involved conducting a robust survey of more than 6,000 internal and external stakeholders and mapping our enterprise risks. Priority ESG topics include:

•	Environmental: climate and carbon footprint, sustainable packaging and plastic management and responsible sourcing.

•	Social: human rights and labor, diversity, equity and inclusion, and community impact.

•	Governance: include ethics and compliance, product quality, safety and cybersecurity, data security and privacy.

Our ESG strategy is developed in collaboration with regional and functional subject matter experts. Aligning our ESG strategy with universal sustainability goals that create shared value is important. To this end, we have been a signatory member of the UN Global Compact since 2020, and our priority ESG topics align with the key UN sustainable development goals (specifically UNSDGs 1, 2, 3, 5, 8, 12, 13, and 17).

Additionally, in 2022, we created an infrastructure to streamline collection of ESG data that will help support the development of future goals and targets. The full details of our ESG materiality assessment, ESG programs, and impact will be available in our 2023 Global Responsibility Report.

ESG Governance

ESG Committee of the Board of Directors: In fiscal year 2022, oversight of ESG activities continued to be managed by the ESG Committee. Reflecting the strategic prioritization of ESG issues and initiatives, the Committee assists the Board in overseeing Herbalife Nutrition’s ESG-related strategies, initiatives, investments, risks, and policies. The ESG Committee also provides insights to rising, relevant issues under the purview of other committees including the Audit, Nominating and Corporate Governance and Compensation Committees.

Executive Committee: Provides executive direction and ensures integration of ESG strategy into business strategy across functions and regions.

Steering Committee and Working Groups: Leads implementation of ESG programs to meet goals and targets.

*	The ESG Committee of the Board of Directors assists the Board in overseeing Global Responsibility strategy. It also works with other Committees, depending on relevance, scope and other factors.

Environmental Stewardship

Herbalife Nutrition is committed to protecting the future of our planet by making responsible choices in an environment where natural resources are constrained. To that end, we continue to build on our environmental sustainability initiatives.

8	Corporate governance

Circular Packaging: Introduction of recycled plastic material in packaging contributes to circular packaging and helps reduce environmental impact. We have implemented projects to reduce virgin plastic by incorporating post-consumer recycled (PCR) materials into the packaging of our flagship product, Formula 1 Health Meal Nutritional Shake, distributed in multiple markets, where permitted by regulation. We continue to seek opportunities across operations to reduce the amount of plastic used in packaging materials, which will reduce cost and waste.

Responsible Sourcing: We are committed to sourcing materials responsibly with respect for people and the environment in which our materials and services originate. We have assessed our top direct suppliers, which represents 61% of our direct spend, across four pillars for responsible sourcing: environment, labor and human rights, ethics, and sustainable procurement. We plan to expand assessment of suppliers and work with those companies that require support and guidance.

Climate and Carbon Footprint: Herbalife Nutrition is committed to doing our part to reduce GHG emissions across our value chain to limit global warming to 1.5°C. Our goal is to achieve net zero emissions by 2050 in our global factories, warehouses, and offices. Improving efficiency in our manufacturing operations and other sustainability initiatives that create value for the business and environment will play a vital role in helping us achieve this goal. The Company has been actively collecting and reporting annual GHG emissions, including Scope 1 and 2 emissions, across 10 of our largest facilities worldwide (5 Herbalife Innovation and Manufacturing facilities and 5 US-based offices and distribution centers with more than 40,000 square feet occupancy). Data collected will enable us to set short-term and mid-term science-based targets to reduce GHG emissions for our operations and across our entire value chain.

Social Responsibility

Herbalife Nutrition’s social responsibility programs focus on building thriving, vibrant communities that we are a part of, whether it is our own workplace or society around us.

Diversity, Equity, and Inclusion: At Herbalife Nutrition, we are committed to diversity, equity, and inclusion at all levels, including our employees, management and executive leadership and Board of Directors. Our Diversity, Equity, and Inclusion (DEI) strategy is currently focused on creating opportunities to further recruit and support diverse talent at all levels, encouraging inclusion and belonging, and embedding equity throughout our culture and operations. In 2022, we extended a global applicant tracking system to all regions in the company to deepen our commitment to fair recruitment practices and launched a dashboard for employee metrics and talent analytics. We have further developed and involved our Global and Regional DEI councils to support our commitments to an inclusive workplace. Our DEI goals are overseen by the Board’s ESG and Compensation Committees. In 2022, our Board of Directors included approximately 55% women and ethnically underrepresented groups.

Nutrition for Zero Hunger: As a part of our efforts to provide people access to nutrition in communities around the world, we launched Nutrition for Zero Hunger in partnership with the Herbalife Nutrition Foundation in 2019. In 2022, the footprint of Nutrition for Zero Hunger included more than 20 dedicated programs and partnerships worldwide. Our premier global non-profit partners include the World Food Program USA, Global Food Banking Network, Feed the Children, and Power of Nutrition.

Herbalife Nutrition Foundation: Established in 1994, the Herbalife Nutrition Foundation (HNF) is a public charity. Its mission is to improve the lives of children and communities around the globe. In 2022, HNF gave $5.12M in grants to 178 community-based Casa Herbalife Nutrition partners around the world, supporting more than 229,000 people in need.

ESG Index, Policies and Position Statements

Herbalife Nutrition is committed to transparency pertaining to ESG-related strategies, programs, impact, and investments. Our publicly available ESG index provides detailed information, and it is updated annually and consistently in accordance with standard ESG frameworks. The Company’s full ESG index and all ESG-related policies and position statements can be found at https://ir.herbalife.com/esg.

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Compensation to directors

Each non-management director receives annual cash fees for service on the Board and committees* as follows:

Board service	$100,000 per year

Audit Committee service	Member - $10,000 per year Chair - $20,000 per year

Compensation Committee service	Member - $10,000 per year Chair - $15,000 per year

Nominating and Corporate Governance Committee service	Member - $10,000 per year Chair - $15,000 per year

ESG Committee service	Member - $10,000 per year Chair - $15,000 per year

*	Chairs receive chair fees in addition to member fees. For example, the chair of the Audit Committee receives an aggregate fee of $30,000 for his or her services on the Committee.

The Lead Director also receives an annual fee of $25,000 per year for additional services provided in that capacity.

Cash fees with respect to Board or committee membership or service as the Lead Director or a committee chair are paid ratably assuming 12 consecutive months of service from the date the particular membership or service commences. Non-management directors also receive an annual equity grant pursuant to the Herbalife Ltd. 2014 Stock Incentive Plan, or the 2014 Plan, as it may be amended from time to time (or a successor equity incentive plan), in the form of restricted stock units, or RSUs, with a grant date fair value of $135,000 (rounded down to the nearest whole unit) that vest annually. The Board equity grants made in May 2022, or the 2022 Board RSU Grants, are scheduled to vest on April 15, 2023.

The Lead Director also receives an equity grant in the form of RSUs with a grant date fair value of $25,000 (rounded down to the nearest whole unit) per year of his or her two-year term, which vests in full the following year. Mr. LeFevre’s lead director equity grant that was made in May 2022 is scheduled to vest on April 15, 2023.

The compensation disclosed in the 2022 Director Compensation table below for Messrs. Mendoza and Tartol includes other compensation, unrelated to their services as directors. Specifically, in addition to their director compensation, the table below includes each of Messrs. Mendoza’s and Tartol’s respective earnings as top distributors of Herbalife Nutrition products under the Company’s Marketing Plan, as well as leading and training other Herbalife Nutrition distributors.

The Company may also reimburse our directors for their respective travel, lodging and related expenses associated with attendance at Board or Board committee meetings, as well as reasonable costs in connection with attending director continuing education programs in accordance with the Company’s applicable orientation and continuing education policy.

10	Corporate governance

The following table summarizes the compensation paid by the Company to each of our directors, except for Mr. Johnson, the Company’s Chairman and Chief Executive Officer, and Dr. Agwunobi, the Company’s former Chairman and Chief Executive Officer and former director, who are named executive officers and whose compensation is covered in Part 4 of this Proxy Statement, for the fiscal year ended December 31, 2022. The table includes: (1) compensation paid to directors for their services on the Board and the Board’s committees, (2) payments made to directors for any services provided at Company events, such as speaking engagements at Company events, and (3) payments made to independent distributors of Herbalife Nutrition products in accordance with the Company’s Marketing Plan.

2022 Director compensation table

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)		All other compensation ($)		Total ($)
Richard H. Carmona	125,000	134,998		75,000	(2)	334,998
Celine Del Genes(3)	71,944	134,998		—		206,942
Kevin M. Jones	110,000	134,998		—		244,998
Sophie L’Hélias	135,000	134,998		—		269,998
Alan W. LeFevre	145,000	159,983	(4)	—		304,983
Juan Miguel Mendoza(5)	100,000	134,998		1,434,801	(5)(6)	1,669,799
Don Mulligan	140,000	134,998		—		274,998
Maria Otero	145,000	134,998		—		279,998
John Tartol(5)	100,000	134,998		1,572,521	(5)(7)	1,807,519

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation.” See Note 9 to the to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(2)	Amount represents fees for speaking at Herbalife Nutrition events.

(3)	Ms. Del Genes joined the Board in April 2022.

(4)	Includes Mr. LeFevre’s lead director equity grant in 2022.

(5)	All independent distributors of Herbalife Nutrition products, including Messrs. Mendoza and Tartol, are eligible to receive income under the Company’s Marketing Plan as a result of their activities as distributors. Under the Company’s Marketing Plan, Herbalife Nutrition Members may earn profits by purchasing products at wholesale prices, discounted depending on the Member’s level within our Marketing Plan, and reselling those products at prices they establish for themselves to generate retail profit. Second, Herbalife Nutrition Members who sponsor other Members and establish, maintain, coach, and train their own sales organizations may earn commissions on the sales of their organization. Both Mr. Mendoza and Mr. Tartol would have received this income irrespective of their services on the Board. Neither Mr. Mendoza nor Mr. Tartol receive any preferential treatment or payments under the Company’s Marketing Plan.

(6)	Amount includes $5,000 in fees for speaking at Herbalife Nutrition events for Herbalife Nutrition Members. Additionally, unrelated to his service as a Board member, amount also includes $1,429,801 in income earned as a top distributor of Herbalife Nutrition products. See note 5 above.

(7)	Amount includes $40,000 in fees for speaking at Herbalife Nutrition events for Herbalife Nutrition Members. Additionally, unrelated to his service as a Board member, amount also includes $1,532,521 in income earned as a top distributor of Herbalife Nutrition products. See note 5 above.

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The table below summarizes the equity-based awards held by non-management directors who served on the Company’s Board of Directors in 2022, as of December 31, 2022.

Name	Stock Unit Awards
	Number of Shares or units of stock that have not vested (#)		Market value of Shares or units of stock that have not vested(1) ($)
Richard H. Carmona	5,387		$80,159
Celine Del Genes	5,387		$80,159
Kevin M. Jones	5,387		$80,159
Sophie L’Hélias	5,387		$80,159
Alan W. LeFevre	6,384	(2)	$94,994
Juan Miguel Mendoza	5,387		$80,159
Don Mulligan	5,387		$80,159
Maria Otero	5,387		$80,159
John Tartol	5,387		$80,159

(1)	Market value based on the closing price of a Common Share on the NYSE on December 30, 2022 of $14.88.

(2)	Amount includes Mr. LeFevre’s lead director equity grant in 2022.

Share ownership guidelines

The Company has adopted share ownership guidelines applicable to each named executive officer and non-management director to encourage each person to acquire a meaningful ownership stake in the Company over time by retaining financial interest in our common shares. Our CEO is encouraged to hold Common Shares and unvested restricted stock units with an aggregate value equal to five times his base salary. Our other named executive officers are encouraged to hold Common Shares and unvested restricted stock units with an aggregate value equal to two times their respective base salaries. Each non-management director is encouraged to hold

Common Shares and unvested restricted stock units with an aggregate value equal to five times such director’s annual retainer. Such named executive officers and directors are expected to refrain from selling Common Shares until such guideline is satisfied, and, so long as they are complying with such holding requirement, such director or named executive officer will not be considered out of compliance.

As of the date of this Proxy Statement, all non-management directors and current named executive officers are in compliance with the current guidelines.

Shareholder outreach

We value the viewpoint of all investors and have actively engaged with shareholders to better understand their perspectives, and strongly consider their feedback when evaluating our governance provisions and practices.

Since the 2022 Annual General Meeting of Shareholders, we engaged with a number of shareholders to initiate new, and deepen existing, relationships with our investor base. We reached out to top Herbalife Nutrition shareholders that, in the aggregate, own in excess of approximately 68% of our outstanding Common Shares, and covered various governance topics including Board composition, shareholder rights, risk oversight and environmental & social initiatives across the Company. In aggregate, we had discussions with investors who hold approximately 25% of outstanding Common Shares.

12	Corporate governance

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management or independent directors as a group or individual directors, including the Chair or Lead Director in such capacity, may do so by writing to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or by email to corpsec@herbalife.com, indicating to whose attention the communication should be directed. The Office of the Corporate Secretary of the Company reviews and logs all such correspondence and forwards to members of the Board of Directors a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all communications received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director orientation and continuing education

Herbalife Nutrition is in the business of providing health and wellness products to consumers in 95 markets through our direct-selling business model. As part of our onboarding process that spans over a two-month period consisting of eleven “onboarding sessions,” we introduce new directors to our company with an overview of our business through a review of background and reference materials, and meetings with senior management and their direct reports. Additionally, where feasible, new directors tour manufacturing facilities, nutrition clubs, and distributor events. Our comprehensive orientation sessions are designed to provide new directors a thorough understanding of their fiduciary duties and familiarize them with the Company’s business and strategic plans, significant financial matters, risk management approach, compliance and ethics programs, corporate governance practices, and other key policies and practices. These orientation sessions allow new directors to begin making contributions to the Board at the start of their service.

The Company also provides, on an ongoing basis, additional opportunities for directors to further familiarize themselves with the Company’s business, finances and operations, which may include, among other things, presentations from members of management of the Company and visits to Herbalife Nutrition Members events, such as Extravaganzas and Herbalife Honors. Additionally, our directors receive internal training and materials. We also encourage our directors to participate in external continuing director education programs, and provide reimbursement of expenses associated with our independent directors’ attendance at one outside director education program each fiscal year.

Committees of the Board

Our Board of Directors has an Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and ESG Committee. Our Board of Directors has adopted a written charter for each of these committees, and the charters for current committees are available on the Company’s website at https://ir.herbalife.com/corporate-governance, and in print to any shareholder who requests it as set forth under Part 7 —“Annual report, financial and additional information.”

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Current committee memberships

Directors	Audit(1)	Compensation(2)	Nominating and Corporate Governance	ESG(3)
Richard H. Carmona †			Chair
Kevin M. Jones †		●
Sophie L’Hélias †	●			Chair
Alan W. LeFevre * †	●		●
Don Mulligan * †	Chair	●
Maria Otero †		Chair	●	●
Juan Miguel Mendoza				●
Celine Del Genes †		●

* Audit Committee “financial expert”                 † Independent                 • Member

(1)	Each member who currently serves on the Audit Committee, or served on the committee during 2022, is or was financially literate and met the independence requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board determined each of Messrs. Mulligan and LeFevre as an “Audit Committee financial expert” as such term is defined in SEC rules and regulations.

(2)	Ms. Del Genes was appointed to the Compensation Committee effective August 1, 2022. Each member who currently serves on the Compensation Committee, or served on the Compensation Committee during 2022, is or was (a) independent under the listing standards of the NYSE, including the heightened standards applicable to members of a listed company’s compensation committee, and (b) a “nonemployee director” under Rule 16b-3 of the Exchange Act.

(3)	Dr. Agwunobi served on the ESG Committee until October 27, 2022. Mr. Johnson was appointed to the ESG Committee effective August 1, 2022 and served until February 7, 2023. Mr. Mendoza was appointed to the ESG Committee on February 7, 2023.

Audit Committee

The Audit Committee represents and assists the Board in fulfilling its responsibilities for overseeing our financial reporting processes and the audit of our financial statements.	Meetings Held in 2022: 8

The principal duties of the Audit Committee include the following:

•	monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	monitoring the independence and performance of the Company’s independent registered public accounting firm and internal audit function;

•	monitoring compliance with legal and regulatory requirements and performance of the Company’s ethics and compliance program; and

•

reviewing the Company’s framework and guidelines with respect to risk assessment and risk management, including the Company’s enterprise risk management program and risks and practices related to cyber security, privacy and product safety matters.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities related to the compensation of our executives and directors, and provides general oversight of our compensation structure, including our equity compensation plans and benefits programs.	Meetings Held in 2022: 11

14	Corporate governance

The principal duties of the Compensation Committee include the following:

•	overseeing and approving compensation policies and programs, and administering existing incentive compensation plans and equity-based plans;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers;

•	evaluating the performance of the CEO and recommending the compensation level of the CEO for approval by the independent members of the Board of Directors;

•	evaluating the performance of executive officers and, considering the CEO’s recommendations, setting the compensation level for such executive officers;

•	reviewing the compensation of directors, and making recommendations to the Board;

•	overseeing management succession planning processes; and

•	overseeing the Company’s response to regulatory developments affecting executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees, and represents and assists the Board in fulfilling its responsibilities relating to, our corporate governance, and director nominations and elections.	Meetings Held in 2022: 11

The principal duties of the Nominating and Corporate Governance Committee include the following:

•

recommending to the Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings of shareholders and to fill vacancies that occur between annual general meetings; and

•	reviewing and making recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

ESG Committee

The ESG Committee assists the Board in discharging its oversight responsibility relating to the Company’s significant environmental, social and related governance activities and practices, including policies, programs and practices, strategy, stakeholder engagement and risks.	Meetings Held in 2022: 5

The principal duties of the ESG Committee include the following:

•	recommending to the Board on the Company’s environmental and social sustainability strategy, programs, policies and investments that support the Company’s overall business strategy;

•

overseeing the review and evaluation of risks and opportunities related to environmental and social sustainability topics that may arise in connection with the Company’s activities and advising the Board on such risks and opportunities in coordination with the Board’s other committees; and

•	reviewing and discussing with management the Company’s public disclosures and communication strategies with investors and other stakeholders regarding such topics.

Compensation Committee interlocks and insider participation

During the fiscal year ended December 31, 2022, Messrs. Jones and Mulligan and Mmes. Otero and Del Genes served on the Compensation Committee of the Board. During the fiscal year ended December 31, 2022, there were no relationships or transactions between the Company and any member of the Compensation Committee requiring disclosure hereunder.

None of our executive officers currently serves, or during the fiscal year ended December 31, 2022 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

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Part 3	Proposals to be voted on at the meeting

Proposal 1: The election of directors

Generally

The Articles presently provide for not less than one nor more than 15 directors. The Board of Directors has, by resolution, presently fixed the number of directors at 10, and there is currently a full complement of 10 members of the Board. There are 10 Board nominees recommended for election at the Meeting. Directors are elected at each annual general meeting of shareholders to hold office for one-year terms until the next annual general meeting of shareholders.

The Board has nominated each of Michael O. Johnson, Richard H. Carmona, Celine Del Genes, Stephan Paulo Gratziani, Kevin M. Jones, Sophie L’Hélias, Alan W. LeFevre, Juan Miguel Mendoza, Don Mulligan and Maria Otero for election as directors to serve one-year terms expiring at the 2024 annual general meeting. Mr. Gratziani was identified and recommended by management and certain members of the Board for consideration by the Nominating and Corporate Governance Committee, which then recommended to the full Board to include Mr. Gratziani on the slate of nominees of directors for election at the Meeting. Directors are elected under a majority voting standard in uncontested director elections (i.e., an election where the number of persons nominated for election does not exceed the number of directors to be elected). The election of directors at the Meeting constitutes an uncontested director election. Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” a director nominee’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Abstentions and “broker non-votes” will not affect the outcome of the election of directors.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed herein. The form of proxy card does not permit shareholders to vote for a greater number of nominees than 10. Although the Board does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors or just for the remaining nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

Director qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business and strategy. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria discussed hereunder. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition, as well as the Company’s current and future needs.

The Nominating and Corporate Governance Committee is responsible for developing and recommending Board membership criteria to the Board for approval. These criteria are discussed in the Company’s Principles of Corporate Governance, which are available on the Company’s website at https://ir.herbalife.com/corporate-governance, and include business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. In addition, the Nominating and Corporate Governance Committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experiences that the Board will find valuable in the future, given the Company’s current needs and strategic plans. The Nominating and Corporate Governance Committee seeks a variety of occupational, educational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board as a group in areas including professional experience, geography, race, gender, ethnicity and age. This periodic assessment of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity.

16	Proposals to be voted on at the meeting

In identifying and recruiting director candidates through a combination of internal referrals, from both management and members of the Board, and third-party executive search firms, the Nominating and Corporate Governance Committee may establish specific skills and experiences that it believes the Company should seek in order to constitute a balanced and effective Board.

In evaluating director candidates, and considering incumbent directors for re-nomination to the Board, the Nominating and Corporate Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. The Board believes that our director nominees represent an effective mix of skills, experiences, diversity and perspectives, including gender and ethnic/racial diversity.

Additionally, the Nominating and Corporate Governance Committee believes it is important that the viewpoints of independent distributors of Herbalife Nutrition products are represented on the Board. As of the date of this Proxy Statement, two independent distributors of Herbalife Nutrition products sit on the Board: Messrs. Mendoza and Tartol.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders under the same criteria and processes outlined above. A shareholder who wishes to recommend a prospective nominee for the Board of Directors pursuant to the provisions of the Articles should notify the Corporate Secretary in writing with the appropriate supporting materials, as more fully described under Part 7 — “Shareholder nominations.”

Director skills and experience

The Nominating and Corporate Governance Committee expects each of the Company’s directors to be accomplished individuals in their respective fields of expertise. In addition to the significant diversity of perspectives and individual expertise, the Nominating and Corporate Governance Committee assess the specific skills and experience that the Board, as a whole, possesses. The matrix reflects the key skills and expertise identified as necessary by Nominating and Corporate Governance Committee to ensure oversight of management’s execution of our strategy as well as the number of director nominees who possess the relevant skill or experience:

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The below reflects: (1) the tenure of our director nominees and (2) the racial/ethnic and gender diversity of our director nominees:

Set forth below is biographical information about the 10 nominees standing for election at the Meeting, including each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that such individual should serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

18	Proposals to be voted on at the meeting

Nominees for election as directors

Michael O. Johnson
Age: 68 Director Since April 2022 Chairman Since October 2022

Qualifications and Expertise Provided to the Board

Mr. Johnson has unparalleled institutional knowledge of the Company’s operations and distributor network, and experience leading the Company through multiple economic cycles and international expansion over his previous 15 years as its CEO. Mr. Johnson brings extensive global sales and marketing leadership as well as significant experience in government engagement around the world. His expertise helps the Board provide effective oversight of the Company’s business strategy.

Experience

Mr. Johnson currently serves as the Company’s Chairman and Chief Executive Officer and has held such positions since December 2022. He served as the Company’s Chairman and interim Chief Executive Officer from October 2022 to December 2022. He previously served as Chairman of the Board and held this position from May 2007 to April 2020. He also previously served as Chief Executive Officer of the Company and held such position from January 2019 to March 2020. He previously served as the Company’s Executive Chairman from June 2017 to January 2019 and as the Company’s Chief Executive Officer from April 2003 to May 2017. Prior to joining the Company, Mr. Johnson spent 17 years with The Walt Disney Company, where he served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels that include MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans, until March 2007, and on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western Colorado University.

Other Public Boards

• None

Previous Public Boards (Past Five Years)

• Herbalife Nutrition Ltd. (April 2003 – April 2020)

Dr. Richard H. Carmona
Age: 73 Independent Director Since 2013 Board Committees: Nominating and Corporate Governance Committee (Chair)

Qualifications and Expertise Provided to the Board

Dr. Carmona’s experience as the Surgeon General of the United States, as Chief of Health Innovations at a pioneering integrative wellness company, and as distinguished professor of surgery, public health, family, and community medicine are directly relevant to the Company’s business. His diverse experience strengthens the Board’s oversight of the Company’s nutritional product innovation and wellness-focused business strategy.

Experience

Dr. Carmona has served as Chief of Health Innovations of Canyon Ranch, a life-enhancement company, since August 2017. He previously served as Vice Chairman of Canyon Ranch, Chief Executive Officer of the Canyon Ranch Health division, and the President of the nonprofit Canyon Ranch Institute, from October 2006 to August 2017. Dr. Carmona is also a Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System; a professor of surgery, public

Proposals to be voted on at the meeting	19

health, and family and community medicine at the University of Arizona; and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the U.S. Army and the Army’s Special Forces.

Other Public Boards

• Director, McKesson Corporation (September 2021 – Present)

• Director, Better Therapeutics – Public October 2021 (November 2017 – Present)

Previous Public Boards (Past Five Years)

• Director, Clorox Company (February 2007 – November 2022)

• Director, Axon Enterprise Inc. (formerly Taser International) (March 2007 – May 2022)

Celine Del Genes
Age: 46 Independent Director Since 2022 Board Committees: Compensation

Qualifications and Expertise Provided to the Board

Ms. Del Genes’ over twenty years of experience in a fast growing, global consumer products company and expertise in the areas of marketing and communications is additive to the Board. Her expertise strengthens the Board’s oversight of the Company’s strategic business strategy, particularly as it pertains to branding, marketing and digital initiatives across a large number of international markets.

Experience

Ms. Del Genes has served as the Global General Manager, Specialist Sports Business Unit at Adidas AG, a multinational corporation that designs and manufactures footwear, apparel and accessories, since February 2019. From January 2017 to February 2019, Ms. Del Genes served as the Global Vice President, Concept-to-Consumer, Global Football/Soccer at Adidas, and has held various positions with Adidas and Reebok around the globe since 2001 with a focus in marketing and communications. Ms. Del Genes holds a Bachelors degree in Marketing, Marketing Management from the EDC Paris Business School.

Other Public Boards

• None

Previous Public Boards (Past Five Years)

• None

Stephan Paulo Gratziani Age: 54 New Nominee

Qualifications and Expertise Provided to the Board

Mr. Gratziani’s 31 years of experience as an Herbalife Nutrition independent distributor brings a depth of understanding of the function and specific needs of the drivers of the Company’s business to the Board. His tenure as a distributor also provides valuable institutional insight into the Company’s growth and development over the last three decades.

Experience

Mr. Gratziani has been an independent Herbalife distributor for 31 years and a member of the Company’s Chairman’s Club since 2010 and the Company’s Founder’s Circle since 2018. He has been active in training independent Herbalife distributors around the world and is a member of various strategy and planning groups for the Company, including among others, the distributor digital and brand working group.

Other Public Boards

• None

Previous Public Boards (Past Five Years)

• None

20	Proposals to be voted on at the meeting

Kevin M. Jones
Age: 54 Independent Director Since 2021 Board Committees: Compensation

Qualifications and Expertise Provided to the Board

Mr. Jones’ over 30 years of technology services executive experience in leadership positions where he led global sales and go-to-market teams and drove change and innovation, including in the areas of ESG, is valuable to the Board. His technology-focused expertise bolsters oversight of the Company’s cybersecurity and global operations, including the use of technology to drive efficiency, productivity, and connectivity.

Experience

Mr. Jones has served as President and Chief Executive Officer of Calabrio, a workforce performance software company, since January 2023. Mr. Jones served as an operating advisor at Apollo Global Management from September 2022 to January 2023. He previously served as the Chief Executive Officer of Rackspace Technology, Inc., a cloud computing company, from April 2019 to September 2022. From October 2017 to April 2019, Mr. Jones served as Chief Executive Officer of MV Transportation, Inc., a passenger transportation contracting service company. From April 2017 to October 2017, Mr. Jones served as Senior Vice President and General Manager of Americas at DXC Technology Company, a multinational end-to-end IT services and solutions company. Mr. Jones served as Senior Vice President and General Manager at Hewlett Packard Enterprise Company from August 2014 to March 2017 and as the Chief Customer and Sales Officer for Dell Services at Dell Inc. from 2011 to 2014. Before joining Dell, Mr. Jones held various leadership roles at Hewlett Packard and Electronic Data Systems. Throughout his career, Mr. Jones also worked with local and national government agencies in Asia, Australia, and United Kingdom, where he received a Commendation Award from Her Majesty’s Government. Mr. Jones holds a Bachelor’s degree from James Madison University and is a Certified Management Accountant.

Other Public Boards

• None

Previous Public Boards (Past Five Years)

• Director, Rackspace Technology, Inc. (April 2019 – September 2022)

Sophie L’Hélias
Age: 59 Independent Director Since 2021 Board Committees: Audit ESG (Chair)

Qualifications and Expertise Provided to the Board

Ms. L’Hélias’ significant knowledge of ESG, global financial markets and corporate governance helps the Board provide effective oversight of the Company’s environmental and social sustainability initiatives, as well as capital investments across the globe.

Experience

Ms. L’Hélias is the President and Founder of LeaderXXchange, an advisory firm founded in 2015 that develops solutions that integrate sustainability and diversity in strategy, leadership and investment. She is co-founder of the International Corporate Governance Network (ICGN) and served as an advisor to the UN Global Compact’s Blueprint for SDG Leadership. Ms. L’Hélias is also a non-executive director on the Board of IWG PLC, a global leader in flexible workspace, Africa50, an infrastructure development impact fund, Agence France-Locale, a community lending financial institution, and Echiquier Positive Impact Europe funds. Ms. L’Hélias is a non-executive Board member of the European Corporate Governance Institute (ECGI), a non-profit based in Brussels, a member of the HCGE, the authority charged with overseeing the implementation of French Afep-Medef corporate governance code, and a Fellow at The Conference Board ESG Center in New York. Ms. L’Hélias holds an MBA from INSEAD; a

Proposals to be voted on at the meeting	21

Master of Laws (LLM) from the University of Pennsylvania, Law School; Master of Laws from the Université Paris 1, Panthéon-Sorbonne Law School; and a law degree from the University of Saarbrucken, European Law Institute.

Other Public Boards

• Director, IWG PLC (London Stock Exchange-listed) (December 2022 – Present)

Previous Public Boards (Past Five Years)

• Director, Kering SA (Euronext Paris-listed) (April 2016 – March 2022)

Alan W. LeFevre
Lead Independent Director Age: 63 Independent Director Since 2018 Board Committees: Audit Nominating and Corporate Governance

Qualifications and Expertise Provided to the Board

Mr. LeFevre’s significant finance and operations experience as a former Chief Financial Officer of a leading public consumer products company where he spent nearly two decades, along with his CPA experience are valuable to the Board. His expertise strengthens the Board’s oversight of the Company’s financial, operational and human capital risks.

Experience

Mr. LeFevre is the former Executive Vice President – Finance and Chief Financial Officer for Jarden Corporation, a leading provider of consumer products with a portfolio of over 120 brands sold globally, a position he held from June 2014 to April 2016. Prior to Jarden, from February 1997 to June 2014, Mr. LeFevre worked for Jarden Consumer Solutions (JCS), a subsidiary of Jarden and, formerly, the Sunbeam Corporation, a manufacturer of home appliances, including from April 2002 to June 2014, as the Executive Vice President of Operations and Chief Financial Officer, where he led the Supply Chain, Manufacturing, Sourcing, Engineering, and Information Technology groups for JCS, and oversaw accounting and finance. From February 1997 to April 2002, Mr. LeFevre held positions of increasing responsibilities within the same business unit. Mr. LeFevre started his career with Arthur Andersen & Co. in 1982. Mr. LeFevre graduated with distinction from Valparaiso University with a Bachelor of Science in Business Administration degree and was a certified public accountant.

Other Public Boards

• None

Previous Public Boards (Past Five Years)

• None

22	Proposals to be voted on at the meeting

Juan Miguel Mendoza
Age: 49 Director Since 2018 Board Committees: ESG

Qualifications and Expertise Provided to the Board

Mr. Mendoza’s nearly 30 years of experience as an independent distributor of Herbalife Nutrition products bring a first-hand understanding of the function, drivers and specific needs of the Company’s business to the Board. His tenure as a distributor also provides valuable institutional insight into the Company’s growth and development over the last three decades.

Experience

Mr. Mendoza has been an independent Herbalife distributor for 30 years and a member of the Company’s Chairman’s Club since 2013. He has been active in training independent Herbalife distributors around the world and is a member of various strategy and planning groups for the Company.

Other Public Boards

•  None

Previous Public Boards (Past Five Years)

•  None

Don Mulligan
Age: 62 Independent Director Since 2021 Board Committees: Audit (Chair) Compensation

Qualifications and Expertise Provided to the Board

Mr. Mulligan’s tenure as CFO of a Fortune 200 company and experience working in Asia and Latin America is directly relevant to the Company’s growth strategy. His experience helps the Board provide effective oversight of the Company’s global expansion, talent development, financial disclosures, capital structure, risk management, investments, M&A and corporate governance.

Experience

Mr. Mulligan served as Chief Financial Officer at General Mills, a multinational manufacturer and marketer of branded consumer foods, from 2007 to 2020. Mr. Mulligan previously held executive positions with General Mills from 2001 to 2007, including Vice President, Finance for the International division; Vice President, Finance for Operations and Technology; and Vice President, Treasurer. Prior to General Mills, Mr. Mulligan served as Chief Financial Officer, International, for the Pillsbury Company from 1999 to 2001, and held various international positions with PepsiCo Inc. and YUM! Brands, Inc., including Regional CFO, Americas; Finance Director, Asia; and Finance Director, Canada, from 1987 to 1998. Mr. Mulligan started his career with GTE Corporation in 1985. Mr. Mulligan earned his Bachelor of Arts from Duke University and his MBA from University of Michigan Graduate School of Business.

Other Public Boards

• Director, Energizer Holdings, Inc. (April 2021 – Present)

• Director, Tennant Company (2009 – Present)

Previous Public Boards (Past Five Years)

• None

Proposals to be voted on at the meeting	23

Maria Otero
Age: 72 Independent Director Since 2013 Board Committees: Compensation (Chair), Nominating and Corporate Governance ESG

Qualifications and Expertise Provided to the Board

Ms. Otero’s extensive leadership experience in government and global microfinance, including as the first Latina Undersecretary of the U.S. State Department, provides the Board with valuable public affairs, regulatory and financial expertise. Her experience strengthens the Board’s oversight of the Company’s global investment and expansion strategy, as well as regulatory risks.

Experience

Ms. Otero currently serves on the board of Development Alternatives Inc. The first Latina undersecretary in the U.S. Department of State’s history, Ms. Otero served as Undersecretary of State for Democracy and Global Affairs and Undersecretary for Civilian Security, Democracy, and Human Rights under President Obama. During her time at the U.S. Department of State, Undersecretary Otero also served as the President’s Special Coordinator for Tibetan Issues. Prior to serving the government, from 2000 to 2009 Ms. Otero served as President and CEO of Accion International, a global microfinance organization operating in 26 countries. At Accion International, Ms. Otero chaired the board of Accion Investments, a global equity investment fund and represented Accion on the board of several microfinance banks. She was appointed by President Clinton to chair the board of the Inter-American Foundation and by President Bush to serve as vice-chair on the board of the U.S. Institute of Peace. In 2006, she was appointed by Secretary General Kofi Annan to the U.N. Advisors Group on Inclusive Financial Sectors. Ms. Otero has served on the boards of: Development Alternatives Inc. from 2014, the Kresge Foundation since 2013, the Public Welfare Foundation from 2013 to 2021, Oxfam America from 2014 to 2020, and the Smithsonian Institution National Portrait Gallery since 2016, and is a member of the Council of Foreign Relations. In December 2020 she was named to the Board of Trustees of American University. She also chaired the board of Bread for the World, and served on the boards of the Calvert Foundation and BRAC in Bangladesh. Ms. Otero also worked as an economist for Latin America and the Caribbean in the Women in Development Office of USAID. Ms. Otero holds an M.A. in literature from the University of Maryland; an M.A. in International Relations from the Paul H. Nitze School of Advanced International Studies (SAIS) at Johns Hopkins University; and holds an honorary Doctorate of Humane Letters from Dartmouth College.

Other Public Boards

• None

Previous Public Boards (Past Five Years)

• None

24	Proposals to be voted on at the meeting

Proposal 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers

As required by Section 14A of the Exchange Act, the Company is seeking an advisory shareholder vote on the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in this Proxy Statement.

Our executive compensation program is designed to pay for performance and to attract and retain an accomplished executive team to lead the Company’s global growth and success. The executive compensation program places strong emphasis on actions that create long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that rewards executives with the ability to participate in our share price appreciation and to share equally in potential downside if share value creation is not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are incentivized to operate our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which encourage our executives to achieve annual financial goals.

At our 2022 annual general meeting of shareholders, our shareholders expressed continued support of our executive compensation program, with approximately 87.8% of votes cast in favor of the advisory vote proposal.1 When designing our 2022 executive compensation program, the Compensation Committee of the Board of Directors, or the Committee, considered, among other things, the Company’s overall financial performance and growth, particular financial and non-financial objectives, benchmarking against market practices, incentives that reward shareholder value creation, and any shareholder feedback.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our executives to deliver financial results, with the appropriate level of risk-taking, against performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value.

Additional information regarding the Company’s compensation program applicable to the named executive officers is described in Part 4 — “Compensation discussion and analysis” and the related tables and narrative disclosure. For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, in the proxy statement.”

While the shareholder vote on the resolution is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. The Board will consider the outcome of the vote and those opinions when making future compensation decisions. The next shareholder advisory vote on the Company’s executive compensation is expected to occur at the 2024 annual general meeting of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

1 The support of our executive compensation program was approximately 76.4% if “abstention” votes are considered votes.

Proposals to be voted on at the meeting	25

Proposal 3: Advise as to the frequency of shareholder advisory votes on compensation of the Company’s named executive officers

In proposal 2 above, we are asking shareholders to vote on an advisory resolution on executive compensation. As part of the Board of Director’s commitment to excellence and pursuant to Section 14A of the Exchange Act, in this proposal 3 the Company is asking shareholders to vote on whether future advisory votes on executive compensation should occur every 1, 2 or 3 years.

After careful consideration, the Board has determined that continuing to hold an advisory vote on executive compensation every year is the most appropriate policy for the Company, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that compensation disclosures are made annually. Continuing to hold an annual advisory vote on executive compensation would continue the established practice of shareholders providing the Company with more direct and immediate feedback on those compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation by the time of the following year’s annual general meeting of shareholders.

Please mark on the proxy card your preference as to the frequency of holding “Say-on-Pay” shareholder advisory votes as either every 1 year, every 2 years, or every 3 years or mark “abstain.” You are not voting to approve or disapprove the Board of Directors’ recommendation on this item.

While the result of this advisory vote on the frequency of the vote on executive compensation is non-binding, the Board of Directors values the opinions that shareholders express in their votes and in any additional dialogue. The Board will consider the outcome of the vote and those opinions when deciding how frequently to conduct the vote on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR “1 YEAR” AS TO THE FREQUENCY OF SHAREHOLDER ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION.

26	Proposals to be voted on at the meeting

Proposal 4: Approve, as a special resolution, the name change of the Company from “Herbalife Nutrition Ltd.” to “Herbalife Ltd.”

The Company’s Board of Directors is recommending to shareholders to pass the following resolution:

“It is resolved, that, as a special resolution, the name of the Company is changed from “Herbalife Nutrition Ltd.” to “Herbalife Ltd.”

If this proposal is approved by the shareholders, the name change will be effective as of the date of the Meeting, or April 26, 2023. Subsequent to the name change, the Company will not change its trading symbol on the NYSE and the Common Shares will continue to trade on the NYSE.

The Board of Directors determined that, with the Company’s global reach and the growing field of health and wellness innovation, it would be in the Company’s best interest to change the Company’s name from “Herbalife Nutrition” to “Herbalife” to better align the name with the Company’s expanding business strategy and operation to reach beyond nutritional categories of weight management, targeted nutrition, and energy, sports and fitness products. The Board of Directors, together with management, believes that the proposed name change would allow the Company to better represent our business strategy to distributors, customers, business partners, and the investment community to be the premier health and wellness company and community.

Under the Articles and Cayman Islands Law, the affirmative vote of not less than 66.67% of the Common Shares present or represented by proxy and entitled to vote, and which do vote, must approve a change to the Company’s name.

The change of name will not affect in any way the validity or transferability of share certificates outstanding at the time of the name change, our capital structure or the trading of the Common Shares on the NYSE.

Following the date of the Meeting, shareholders should continue to hold their existing share certificates regardless of whether the shareholders approve this proposal 4 to change the Company’s name. Shareholders should not destroy any share certificates and should not deliver any share certificates to the transfer agent or take any other action with respect to their Common Shares solely as a result of this proposal. If the name change is approved by shareholders at the Meeting, uncertificated shares currently held in direct registration accounts and any new share certificates that are issued after the name change becomes effective will bear the name “HERBALIFE LTD.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO CHANGE THE NAME OF THE COMPANY FROM “HERBALIFE NUTRITION LTD.” TO “HERBALIFE LTD.”

Proposals to be voted on at the meeting	27

Proposal 5: Approve the Company’s 2023 Stock Incentive Plan

On February 7, 2023, the Board of Directors approved and recommended for submission to the shareholders for their adoption the Herbalife Nutrition Ltd. 2023 Stock Incentive Plan, or the 2023 Plan. The majority of shares represented in person or by proxy and entitled to vote and which do vote is required for adoption.

The Board believes that the adoption of the 2023 Plan is desirable because it will promote and closely align the interests of employees, directors and consultants of the Company and its shareholders by providing the ability for the Company to award stock-based compensation and other performance-based compensation. The Board believes the 2023 Plan promotes the Company’s ability to drive performance, which the Board believes enhances long-term shareholder value; increases employee stock ownership; and enables the Company to attract and retain outstanding employees, directors and consultants.

If the 2023 Plan is approved by our shareholders, it will become effective on April 26, 2023 (the “Effective Date”), and no further awards will be granted under the Herbalife Ltd. 2014 Stock Incentive Plan (the “2014 Plan”) after the Effective Date.

A maximum of 8,500,000 Common Shares plus (i) any Common Shares that remained available for issuance under the Company’s 2014 Plan as of the Effective Date and (ii) any Common Shares subject to outstanding awards under the 2014 Plan as of the Effective Date that after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), subject to adjustments as described below, will be available for grants of awards under the 2023 Plan. As of December 31, 2022, the number of Common Shares that remained available for issuance under the 2014 Plan was approximately 2.6 million and the number of Common Shares subject to outstanding awards was approximately 4.6 million. As of December 31, 2022, the maximum potential dilution from the approximately 11.1 million shares available under the 2023 Plan would not have exceeded 10.6% of fully diluted Common Shares then outstanding. However, taking into account the fungible share counting formula described below, if all of the awards under the 2023 Plan were granted as full value awards (rather than options or SARs), the number of shares subject to such full value awards would only be approximately 6.0 million shares representing approximately 5.7% of fully diluted Common Shares outstanding as of December 31, 2022. The Board believes that the number of Common Shares available under the 2023 Plan represents a reasonable amount of potential equity dilution in light of the purposes of the 2023 Plan as described above. Taking into account the Company’s historic and anticipated mix of equity awards, it is anticipated that the shares available under the 2023 Plan will meet the Company’s needs for up to two years, depending on the Company’s stock price performance over the period. Assuming the Company’s shareholders approve the 2023 Plan at the Meeting, the Company will file a Registration Statement on Form S-8 to register the Common Shares available for issuance under the 2023 Plan under the Securities Act of 1933, as amended.

The following summary of the 2023 Plan is qualified in its entirety by reference to the complete text of the 2023 Plan as set forth in Appendix A to this Proxy Statement. You should read the complete text of the 2023 Plan for more details regarding the operation of the 2023 Plan.

Information Regarding Grants Made under 2014 Plan

Common Share Price. As of February 24, 2023, the closing price of a Common Share on the NYSE was $19.48.

Information on Outstanding Equity Awards; Overhang. Overhang is equal to the number of equity awards outstanding plus the total number of Common Shares available for grant under the Company’s equity plan, divided by the sum of the total Common Shares outstanding, the number of equity awards outstanding and the total number of shares available for grant under the Company’s equity plan. Our overhang as of December 31, 2022 was 9.4%.

Information regarding awards outstanding as of December 31, 2022 under the 2014 Plan is summarized in the following table:

Award	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Term

Stock Options & SARs	3,074,170	$24.21	4.6 years

Full Value Awards(1)	4,716,237	Not applicable	Not applicable

Total Overhang	9.4%	—	—

(1)	Full-value awards are awards other than stock options and SARs. These include RSUs and PSUs. PSUs are included assuming the maximum level of performance.

28	Proposals to be voted on at the meeting

Burn Rate. One means of evaluating the long-term dilution from equity compensation plans is to monitor the number of equity awards granted annually, commonly referred to as “burn rate.” As shown in the following table, the Company’s three-year average annual burn rate has been 2.12%.

Year	SAR Options Granted	Full-Value Awards Granted(1)	Total Granted	Weighted Average Number of Common Shares Outstanding	Burn Rates

2022	783,699	2,963,243	3,746,942	99,549,122	3.76%

2021	0	1,313,183	1,313,183	108,254,628	1.21%

2020	0	1,814,979	1,814,979	131,531,285	1.38%

Three-year average					2.12%

(1)	Full Value awards are awards other than stock options and SARS. These include RSUs and PSUs. PSUs are included assuming the target level of performance.

Key Features of the 2023 Plan

•	Limitation on shares requested. The maximum number of Common Shares available for grant under the 2023 Plan is 8,500,000 Common Shares, plus any Common Shares that remained available for issuance as of the Effective Date under, or were subject to, outstanding awards under the 2014 Plan as of the Effective Date, that after such date are canceled, expired, forfeited or otherwise not issued under the 2014 Plan or settled in cash, in each case adjusted as described in the 2023 Plan.

•	Limitation on term of stock option and SAR grants. The term of each stock option or SAR will not exceed ten years.

•	Fungible share counting formula. Common Shares issued pursuant to stock options and SARs will count against the number of Common Shares available for issuance under the 2023 Plan on a one-for-one basis, whereas each Common Share issued pursuant to all other awards will count against the number of Common Shares available for issuance under the 2023 Plan as 1.85 shares. Accordingly, Common Shares issued pursuant to all awards (other than stock options or SARs) will lower the potential dilutive effect on the overall Common Shares available for grant under the 2023 Plan.

•	Limitation on share recycling. Common Shares surrendered for the payment of the exercise price of stock options or SARs, Common Shares subject to SARs not issued upon net settlement of such awards, Common Shares withheld by the Company to pay withholding taxes related to awards, and Common Shares repurchased on the open market with the cash proceeds of an option exercise, may not again be made available for issuance under the 2023 Plan.

•	No repricing or grant of discounted stock options or SARs. Under the 2023 Plan, other than in connection with a change in the Company’s capitalization, the Company will not, without shareholder approval, reduce the exercise price of a stock option or SAR and, at any time when the exercise price of a stock option or SAR is above the fair market value of a Common Share, the Company will not, without shareholder approval (except in the case of a change in control), exchange such stock option or SAR for a new award or for cash. The 2023 Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of a Common Share on the date of grant.

•	No evergreen provision. There is no “evergreen” feature that permits any increase in the number of Common Shares authorized for issuance under the 2023 Plan without shareholder approval.

•	Minimum Vesting Requirement. All awards granted under the 2023 Plan are subject to a minimum vesting requirement such that no portion of any such award will be permitted to vest until at least one year after the date of grant thereof, except in the event of death or disability of the participant or in connection with a change in control; provided that up to 5% of the aggregate number of Common Shares authorized for issuance under the 2023 Plan may be issued pursuant to awards subject to any, or no, vesting conditions as our Compensation Committee deems appropriate, and awards to non-employee directors my vest in less than one year and not count against the 5% pool.

•	Non-Employee Director Limits. The aggregate number of Common Shares subject to awards granted under the 2023 Plan during any calendar year to any one non-employee director will not exceed that number of Common Shares having a fair market value on the date of grant of $375,000; provided, however, that in the calendar year in which a non-employee director first joins the Board of Directors or is first designated as Chairman of the Board or Lead Director, the maximum number of shares subject to Awards granted to such non-employee director may be up to two hundred percent (200%) of the number of Common Shares indicated by the foregoing limit.

Proposals to be voted on at the meeting	29

Description of the 2023 Plan

The material features of the 2023 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the proposed 2023 Plan, a copy of which is attached as Appendix A to this Proxy Statement. You should read the complete text of the proposed 2023 Plan for more details regarding its operation.

Eligibility. Our members of the Board, employees (including executive officers) and consultants, and the employees and consultants of our subsidiaries, are eligible to participate in the 2023 Plan. As of February 24, 2023, we had 9 non-employee directors, approximately 10,000 employees and 1 consultant that were eligible to participate in the 2023 Plan. As a matter of practice, we limit plan participation among our employees to those who are director-level and above, and dramatically limit the participation of consultants.

Administration. The 2023 Plan is administered by the Compensation Committee or such other committee as designated by the Board, or the Committee. The Committee may grant awards to eligible persons and, to the extent permitted by applicable law, may delegate to (i) one or more subcommittees consisting of one or more directors and/or officers of the Company any of the authority of the Committee under the 2023 Plan or (ii) one or more officers, the right to grant awards in accordance with the terms of the 2023 Plan. The Committee may further designate or delegate to one or more additional officers or employees of the Company or any subsidiary, and/or to one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the 2023 Plan and/or of the awards granted under the 2023 Plan. The Committee has broad authority, as stated in the 2023 Plan, to interpret and administer the 2023 Plan and related agreements and documents and to take various other actions with respect thereto.

Common shares available under the 2023 Plan

Subject to adjustment as provided for in the 2023 Plan, the number of Common Shares subject to grants under the 2023 Plan will not exceed in the aggregate:

•	8,500,000 Common Shares,

•	any Common Shares that remained available for issuance under the 2014 Plan as of the Effective Date, and

•	any Common Shares that were subject to outstanding awards under the 2014 Plan as of the Effective Date that are subsequently canceled, expired, forfeited or otherwise not issued under the 2014 Plan or are settled in cash (such Common Shares to be added to the number of Common Shares issuable under the 2023 Plan as one Common Share if such Common Shares were subject to stock options or SARs under the 2014 Plan and as 1.85 Common Shares if such Common Shares were subject to awards other than options or SARs under the 2014 Plan).

These share authorizations are affected by various provisions in the 2023 Plan, as discussed below under “Share counting” and “Other provisions — Adjustments.” The Common Shares issued pursuant to awards granted under the 2023 Plan may be authorized and unissued Common Shares or Common Shares that were reacquired by the Company, including Common Shares purchased in the open market, or a combination of the foregoing.

Share counting

Under the 2023 Plan, each Common Share that is subject to a stock option or SAR counts against the aggregate Plan limit as one Common Share, and each Common Share that is subject to an award other than a stock option or SAR under the 2023 Plan counts against the aggregate 2023 Plan limit as 1.85 Common Shares. Accordingly, under the 2023 Plan, while stock options or SARs could potentially be granted with respect to approximately 11.1 million shares, only approximately 6.0 million shares could be subject to full value awards granted under the 2023 Plan as a result of this share counting formula. For each Common Share subject to an award that is cancelled, forfeited, expires or is settled for cash (in whole or in part) under the 2023 Plan, one Common Share will be added back to the aggregate 2023 Plan limit for such Common Shares subject to a stock option or SAR, and 1.85 Common Shares will be added back to the aggregate 2023 Plan limit for such Common Shares subject to an award other than a stock option or SAR. The number of Common Shares available for grant under the 2023 Plan will not be increased by the following:

•	any Common Shares tendered by a participant or withheld by the Company in full or partial payment of the exercise price of stock options or the full or partial satisfaction of a tax withholding obligation on any award under either the 2023 Plan or the 2014 Plan;

•	any Common Shares subject to a SAR granted under either the 2023 Plan or the 2014 Plan that is not issued when the SAR is exercised and settled in Common Shares; and

•	any Common Shares repurchased by the Company on the open market using cash proceeds from the exercise of stock options granted either under the 2023 Plan or the 2014 Plan.

Common Shares issued as substitution awards (as defined in the 2023 Plan) in connection with any merger with or acquisition of a company will not decrease the number of Common Shares available for grant under the 2023 Plan, but Common Shares subject to substitution awards will not be available for further awards under the 2023 Plan if the substitution awards are forfeited, expire or settled in cash.

30	Proposals to be voted on at the meeting

Repricing prohibited

Under the 2023 Plan, other than in connection with a change in the Company’s capitalization, the Company will not, without shareholder approval, reduce the exercise price of a stock option or SAR and, at any time when the exercise price of a stock option or SAR is above the fair market value of a Common Share, the Company will not, without shareholder approval (except in the case of a change in control), exchange such stock option or SAR for a new award or for cash. However, the foregoing provision does not apply in connection with an adjustment involving a corporate transaction or event as provided in the 2023 Plan.

Types of awards authorized under the 2023 Plan

Stock options and stock appreciation rights. The Committee may award stock options, in the form of nonqualified stock options or incentive stock options, or SARs, each with a maximum term of ten years. The Committee will establish the vesting schedule for stock options and SARs and the method of payment for the exercise price, which may include cash, Common Shares, or other awards.

Restricted stock and stock units. The Committee may award restricted stock and restricted stock units and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends or dividend equivalents. Generally, the Committee will establish the manner and timing under which restrictions may lapse. The Committee may decide to include dividends or dividend equivalents as part of an award of restricted stock or stock units and may accrue dividends or dividend equivalents, as applicable, with or without interest, until the award is paid. However, in no event will dividends or dividend equivalents be paid with respect to unvested or unearned restricted stock or stock unit awards.

Incentive bonuses. The Committee may establish performance criteria and level of achievement versus these criteria that shall determine the amount payable under an incentive bonus. Payment of the amount due under an incentive bonus may be denominated in cash or shares as determined by the Committee. Performance criteria mean any measures, as determined by the Committee, which may be used to measure the level of performance of the Company or a participant during a performance period.

Performance criteria

The Committee may determine that awards under the 2023 Plan will be subject to performance-based vesting criteria. The performance criteria will be one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue (including adjusted revenue, Volume Points, net sales and analogous financial measures), (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer service or (xxi) any other measures of performance as the Committee, in its discretion, deems appropriate. The Committee may provide that any evaluation of performance under a performance criteria shall include or exclude any of the following events that occurs during the applicable performance period: (a) the effects of charges for restructurings or discontinued operations, (b) items of gain, loss or expense determined to be infrequently occurring or related to the disposal of a segment of a business or related to a change in accounting principle, (c) the cumulative effect of accounting change, (d) asset write-downs, (e) litigation, claims, judgments, settlements or loss contingencies, (f) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (g) accruals for reorganization and restructuring programs and (h) accruals of any amounts for payment under the 2023 Plan or any other compensation arrangement maintained by the Company.

Other provisions

Limitations on transfer. Awards are not transferable other than by will or the laws of descent and distribution unless determined otherwise by the Committee. Awards may not be pledged or otherwise encumbered.

Amendments. The Board may alter, amend, suspend or terminate the 2023 Plan from time to time subject to approval by the Company’s shareholders if required by applicable law, including the rules and regulations of the NYSE. The Committee may waive conditions or amend the term of awards, or otherwise amend or suspend awards already granted subject to certain conditions.

Proposals to be voted on at the meeting	31

Adjustments. In the event of certain corporate transaction or events affecting the number or type of outstanding Common Shares, including, for example, a dividend or other distribution (whether in cash, shares or stock), recapitalization, stock or share split, reverse stock or share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate. These adjustments include changing the number and type of shares to be issued under the 2023 Plan and outstanding awards; changing the per-participant limitations on awards and the grant, purchase or exercise price of outstanding awards; and changing the limitations on the total amount of restricted stock, stock units, performance awards or other share- or stock-based award that may be granted. The Committee may also make adjustments in the terms of awards in connection with certain acquisitions, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of infrequently occurring events affecting the Company or its financial statements or of changes in applicable laws, regulations, or accounting principles.

Unless otherwise expressly provided for in an award agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a change in control, the following will occur upon a participant’s involuntary termination of employment within twenty-four months following a change in control, provided that such termination does not result from the participant’s termination for disability, cause or gross misconduct: (i) in the case of a stock option or SAR, the participant will have the ability to exercise such stock option or SAR, including any portion of the stock option or SAR not previously exercisable, and the stock option or SAR will remain exercisable for a period of three years following such termination, but in no event after the expiration of such stock option or SAR, (ii) in the case of an award subject to performance conditions in accordance with the 2023 Plan, the participant will have the right to receive a payment based on performance through a date determined by the Committee prior to the change in control (unless such performance cannot be determined, in which case the participant will have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding restricted stock and/or stock units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award will immediately lapse.

In the event of a change in control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards upon the change in control, immediately prior to the change in control, all awards that are not assumed or continued will be treated as follows effective immediately prior to the change in control: (i) in the case of a stock option or SAR, the participant will have the ability to exercise such stock option or SAR, including any portion of the stock option or SAR not previously exercisable (provided, that any stock option or SAR for which the exercise price is less than the consideration per Common Share payable to shareholders of the Company in such change in control may be cancelled upon the consummation of the change performance conditions in accordance with the 2023 Plan, the participant will have the right to receive a payment based on performance through a date determined by the Committee prior to the change in control (unless such performance cannot be determined, in which case the participant will have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding restricted stock and/or stock units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such award will immediately lapse.

Federal income tax consequences

This general discussion of the U.S. federal income tax consequences of stock options and other awards that may be awarded under the 2023 Plan is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2023 Plan. Different tax rules may apply to specific participants and transactions under the 2023 Plan, particularly in jurisdictions outside the United States. In addition, this discussion does not address other federal or state tax issues that may be implicated by awards that may be granted under the 2023 Plan.

SARs. No taxable income is recognized upon receipt of SARs. The participant will recognize ordinary income in the year in which the SAR is exercised, in an amount equal to the excess of the fair market value of the underlying Common Shares on the exercise date over the exercise price of the SAR, and the participant will be required to satisfy the tax withholding requirements applicable to such income. The Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the SAR.

Incentive Stock Options. A participant will have no taxable income upon the grant or exercise of an incentive stock option, except that the alternative minimum tax may apply. Unless there is a disqualifying disposition, as described below, the participant will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased Common Shares over (ii) the exercise price paid for the Common Shares. A disqualifying disposition occurs if the disposition is less than two years after the date of grant or less than one year after the exercise date. If there is a disqualifying disposition of the Common

32	Proposals to be voted on at the meeting

Shares, then the excess of (a) the fair market value of those Common Shares on the exercise date or (if less) the amount realized upon such sale or disposition over (b) the exercise price paid for the Common Shares will be taxable as ordinary income to the participant. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.

If the participant makes a disqualifying disposition of the purchased Common Shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount or ordinary income recognized by the participant as a result of the disposition. The Company will not be entitled to any income tax deduction if the participant makes a qualifying disposition of the Common Shares.

Nonqualified Stock Options. No taxable income is recognized by the participant upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, a participant generally must recognize ordinary income equal to the fair market value of the Common Shares acquired minus the exercise price. The Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to the exercised nonqualified stock option.

Restricted Stock. A participant who receives a restricted stock award will not recognize any taxable income at the time those Common Shares are issued but will recognize ordinary income as and when those Common Shares subsequently vest, in an amount equal to the excess of (i) the fair market value of the Common Shares on the vesting date over (ii) the cash consideration (if any) paid for the Common Shares. The participant may, however, elect under Section 83(b) of the Internal Revenue Code, or the Code, to include as ordinary income in the year the unvested Common Shares are issued an amount equal to the excess of (a) the fair market value of those Common Shares on the issue date over (b) the cash consideration (if any) paid for such Common Shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the shares subsequently vest. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to the restricted stock award at the time such ordinary income is recognized by the participant.

RSUs and Other Incentive Awards. No taxable income is recognized upon receipt of RSUs and other incentive awards. The participant will recognize ordinary income in the year in which the Common Shares subject to the award are actually issued or in the year in which the award is settled in cash. The amount of that income will be equal to the fair market value of the Common Shares on the date of issuance or the amount of cash paid in settlement of the award, and the participant will be required to satisfy the tax withholding requirements applicable to the income. The Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the Common Shares are issued or the cash amount is paid.

Deductibility of Executive Compensation. Section 162(m) of the Code generally limits the Company’s ability to obtain tax deductions for compensation (including under the 2023 Plan) in excess of $1.0 million in any taxable year paid to certain “covered employees.” Covered employees will generally include any executive officer whose compensation was required to be disclosed in the Company’s annual proxy statement for any fiscal year after 2016.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE HERBALIFE NUTRITION LTD. 2023 STOCK INCENTIVE PLAN.

Proposals to be voted on at the meeting	33

Proposal 6: Ratification, on an advisory basis, of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Services provided to the Company and its subsidiaries by PwC in fiscal years 2022 and 2021 are described below under “Fees to independent registered public accounting firm for fiscal years 2022 and 2021.” Additional information regarding the Audit Committee is set forth in the “Audit Committee Report.”

The Articles do not require that our shareholders ratify the selection of PwC as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC, but may, nonetheless, retain PwC as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to attend the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Committee Report

The Audit Committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent registered public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PwC, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and issuing an opinion thereon. In this context, the Audit Committee met regularly and held discussions with management and PwC. Management represented to the Audit Committee that the consolidated financial statements for fiscal year 2022 were prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committee hereby reports as follows:

•	The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2022 and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The Audit Committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB and the SEC.

•	PwC also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm’s independence. The Audit Committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the SEC. The Audit Committee also selected PwC to serve as our independent registered public accounting firm for the year ending December 31, 2023.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Don Mulligan (Chair)

Sophie L’Hélias

Alan W. LeFevre

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Fees to independent registered public accounting firm for fiscal years 2022 and 2021

The following fees were for services provided by PwC:

	2022	2021

Audit fees(1)	$8,305,000	$7,645,000

Audit-related fees(2)	$70,000	$80,000

Tax fees(3)	$1,994,000	$2,274,000

Total	$10,369,000	$9,999,000

(1)	Audit fees for 2022 and 2021 consist of fees for professional services rendered for the audit of the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2022 and December 31, 2021, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and comfort letters.

(2)	Audit-related fees consist of assurance and related services that were reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and which are not reported under “Audit fees.”

(3)	Tax fees were for tax compliance and tax guidance.

Pre-approval policy

The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services which the Company’s independent registered public accounting firm have historically provided. Pursuant to those policies and procedures, the Company’s independent registered public accounting firm cannot be engaged to provide the Company any audit or non-audit services to the Company unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. All fees and services described in the table above were pre-approved pursuant to this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION, ON AN ADVISORY BASIS, OF THE APPOINTMENT OF PwC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2023.

Proposals to be voted on at the meeting	35

Part 4	Executive compensation

Compensation discussion and analysis

This section explains the Company’s 2022 executive compensation program as it relates to our named executive officers, or NEOs:

Michael O. Johnson	Chairman and Chief Executive Officer(1)

Alexander Amezquita	Chief Financial Officer

Mark Schissel	Chief Operating Officer

Henry Wang	Executive Vice President, General Counsel and Corporate Secretary

Frank Lamberti	Regional President, the Americas(2)

John DeSimone	Chief Strategic Officer(3)

Robert Levy	Executive Vice President, Worldwide Distributor Affairs(3)

John O. Agwunobi	Former Chairman and Chief Executive Officer(4)

(1)	Effective October 27, 2022, Michael O. Johnson became the Company’s Chairman and interim Chief Executive Officer. Effective December 21, 2022, the “interim” designation was removed and Mr. Johnson became the Company’s Chairman and Chief Executive Officer.

(2)	Effective July 29, 2022, Frank Lamberti became the Company’s Regional President of the Americas and an executive officer. Prior to July 29, 2022, Mr. Lamberti served as the Company’s Executive Vice President, Distributor and Customer Experience and Chief of Staff.

(3)	Effective July 29, 2022, John DeSimone transitioned from his role as the Company’s President to Executive Vice Chairman and was no longer considered an executive officer of the Company at such time. Effective February 16, 2023, Mr. DeSimone became the Chief Strategic Officer, a non-executive officer role. Additionally, effective February 9, 2022, Mr. Levy, who was serving as the Executive Vice President, Worldwide Distributor Affairs and Latin America at the time, was no longer considered an executive officer of the Company. Messrs. DeSimone and Levy are included as NEOs for 2022 pursuant to SEC’s Regulation S-K Item 402(a)(3)(iv) because their respective compensation would have been disclosed pursuant to Regulation S-K Item 402(a)(3)(iii) but for the fact that they were not serving as an executive officer as of December 31, 2022.

(4)	Effective October 27, 2022, the Board decided to change the leadership of the Company, resulting in Dr. John Agwunobi departing as the Company’s Chairman and Chief Executive Officer.

36	Executive compensation

Executive summary

Our Executive Compensation Structure

The following table generally summarizes the key elements of our executive compensation program in 2022:

Base Salary	Short-Term Incentives	Long-Term Equity-Based Incentives
Fixed cash compensation for NEOs which is reflective of job scope and responsibilities, demonstrated sustained performance, capabilities and experience.

Annual cash incentive designed to reward NEOs for achievement of challenging annual financial targets for the prior year.

For 2022, performance was evaluated against preset goals for the following financial metrics:

•  Operating Income (60%)

•  Volume Points (40%)

Long-Term equity incentives intended to align executives’ interests with those of long-term shareholders, motivate and reward strategic planning and future growth, and retention of successful NEOs.

Strategic accomplishments

The Company achieved the following key strategic accomplishments in 2022 that provided significant support for the Company’s continued success. These include:

•	developed and launched new products to help Herbalife Nutrition Members sell more to existing customers and attract new customers, with just under 400 new SKUs launched in 2022;

•	acquired intellectual properties and assets to launch new vegan product line in current fiscal year;
•	completed phase one of our global transformation program, and achieved advanced progress on phase two which further aligned the Company to provide world-class service to our distributors and their customers with greater efficiency;

•	completed the offering of new convertible notes and used proceeds to pay down existing convertible debt that was maturing in 2024;

•	continued to support and expand the global roll-out of daily consumption-based sales and marketing activities, such as Nutrition Clubs; and

•	leveraged customer transaction data in order to power our Members with valuable insights about their organizations and customers.

Executive compensation	37

Compensation program that aligns pay and performance

Our executive compensation program is designed to pay for performance and to attract and retain an accomplished executive team to lead the Company’s global success selling nutrition products. The compensation program places strong emphasis on actions that create long-term sustainable growth and enhanced value for our shareholders through an annual equity grant program that rewards executives with the ability to participate in our share price appreciation and to share equally in potential downside if shareholder value creation is not achieved. By encouraging long-term performance and enhanced shareholder value, our executives are incentivized to operate our business with integrity, focusing on fostering strategic growth while being mindful to mitigate against risk. In addition to emphasizing long-term growth, our compensation program attracts talented executives by offering a competitive base salary and annual cash incentives, which encourage our executives to achieve annual financial goals. The Committee has the responsibility for establishing, developing and implementing these programs while ensuring against excessive level of risk-taking by the Company’s executives.

The direct compensation of our NEOs in 2022 consisted of base salary, annual cash incentives, and grants of equity in the form of performance share units, or PSUs, and time-

vesting restricted share units, or RSUs, and, in the case of Mr. Johnson in December 2022, stock appreciation rights, or SARs. To create and reinforce a “pay for performance” philosophy and culture and increase alignment with the expectations of investors in the Company, the annual cash incentives and equity components comprise the vast majority of the total compensation of our NEOs. In setting target total compensation, the Committee annually reviews and assesses the total compensation opportunity for each NEO primarily against that of comparable executives within the list of comparator companies selected by the Committee to serve as a market benchmark, along with other comparative factors such as scope and responsibilities of a given executive role. Although there is no targeted mix of compensation elements, the proportion of compensation designed to be delivered in variable versus fixed pay increases with the ability of the executive to influence overall Company performance.

For 2022, the percentage of targeted direct compensation provided in the form of annual and long-term incentives tied to the Company’s performance was between 79% to 100% for our NEOs who were executive officers as of December 31, 2022. As reflected under the “2022 summary compensation table”, actual compensation paid provided in the form of such incentives was between 77% to 100% of total compensation for NEOs who were executive officers as of December 31, 2022.*

Targeted Direct Compensation*

Actual Direct Compensation*

*	Percentages may not total 100% due to rounding. Compensation for Dr. Agwunobi and Messrs. DeSimone and Levy, who were no longer serving as executive officers as of December 31, 2022, are not included. Mr. Johnson, the Company’s Chairman and CEO, receives a base salary of $1.

38	Executive compensation

Other than Mr. Johnson, who became an executive officer in October 2022 and received separate equity grants as described below, annual grants made in February 2022 to our NEOs pursuant to our long-term incentive program generally consisted of PSUs (~75% of equity value) and RSUs (~25% of equity value). With this allocation of equity awards, the Company’s executive compensation program retained its most effective feature, its direct emphasis on multi-year performance. This aligns executive pay with the Company’s sustained performance over several years, while also aligning the interests of NEOs with our shareholders through share ownership. In addition to such annual grants, in consideration of executive retention, the Company granted additional RSUs to Messrs. Amezquita, Lamberti, Levy, Schissel and Wang in December 2022, which will vest 100% two years from grant date.

During periods of stable macroeconomic trends when the Company provides financial guidance, the use of PSUs for the annual grants in 2022 accomplish the following goals:

•	increase alignment of equity compensation with shareholder value;

•	reward management for accelerating the Company’s growth;

•	align executives with long-term interests of all stakeholders through share ownership (provided the PSUs are earned);

•	broaden performance focus and accountability of our NEOs; and

•	require sustained operating performance for PSUs to be earned.

In October 2022, Mr. Johnson returned as the Company’s Chairman and interim Chief Executive Officer, and in December 2022, the “interim” designation was removed and Mr. Johnson became the Company’s Chairman and Chief Executive Officer. In connection with completion of his employment agreement as the Company’s Chairman and Chief Executive Officer on December 22, 2022, Mr. Johnson received $1.00 in annual salary and an equity award having a grant date fair value equal to $10,000,000, of which 50% was granted in the form of RSUs and 50% was granted in the form of SARs.

In 2023, the Committee determined to eliminate PSUs entirely from the design of our long-term executive incentive program for 2023, in line with Mr. Johnson’s December 2022 equity grants. In 2023, grants to executives pursuant to our long-term incentive program are expected to consist of SARs (75%) and time-vesting RSUs (25%), each of which will vest in three equal annual tranches on the grant date anniversary. The Committee made this change in response to the rapidly shifting macroeconomic sentiment and backdrop, as well as increased volatility in the marketplace, including global inflationary pressures and other macroeconomic factors, which make it difficult to reasonably estimate future performance and set PSU performance targets. As a result, to align the executives’ incentives with the interests of shareholders, the performance will be measured through the appreciation of share price over multiple years through this equity mix.

Executive compensation	39

Additionally, our executive compensation program includes the following practices and policies, which we believe reinforce our executive compensation philosophy and objectives that are aligned with the interests of our shareholders:

Things we do	Things we don’t do

Our executive compensation program is simple in design and follows guidelines that have repeatedly proven effective in creating a “pay for performance” culture and a keen focus on profitability, as well as retaining key executives. These guidelines include:

☑  linking a significant majority of the incentive opportunity available to our NEOs to long-term growth in stakeholder value;

☑  designing annual incentive awards that are aligned with the share value appreciation;

☑  imposing caps on awards payable to each NEO under our annual incentive plan;

☑  annually reviewing current public data regarding the Herbalife Nutrition Peer Group when compensation decisions are made;

☑  adopting compensation “clawbacks” that apply to our Section 16 officers in the event of a financial misstatement per the Company’s clawback policy; and

☑  encouraging our NEOs to hold Common Shares with an aggregate value equal to five times base salary for our CEO, or two times base salary for our other NEOs, to align interests with the long-term interests of all stakeholders.

The Committee is committed to maintaining and adopting prevailing best practices with regard to executive compensation. As such, we DO NOT DO the following:

☒  we do not guarantee our executives any annual incentive award amounts — all annual bonuses require financial performance against annually established goals as established by the Committee;

☒  we do not re-price or back-date equity awards;

☒  we do not issue equity awards with below market exercise prices;

☒  we do not provide supplemental retirement benefits;

☒  we do not provide excise tax gross ups to our NEOs;

☒  we do not encourage excessive or imprudent risk-taking; and

☒  we do not permit employees to hedge, pledge, short sell or engage in derivative transactions of our Common Shares.

Say on pay

At our 2022 annual general meeting of shareholders, excluding “abstention” votes, our shareholders demonstrated their continued support of our executive compensation program, with approximately 87.8% of votes cast in favor of the advisory “say on pay” vote proposal.1 We believe this vote reflects continued support for our executive compensation program structure, which focuses on optimizing (a) incentives and metrics that result in the greatest degree of alignment with all stakeholder interests, and (b) recruitment, engagement, motivation and retention of executives. Additionally, through our meetings with shareholders, our investors expressed continued support for our executive compensation program. Accordingly, no changes were made to our executive compensation program in response to the 2022 say-on-pay vote. We continue to consider the results from our advisory votes on executive compensation, as well as feedback received throughout the year, and evaluate our program to find ways we can further align management incentives with the interests of our shareholders, our distributors and our employees, which we view to be essential to our long-term success.

40	Executive compensation

1 The support of our executive compensation program was approximately 76.4% if “abstention” votes are considered votes.

Executive compensation program objectives

As a global nutrition business, we operate in an environment of challenging regulatory, economic and geopolitical uncertainty. We manufactured approximately 51% of our own inner nutrition products that were sold worldwide, and generated approximately 77% of our net sales outside the United States for the year ended December 31, 2022. Our continued success depends on the leadership of a highly talented, adaptive and dedicated executive team. Our executive compensation program provides competitive rewards to our NEOs who contribute to our annual success in achieving growth in revenues and profitability, creating and growing a global network that provides customers with personalized nutrition solutions, as well as making strategic decisions that should lead to increasing returns to stakeholders over time.

The Committee believes that stakeholder interests are advanced when the Company assembles, motivates and rewards a high-performing management team. To promote this objective, the Committee developed its executive compensation program guided by a “pay for performance” organizing framework and the resulting underlying principles listed below:

Principle	Implication on HLF Program	Rationale

Alignment of Executives’ and Long-Term Shareholders’ Interests. Long-term incentives should be provided in Company equity, where allowed by local law, to encourage executives to plan and act with the perspective of shareholders and with the Company’s vision, mission and values in mind, and be rewarded for the successful implementation of our growth strategies.

•  In 2022, annual grants of long-term incentive awards to NEOs in February consisted of 75% PSUs and 25% RSUs. The Company additionally granted RSUs to certain executives in December 2022.

•  In late 2022, Mr. Johnson returned as the Company’s Chairman and CEO and was granted 50% SARs and 50% RSUs in December 2022.

•  In 2023, long-term incentive awards to be granted to NEOs will consist of 75% SARs and 25% RSUs.

•  The Company has competitive share ownership guidelines.

•  Equity grants in the forms of PSUs, RSUs and SARs align executive rewards with the Company’s sustained long-term performance and shareholder value creation as reflected by share price appreciation.

•  Encouraging equity ownership further aligns executives with sustained performance and shareholder value.

Pay for Superior Performance. Incentive compensation must provide superior pay for superior performance that meets or exceeds the expectations of our shareholders.

•  Superior performance expectations are built into performance targets and ranges of our incentive plans such that when incentive targets are met, the Company is exceeding peer financial performance and meeting shareholder expectations.

•  In addition to occasional retention awards to recruit and retain high-performing and highly employable executives, our incentive plans are calibrated to deliver above-median compensation for meeting superior performance targets, and, in the case of PSUs, deriving value through achieving performance targets, while in the case of SARs, through share price appreciation.

• The only way for our executives to earn above-target compensation is by exceeding financial goals and share price appreciation.

Executive compensation	41

Principle	Implication on HLF Program	Rationale

Balanced Incentives to Promote Sustainable Value-Creation. Incentive compensation should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

•  Annual incentive is paid in cash, based on achievement of annual financial performance targets.

•  PSUs awarded in 2022 are earned based on achievement of the following two metrics over a performance period from January 1, 2022 to December 31, 2024: Local Currency Net Sales and Adjusted EBIT.

•  SARs demonstrate our pay for performance commitment by aligning executive incentives with long-term shareholder interest and share price appreciation and have a ten-year term and a vesting schedule over three years, which over that time derive value only from share price appreciation.

•  A mix of cash and equity compensation is a competitive practice.

•  Paying a mix of cash and equity based on a “portfolio” of equity vehicles and performance metrics also helps balance risk within the pay program.

Focus on Shareholder Aligned Incentives. A majority of total compensation is at-risk and tied to achievement of annual financial performance goals and improvement in long-term stakeholder value through share price appreciation.

•  75% of our typical annual long-term incentives awarded in 2022 to our executives were performance-based and 25% were time-vesting equity, other than special retention awards to certain NEOs and grants to Mr. Johnson in December 2022.

•  Value of PSUs and SARs align with sustained long-term shareholder value and vesting requires achievement of performance goals that support our business.

•  Annual and long-term incentive plans use growth, profit, and share price performance as measures. These plans are forward-looking and backward-looking, to provide a comprehensive set of metrics used to consider overall performance of the Company and our executive team.

Competitive Pay Opportunities. Compensation opportunities must be competitive with the pay practices of companies that operate in global markets and enable us to attract and retain high-performing, highly employable executive talent with similar executive skills and capabilities.

•  Peer group reflects the market in which we reasonably compete for executive talent.

•  We reference both proxy-sourced market data from our peer group as well as general industry survey data from nationally recognized compensation surveys.

•  The Committee’s independent advisor provides the Committee with the 25th, 50th and 75th percentiles of market data to understand the scope of the market, with target compensation for top executives positioned relative to market references based on a variety of factors, including individual performance, internal equity, succession planning and business strategy.

•  Overall, our executives are within a competitive range of market, with appropriate variance based on incumbent-specific characteristics.

•  The Company recruits high-performing executives with known track records in competitive, complex and global businesses.

•  To attract the talent the Company needs to lead its business, compensation opportunities must be attractive relative to similar opportunities at our peers.

42	Executive compensation

Elements of Compensation

The compensation and benefits program for our NEOs generally consists of and is designed to achieve the following:

Direct Compensation	Purpose
Base salary	Provide a competitive foundation for total compensation to each executive that reflects job scope and responsibilities, demonstrated sustained performance, capabilities and experience.
Annual cash incentives	Reward NEOs for the achievement of challenging annual financial targets that drive growth in shareholder value.
Long-term equity-based incentives

Provide incentives for NEOs to develop strategic plans, and make tactical decisions that will enhance stakeholder value, reward NEOs with participation in the creation of sustained long-term shareholder value and encourage successful NEOs to remain with the Company.

Indirect Compensation (benefits)	Purpose
Retirement benefits	Encourage NEOs to build retirement resources by providing a match on deferred compensation in the Company’s 401(k) plan and Senior Executive Deferred Compensation Plan.
Life insurance benefits	Provide a competitive benefit in the event of death of an executive.
Severance benefits

Enable each NEO to focus his full time and attention on meeting the financial and operating objectives set by the Committee without fear of the financial consequences of an unexpected termination of employment.

Change in control benefits	Enable NEOs to focus on shareholder interests when considering strategic alternatives.

Establishing CEO compensation

The Chair of the Committee, with input from the independent compensation advisor, recommends the CEO’s compensation to the Committee in an executive session not attended by the CEO. Once a recommendation has been established by the Committee, the CEO’s compensation is reviewed with, and approved by, the independent members of the Board in an executive session not attended by the CEO or any non-independent members of the Board.

Role of executive officers in executive compensation decisions

The CEO reviews compensation data gathered from a group of peer companies approved by the Committee and described on page 53 under “Peer Group”, or the Herbalife Nutrition Peer Group, and, along with general industry compensation surveys, considers each executive officer’s performance and scope of responsibility, and makes a recommendation to the Committee on changes to base salary, annual incentive awards and equity awards for each executive officer other than himself. The CEO participates in Committee meetings at the Committee’s request to provide relevant background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its independent compensation advisor and the knowledge and experience of Committee members in making compensation decisions.

Executive compensation	43

Base salaries

Base salaries for our NEOs are intended to reflect the scope of their responsibilities, performance, skills and experience as compared with relevant and comparable market talent. When establishing base salaries for NEOs, the Committee considers market data and positions target pay for the NEOs based on a number of factors, including experience and tenure of the executive, scope of responsibilities, business performance and individual performance.

The Committee generally reviews base salaries of our NEOs in February of each year. In its annual review of the base salaries for our NEOs in February 2022, the Committee determined to have the base salaries of our NEOs listed below remain generally unchanged, other than Mr. Amezquita as noted below. Mr. Levy was not subject to Committee review in February 2022. The chart below shows the 2022 and 2021 base salaries for each NEO (other than Dr. Agwunobi), and the rationale for any salary changes in 2022.

NEO	2021 Salary(1)	2022 Salary(1)		Rationale for 2022 Change

Michael O. Johnson	—	$1(2)

Alexander Amezquita	$500,000	$550,000	(3)	➢ Increased tenure in CFO role

Mark Schissel	$530,000	$530,000

Henry Wang	$550,000	$550,000

Frank Lamberti	$566,500	$566,500

John DeSimone	$695,000	$348,000	(4)	➢ Transition to part-time position

Robert Levy	$566,500	$566,500

(1)	Base salaries as of December 31, 2021 and December 31, 2022, as applicable.

(2)	In October 2022, Mr. Johnson returned as Company’s Chairman and interim Chief Executive Officer, and in December 2022, the “interim” designation was removed and Mr. Johnson became the Company’s Chairman and Chief Executive Officer. Pursuant to his employment agreement entered into on December 22, 2022, Mr. Johnson receives a salary of $1 per year.

(3)	Effective February 28, 2022, Mr. Amezquita’s base salary increased from $500,000 to $550,000.

(4)	With his transition from President to a part time position as the Company’s Executive Vice Chairman in 2022, Mr. DeSimone’s base salary was reduced from $695,000 to $348,000, effective August 2, 2022.

Annual incentive awards

Our annual cash incentive plan is designed to motivate and reward the achievement of annual financial targets that create value for our stakeholders. The Committee establishes financial performance targets and goals for our annual incentive plan each year, taking into consideration that such targets and goals align with and support the Company’s business strategy, recognize current business conditions, align with the current year financial budget and require performance that is competitive with those of the Herbalife Nutrition Peer Group.

Incentive bonus awards are subject to approval by the Committee, and continuous employment through the date such bonus award payment is made. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may provide for payment of any incentive bonus award to a terminated employee, which award shall be paid at the time incentive bonus awards are paid to active employees.

The 2022 performance criteria consisted of: (1) targeted Volume Points, serving as a proxy for sales, and (2) targeted Operating Income, subject to adjustments as discussed below, which we believe incentivizes our executives to make decisions that improve our profitability.

Target incentive opportunities for our executives are set by the Committee depending on the employee’s position, scope of responsibilities, ability to influence Company results, and competitive pay practices among the Herbalife Nutrition Peer Group.

44	Executive compensation

The following table summarizes the target bonus and target bonus as a percentage of base salary for each of the NEOs (other than Dr. Agwunobi):

	Bonus Eligible Base Salary(1)	Target Bonus
NEO		(% of Salary)(2)	$

Michael O. Johnson(3)	—	—	—

Alexander Amezquita	$542,055	72.8%	$394,623

Mark Schissel	$530,000	70%	$371,000

Henry Wang	$550,000	69.2%	$380,630

Frank Lamberti	$566,500	60%	$339,900

John DeSimone	$550,496	80%	$440,397

Robert Levy	$566,500	60%	$339,900

(1)	Calculated using prorated salaries for Messrs. Amezquita and DeSimone due to base salary changes during the year, as further outlined under “Base Salaries” above.

(2)	Calculated using prorated percentages for Messrs. Amezquita and Wang. Prior to February 28, 2022, Mr. Amezquita’s annual target bonus opportunity was 60%, and effective February 28, 2022, increased to 75%. Prior to February 28, 2022, Mr. Wang’s annual target bonus opportunity was 65%, and effective February 28, 2022, increased to 70%.

(3)	Mr. Johnson, who returned to the Company as an officer in October 2022, was not eligible for a bonus in 2022.

The following table summarizes the performance metrics, targets, weightings, actual performance and eligible payout percentages for the components of the 2022 annual incentive plan for our executive officers:

2022 Annual Incentive Plan Performance Metrics	Performance Metrics Weightings	2022 Target (millions)	2022 Results (millions)		2022 Results as a % of target	Payout as a % of Target	Weighted Payout
Operating Income	60%	$695.6	$610.5	(1)	87.8%	0%	0%
Volume Points	40%	7,171	6,379		88.9%	0%	0%
						Total Payout Achieved:	0%

(1)	Operating Income presented as adjusted, as discussed below.

Executive bonuses are only awarded for results at or above 95% of the volume points target and 90% of operating income target, with payouts capped at performance levels at and above 105% of volume points target and 110% of the operating income target. Results below the 95% of volume points level would result in no payout, at the 95% level would result in a 50% payout as a percentage of applicable target, and at or above the maximum 105% level would result in a 200% payout as a percentage of applicable target. Results below the 90% of operating income level would result in no payout, at the 90% level would result in a 50% payout as a percentage of applicable target, and at or above the maximum 110% level would result in a 200% payout as a percentage of applicable target. Bonuses are calculated utilizing linear interpolation for performance outcomes between levels. This bonus scale is designed to encourage realistic target-setting and prudent risk-taking while simultaneously creating consequences for not meeting target and capping the potential payout in order to avoid excessive incentive awards as compared to performance.

Targets and award determination

Annual financial performance targets are aligned to what we believe to be the expectations of our investors and what we believe is achievable at the time of the annual budget review process. The annual budget review for 2022 occurred in February 2022. Budget figures are built from the “bottom up” based on input from operating regions regarding trends in their respective markets, including the general economic environment, sale and consumption of our products, sales leader activity and retention, and the degree of risk in achieving forecasted revenue and expense levels.

Executive compensation	45

For purposes of our annual incentive plan, the performance measures are defined and calculated as follows:

•	Volume Points are point values assigned to each of our products for use by the Company to determine an independent member’s sales achievement level. We assign a Volume Point value to a product when it is first introduced into a market and that value is unaffected by subsequent exchange rate and price changes. The specific number of Volume Points assigned to a product, generally consistent across all markets, is based on a Volume Point to suggested retail price ratio for similar products in the market. Volume Points are used by management as a proxy for sales trends because in general, excluding the impact of price changes, an increase in Volume Points in a particular geographic region or country indicates an increase in our local currency net sales while a decrease in Volume Points in a particular geographic region or country typically indicates a decrease in our local currency net sales. Management evaluates each year our current approach to assigning and maintaining Volume Point value for certain products or markets in order to better align qualification thresholds across markets. Any changes to this approach may have an impact on the use of Volume Points as a proxy for sales trends in future periods. Because we assign a Volume Point value to a product when it is first introduced into a market, which value is unaffected by subsequent exchange rate and price changes, we believe that Volume Points exhibit the most accurate available measure of organic growth or decline in the local demand for our products.

•	Operating Income is the Company’s net sales less expenses, including royalty payments, costs of sales and general operating expenses adjusted for certain items, including without limitation currency fluctuations, which the Committee believes are not reflective of management’s performance and which are typically made public on a quarterly basis.

For 2022 annual incentive plan performance purposes, our Operating Income was calculated consistent with our adjusted EPS presentations and earnings guidance provided to the investment community, adjusting for: COVID-19 expenses that are not expected to recur once the effects have largely receded; expenses related to our transformation program; charges related to the Russia-Ukraine conflict; and expenses related to our digital technology program. Our Operating Income was further adjusted, consistent with prior years, to include the following for bonus purposes: impact of changes in currency exchange rates.

COVID-19 Adjustments to Operating Income. Non-recurring COVID-19 expenses in 2022 include temporary hazard pay to employees, personal protective equipment (PPE) provided to employees, penalties for non-performance of contracts, and lost deposits on event cancellations, the total of which adjustments to the 2022 Operating Income were approximately $4.4 million. Certain additional COVID-19 expenses incurred during 2022 were not excluded because the Company anticipates this will be a recurring expense, such as increased home delivery expenses.

Motivating Operating Income growth permits Volume Point growth to be achieved in a cost-effective manner so that cost efficiencies and productivity enhancements are pursued throughout the Company.

We believe that the Company’s financial performance is facilitated by the “pay for performance” design of our compensation program. Our program motivates our NEOs to deliver financial results, with the appropriate level of risk-taking, against performance metrics in a manner that ultimately aligns with the realized growth of shareholder equity value. Our NEOs have the opportunity to earn annual incentive awards provided that the Company achieves aggressive growth targets in Volume Points and Operating Income. The Committee reviews and discusses the performance metrics and applicable weightings in approving the annual incentive award program each year to ensure it is providing the appropriate incentives.

The following table summarizes the results for bonus purposes under the 2022 annual incentive plan as compared to the results in the preceding three years:

	Results for Bonus Purposes								2022 Target
	2019		2020		2021		2022
Operating Income ($, millions)	660.8	(1)	797.9	(2)	794.9	(3)	610.5	(4)	695.6
Volume Points (millions)	6,069		6,926		7,098		6,379		7,171

(1)	Operating Income for 2019 was adjusted to exclude expenses relating to regulatory inquiries and legal accruals, China grant income, Mexico VAT assessment, income related to finalization of insurance recoveries, impact from changes in currency exchange rates, and our China growth program.

(2)	Operating Income for 2020 was adjusted to exclude expenses relating to regulatory inquiries and legal accruals, China grant income, impact from changes in currency exchange rates, COVID-19 expenses and our China growth program.

46	Executive compensation

(3)	Operating Income for 2021 was adjusted to exclude expenses relating to legal accruals as described in the Company’s Form 10-K for the year ended December 31, 2021, China grant income, impact from changes in currency exchange rates, COVID-19 expenses that were not expected to recur once the effects have largely receded, our China growth program, non-income tax assessments, recoveries, and credits related to tax contingencies for prior years and expenses related to our transformation program. Operating Income for 2021 without any COVID-19 adjustments would be approximately $781.1 million.

(4)	Operating Income for 2022 was adjusted to exclude expenses relating to COVID-19 expenses that are not expected to recur once the effects have largely receded; expenses related to our transformation program; charges related to the Russia-Ukraine conflict; expenses related to our digital technology program; and impact from changes in currency exchange rates. Operating Income for 2022 without any COVID-19 adjustments would be approximately $606.1 million.

2022 Annual incentive plan payouts

The following table details the eligible payout percentage and the resulting payout for each of our NEOs (other than Dr. Agwunobi). Based on the results for bonus purposes, NEOs received zero payout.

	Bonus Eligible Base Salary(1)	Target Bonus		Actual Bonus
NEO		(% of Salary)(2)	$	$	(% of Target)(1)(2)

Michael O. Johnson(3)	—	—	—	—	—

Alexander Amezquita	$542,055	72.8%	$394,623	$0	0%

Mark Schissel	$530,000	70%	$371,000	$0	0%

Henry Wang	$550,000	69.2%	$380,630	$0	0%

Frank Lamberti	$566,500	60%	$339,900	$0	0%

John DeSimone	$550,496	80%	$440,397	$0	0%

Robert Levy	$566,500	60%	$339,900	$0	0%

(1)	Calculated using prorated salaries for Messrs. Amezquita and DeSimone due to salary changes during the year, as further outlined under “Base Salaries” above.

(2)	Calculated using prorated percentages for Amezquita and Wang. Prior to February 28, 2022, Mr. Amezquita’s annual target bonus opportunity was 60%, and effective February 28, 2022, increased to 75%. Prior to February 28, 2022, Mr. Wang’s annual target bonus opportunity was 65%, and effective February 28, 2022, increased to 70%.

(3)	Mr. Johnson, who returned to the Company as an officer in October 2022, was not eligible for a bonus in 2022.

Long-term incentive awards

Long-term incentive awards are designed to provide a link to long-term shareholder value through equity awards for our executives. Each year, the Committee determines the form of equity grant.

Additional details of the 2022 equity awards made to our NEOs can be found below and in the tabular disclosure below under “2022 Grants of plan-based awards” on page 59.

Executive compensation	47

2022 Long-term incentive awards — annual grant program

NEO(1)	SARs grant value	Total SARs award	PSU grant value	Total PSUs awarded(2)	RSU grant value		Total RSUs awarded
Michael Johnson	$5,000,000	783,699	—	—	$5,135,000	(3)	351,407	(3)
Alexander Amezquita	—	—	$825,000	22,522	$1,475,000	(4)	102,144
Mark Schissel	—	—	$825,000	22,522	$1,475,000	(4)	102,144
Henry Wang	—	—	$825,000	22,522	$1,475,000	(4)	102,144
Frank Lamberti	—	—	$487,500	13,308	$1,362,500	(4)	99,073
John DeSimone	—	—	$1,687,500	46,068	$562,500		15,356
Rob Levy	—	—	$487,500	13,308	$1,362,500	(4)	99,073

(1)	The Committee approved the annual equity awards in February 2022, and approved a separate grant of RSUs to Messrs. Amezquita, Lamberti, Levy, Schissel and Wang and SARs and RSUs grants to Mr. Johnson in December 2022. Because he was no longer considered a Section 16 officer, and based on reporting structure at the time, Mr. Levy was not subject to Committee review during the time of his February 2022 award. All equity grants reflected in this table were made under the 2014 Plan. Grant values are set by the Committee and may vary slightly from amounts set forth in the 2022 Summary Compensation Table due in part to rounding down to the nearest whole unit in calculating the number of units granted on the grant date.

(2)	Total PSUs are listed at target level of performance.

(3)	Includes the $135,000 annual equity grant to directors in May 2022, prior to Mr. Johnson returning as an officer of the Company in October 2022.

(4)	Includes the December 2022 RSUs grants, each with a grant value of $1.2 million made in December 2022.

48	Executive compensation

Performance share units

In 2022, the Committee utilized PSUs as part of the Company’s long-term incentive program. All PSUs awarded in 2022 will vest on December 31, 2024, subject to the Company’s achievement of the performance targets set by the Committee as measured over the three-year performance period beginning on January 1, 2022 and ending on December 31, 2024, subject further to continued Company service. The number of PSUs that will become earned and vested will be determined based on the Company’s performance against the financial and operating performance targets over the three-year performance period. These targets correspond to the Company’s long-range forecast and, in setting such targets, the Committee took into account the continued uncertainty caused by the COVID-19 pandemic and related impact on the Company’s business, anticipating such uncertainty to continue during 2022. The minimum number of PSUs that may become earned is zero. The maximum number of PSUs that may become earned and vested is 200% of the target PSU award granted to the participant.

The number of PSUs that will become earned upon vesting is based on achievement of performance targets for Local Currency Net Sales and Adjusted EBIT. Each of these metrics makes up one-half of the PSU award granted to the NEOs, and are defined as follows:

•	Local Currency Net Sales is the Company’s total reported net sales, adjusted in the same manner that the Company adjusts for public presentations and annual bonus purposes, including but not limited to adjustments for changes attributable to mergers, acquisitions, and divestitures not assumed in the long-range forecast, adjusted for variances caused by changes in accounting guidelines during the period, and adjusted to reflect currency rates assumed in the long-range forecast.
•	Adjusted EBIT is the Company’s earnings before interest or tax, adjusted in the same manner that the Company makes adjustments for public presentations and annual bonus purposes, including but not limited to adjustments to eliminate the impact of changes in currency exchange rates; tax settlement cost or accruals (non-income tax) relating to tax contingencies for tax matters related to periods prior to the beginning of the applicable performance period; long-term asset impairment charges; inventory reserves related to defective raw materials and finished goods obtained from third parties; expenses related to attacks on the Company’s business model, regulatory inquiries and regulatory settlements; litigation costs and settlements not budgeted for in the long-range forecast; impact from business acquisitions and dispositions; impact from new accounting pronouncements adopted; and one-time costs related to internal restructuring transactions.

2020 PSU Results. Each of the NEOs, other than Mr. Johnson and Mr. Amezquita, were granted PSUs in February 2020, the vesting of which were subject to the Company’s achievement level for two performance metrics set by the Committee as measured over a three-year performance period beginning January 1, 2020 and ending December 31, 2022, subject further to continued Company service. Each metric made up one-half of the 2020 PSU award granted to such NEOs, comprised of: Local Currency Net Sales (as defined above) and Adjusted EBIT (as defined above). Each metric is weighted equally to determine total payout and linear interpolation is used to determine the number of PSUs earned and vested for performance. In February 2023, following completion of the performance period, the Committee certified a final total payout for the 2020 PSU awards of 136.5% of target, based on the below achievements during the 2020-2022 performance period:

2020 PSU Results

2020-2022 Performance Period

2019 PSU Performance Metrics	Performance Metrics Weightings	Criteria Range	Performance Based Eligibility Range	Actual Achievement	Actual% Achievement	Actual% Payout
Local Currency Net Sales (in billions)	50%	< $12.682 – $19.815	0% – 200%	$17.116	108%	132%
Adjusted EBIT (in billions)	50%	<$1.508 – $2.450	0% – 200%	$2.270	120.5%	141%
Actual Total Payout:						136.5%

Executive compensation	49

Restricted stock units

The Committee incorporates RSUs as a component of long-term equity compensation to the executive officers in order to align the Company’s compensation program with general market practices and align executives with shareholders through share ownership. RSUs awarded to our NEOs in February 2022 will vest, subject to continued employment, in three annual installments: 20% on the first and second anniversaries of the grant date and 60% on the third anniversary of the grant date. RSUs awarded to our NEOs in December 2022, other than Mr. Johnson, will vest on the two-year anniversary of the grant date. Mr. Johnson’s RSUs awarded in December 2022 will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.

Stock appreciation rights

As described above, the Committee incorporated SARs as part of the compensation granted to Mr. Johnson in December 2022. SARs awarded to Mr. Johnson in December 2022 will vest 100% on the second anniversary of the grant date. SARs demonstrate our commitment to sustainable long-term growth and further enhance our pay for performance commitment as the executive only realizes value through stock price appreciation (i.e., shareholder alignment).

Equity award grant policy

It is the Company’s policy to make annual equity grants to all eligible employees during an “open trading window”, which typically begins the second trading day following our release of quarterly financial results. We also follow a quarterly grant approval process where awards are authorized for newly-hired employees and to newly promoted executives other than our executive officers. All annual equity awards made to our NEOs and other executives are made pursuant to this equity grant policy, which was approved by the Committee.

We encourage all Section 16 officers to utilize a Rule 10b5-1 trading plan when exercising or selling any of the Company’s equity.

Hedging

Because hedging transactions often result in the establishment of a short position in Company securities and limit or eliminate an employee’s ability to profit from an increase in value of a company’s securities, Company policy prohibits all employees, including Section 16 Officers, and all members of the Board from entering into hedging transactions with respect to the Company’s Common Shares.

Pledging

Company policy prohibits executives and directors from pledging their Common Shares as collateral for a loan or for any other purpose.

Clawback policy

The Board has adopted a policy that enables it to clawback both cash and equity incentive compensation earned by our Section 16 Officers, and such other executives as determined by the Board. Specifically, in the event of a material restatement of the Company’s financial results, the Board may, among other things, recoup all or part of any compensation paid to an executive that was based upon the achievement of financial results that were subsequently restated. The 2014 Stock Incentive Plan provides that all awards made thereunder are subject to the Company’s clawback policies. The Company intends to adopt a clawback policy compliant with Exchange Act Rule 10D-1 upon or prior to the effectiveness of final listing standards from NYSE implementing such rule.

Benefits and perquisites

The Company’s U.S.-based employees, including the NEOs, participate in a variety of savings, health and welfare and paid time-off benefits typically provided by competitors for the services of the Company’s employees. Health and welfare and paid time-off benefits help the Company maintain a healthy, productive and focused workforce.

In addition, in fiscal year 2022, our NEOs were eligible to participate in the following executive benefits and perquisites:

•	Retirement Benefits — Our NEOs participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail under “Non-Qualified Deferred Compensation Plans” on page 64. We maintain these plans for the purposes of providing a competitive benefit, allowing NEOs an opportunity to defer compensation to encourage our NEOs to save for retirement. The 401(k) plan provides an employer match on the first 3% of employee deferral at 100%. On the next 3% of employee deferral, the employer match is 50%. The annual maximum employee deferral is $20,500 plus an additional $6,500 if over the age of 50. Employer matching contributions vest 100% after two years of service.

•

Employee Stock Purchase Plan — Our NEOs are eligible to participate in our broad-based Employee Stock Purchase Plan, or ESPP. The ESPP generally allows all U.S.-based employees and officers to purchase Common Shares through payroll deductions of up to 10% of their annual, eligible compensation up to a maximum of $25,000 per year. The price of Common Shares purchased under the ESPP is equal to 85% of the fair market value of the Common Shares on the specified purchase date. We

50	Executive compensation

maintain the ESPP for the purpose of providing eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing Common Shares through payroll deductions.

•	Life Insurance — We provide basic life insurance coverage of 200% of base salary up to a maximum of $2,000,000 to eligible employees. This is a fully insured benefit. Employees are taxed on their imputed income from this benefit on coverage exceeding $50,000.

The Company does not provide perquisites to executive officers that are not provided to other employees, other than the spousal or partner travel reimbursement, which we provide to support important business objectives, and a private jet allowance for personal usage equal to $500,000 by Mr. Johnson in accordance with the terms of his 2022 employment agreement, as further described below. As it relates to the spousal or partner travel reimbursement, building strong relations with Herbalife Nutrition Members is critical to our business. We host worldwide Member events to continue to strengthen our relations with Herbalife Nutrition Members and encourage our senior executives to invite their spouses or partners, as the case may be, to attend certain international Member events to help foster and build relationships with Herbalife Nutrition Members and their spouses or partners. Beginning August 2018, we reimburse senior executives for authorized travel expenses of an accompanying spouse or partner to Member events, including any related tax impact, in support of the Company’s business.

Employment and severance agreements

Other than Mr. Johnson (who is not eligible under the terms of his employment agreement) and Dr. Agwunobi (who departed the Company in October 2022), our NEOs participate in the Herbalife International of America, Inc. Executive Officer Severance Plan, or the Severance Plan, which provides for certain benefits upon death, disability, resignation by the executive with good reason or termination by the Company without cause. For additional details regarding the Severance Plan, please see “Potential Payments Upon Termination or Change in Control” on page 64.

Separation benefits include cash payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. The Company requires a general release in connection with the individual separation agreements. We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the Committee in some circumstances as a result of negotiation with executives, especially where the Company desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

The Company’s 2014 Stock Incentive Plan and equity compensation awards granted to the NEOs contain change in control and termination provisions. In general, these arrangements provide for benefits upon a termination of such executive’s employment in connection with a change in control. Accelerated vesting of equity-based awards is generally triggered when a change in control event occurs and either the acquiring or surviving entity fails to assume or continue the stock-based award or the executive is involuntarily terminated, other than for disability, cause or gross misconduct, within a certain period of time after the effective date of the change of control event. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of the Company. Based on a competitive analysis of the severance and change in control arrangements maintained by the companies in the Herbalife Nutrition Peer Group, the Committee believes that these benefits are customary among the Herbalife Nutrition Peer Group for executives in similar positions. Please refer to the discussion on page 64 under “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our severance and change in control arrangements.

The Company has provided these benefits to the NEOs to allow them to focus on the value of strategic alternatives to shareholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control. We believe the severance and change of control benefits strike a balance between providing sufficient protections for the NEO while still providing post-termination compensation that we consider reasonable and in the interests of the Company and our shareholders.

Michael Johnson

In October 2022, Michael O. Johnson became the Company’s Chairman and interim Chief Executive Officer. In December 2022, the “interim” designation was removed and Mr. Johnson became the Company’s Chairman and Chief Executive Officer. The Company and the Company’s wholly-owned subsidiary, Herbalife International America, Inc. (“HIAI”), entered into an employment agreement with Mr. Johnson as the Company’s Chairman and Chief Executive Officer effective December 22, 2022 (the “CEO Employment Agreement”). The CEO Employment Agreement has a term through December 31, 2023. The payments and benefits to which Mr. Johnson is entitled under the CEO Employment Agreement include (i) annual base salary of $1, (ii) eligibility for an annual bonus targeted at $1,200,000 with a maximum opportunity of

Executive compensation	51

$2,400,000, payable in the form of Common Shares, and (iii) an equity incentive award having a grant date fair value equal to $10,000,000, of which 50% was granted in the form of time-based restricted stock units and 50% was granted in the form of stock appreciation rights. Separate from his salary, Mr. Johnson also received a signing bonus of $250,000 in the first quarter of 2023 in connection with entry into the CEO Employment Agreement. Mr. Johnson is not entitled to separate compensation in respect of his service as a member of the Board while serving as the Chief Executive Officer.

In connection with the foregoing, on December 22, 2022 (the “Grant Date”), Mr. Johnson received 346,020 time-based stock units (the “CEO RSU Award”) and 783,699 stock appreciation rights (the “CEO SARs Award” and, together with the CEO RSU Award, the “CEO Equity Awards”) pursuant to the 2014 Plan. Half of the CEO RSU Award will vest on the first anniversary of the Grant Date and the remainder of the CEO RSU Award will vest on the second anniversary of the Grant Date. The CEO SARs Award has a ten-year term, a base price of $14.45, representing the closing price of a Common Share on the Grant Date, and will vest on the second anniversary of the Grant Date. Notwithstanding the foregoing, if: (i) Mr. Johnson voluntarily resigns as Chief Executive Officer without a new non-interim Chief Executive Officer having been appointed by the Board, the unvested CEO Equity Awards will be forfeited; (ii) prior to the first anniversary of the Grant Date, a new non-interim Chief Executive Officer has been appointed by the Board and Mr. Johnson remains as a member of the Board, then the CEO RSU Award will continue to vest subject to his continuous service as a member of the Board through the remainder of the vesting period and 50% of the CEO SARs Award will be forfeited and the remaining 50% of the CEO SARs Award will continue to vest subject to his continuous service as a member of the Board through the remainder of the vesting period; (iii) on or after the first anniversary of the Grant Date, a new non-interim Chief Executive Officer has been appointed by the Board and Mr. Johnson remains as a member of the Board, then all of Mr. Johnson’s unvested CEO Equity Awards will remain outstanding and eligible to vest subject to his continuous service as a member of the Board through the remainder of the vesting periods; (iv) a new non-interim Chief Executive Officer has been appointed by the Board and Mr. Johnson voluntarily ceases to serve as a member of the Board, then all of the unvested CEO Equity Awards will be forfeited; (v) Mr. Johnson is terminated as Chief Executive Officer or as a member of the Board without “cause” (as defined in the applicable award agreement), then, subject to his execution and non-revocation of a general release of claims in favor of the Company, the CEO RSU Award shall immediately vest in full and a pro-rata portion of the CEO SARs Award will immediately vest based on the number of full months Mr. Johnson was employed and/or providing service as a member of the

Board during the vesting periods; or (v) Mr. Johnson is involuntarily terminated within twenty-four (24) months following a “change in control” (as defined in the 2014 Plan), the CEO Equity Awards will be subject to acceleration as provided in Section 15(c) of the 2014 Plan. Mr. Johnson is not eligible to participate in the Severance Plan.

Mark Schissel and Frank Lamberti

Mr. Schissel, prior to becoming Chief Operating Officer and an NEO, and Mr. Lamberti, prior to becoming Regional President, Americas and an NEO, each entered into a retention agreement with the Company effective April 6, 2020. As contemplated in such agreements, the Company provided a cash retention bonus in the amount of $1,000,000, less withholdings and deductions, and an RSU grant with a grant value equal to $1,500,000 to each. The RSUs were each granted in April 2020, and vest 100% on April 7, 2023, subject to their respective continued employment through the vesting date, provided that the respective employee has not given notice of his intent to resign from employment, and the Company has not given the respective employee notice of its intent to terminate employment for “Cause” before the vesting date. If the respective employee terminates his employment or if the Company terminates the employee for “Cause” (as defined below) prior to the vesting date, the employee will be required to repay the cash retention bonus in full to the Company within fifteen days of the last date of employment. For purposes of the retention agreement, “Cause” means: (i) willful failure to perform substantially all of his duties, including carrying out or complying with any lawful and reasonable material directive of the Company’s CEO; (ii) engagement in an act of fraud, embezzlement, dishonesty or of any policy or written agreement with the Company or any of its subsidiaries, including the Code of Conduct and any employment or non-disclosure agreement; (iii) conviction of or pleas of guilty or nolo contendere to a crime that constitutes a felony; or (iv) willful misconduct or gross negligence resulting in material economic harm to the Company, any of which occur, or which first become known to the Company after the date of the retention agreement.

John Agwunobi

Effective October 27, 2022, the Board decided to change the leadership of the Company, resulting in Dr. John Agwunobi departing as the Company’s Chairman and Chief Executive Officer. In connection with this transition, HIAI entered into a Separation Agreement and General Release with Dr. Agwunobi, dated October 31, 2022 (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Dr. Agwunobi: (i) will not solicit any of the Company’s employees, distributors or customers between October 31, 2022 and December 31, 2023; (ii) will not disparage, defame or make any negative

52	Executive compensation

or derogatory statements about the Company or any of its affiliates, past or current officers, directors, employees or members; and (iii) will cooperate with the Company in connection with any internal or external investigations and legal matters. Additionally, the Separation Agreement includes a customary general release by Dr. Agwunobi of all waivable claims against the Company and its affiliates and reinforces Dr. Agwunobi’s obligation to not disclose any confidential information. The foregoing items are collectively referred to as the “Consideration Requirements.” In exchange for the foregoing, the Company paid Dr. Agwunobi remuneration in the amount of $2,261,538, which represents: (i) the portion of Dr. Agwunobi’s base salary that he would have earned if he had remained employed by the Company through December 31, 2022; and (ii) an amount equal to two years of Dr. Agwunobi’s base salary as of October 31, 2022. Dr. Agwunobi’s unvested PSUs granted in 2020 remained effective following October 31, 2022 and were settled in February 2023 on the dates and in the amounts that they would have been settled as if he had remained employed by the Company through the applicable vesting date. Breach of any of the Consideration Requirements will allow the Company to terminate any payment or consideration, and recoup any previously paid amounts, under the Separation Agreement.

Compensation advisor

The Committee is authorized by its charter to retain independent compensation consultants and other advisors. In 2022, the Committee engaged Meridian Compensation Partners LLC to serve as its independent consultant and to assist in evaluating our executive compensation programs and in setting executive officer compensation. Meridian reports directly to the Committee.

During its period of engagement in 2022, Meridian regularly participated in Committee meetings and provided analyses and recommendations that inform the Committee’s decisions; identified peer group companies for competitive market comparisons; evaluated market pay data and competitive-position benchmarking; provided analyses and inputs on program structure, performance measures, and goals; provided updates on market trends and the regulatory environment as it relates to executive compensation; reviewed various management proposals presented to the Committee related to executive and board compensation; and worked with the Committee to validate and strengthen the pay-for-performance relationship.

The Committee assessed the independence of Meridian. In its assessment, the Committee considered the following factors specified in the NYSE listing standards: (i) the provision of other services by the consulting firm to the Company; (ii) the amount of fees paid as a percentage of the total revenue of the consulting firm; (iii) the policies and procedures of the consulting firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant with a member of the Committee; (v) any stock of the Company owned by the consultant; and (vi) any business or personal relationship of the consultant or consulting firm with an executive officer of the Company. Meridian provided the Committee with confirmation of its independent status. Based on this evaluation, the Committee has determined that Meridian met the criteria for independence and that its work with the Committee during fiscal year 2022 did not raise any conflict of interest.

Peer group

Our level of compensation for our NEOs was compared to compensation paid by the Herbalife Nutrition Peer Group. The criteria used to identify the Herbalife Nutrition Peer Group were: (1) principal operations in the U.S. with an international presence — we operate in 95 markets around the world in a highly regulated business where approximately 77% of our net sales for the year ended December 31, 2022, were generated outside of the United States; (2) financial scope — our management talent should be similar to that of companies of a similar size in terms of revenues and market capitalization; (3) industry — we compete for talent with other companies in consumer product related industries; and (4) common “peer of peers” — we examined companies that are most frequently considered peers by Herbalife Nutrition’s peers. Annually, the Committee reviews the peer group and updates the group as appropriate.

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With respect to pay decisions regarding 2022 NEO compensation, the industry peer group was comprised of the fifteen (15) companies listed below. All of the peer companies were within the range of approximately 30% and 200% of Herbalife’s trailing twelve-month revenues at the time the peer group was established in July 2021. The peer group median revenue of $5.0 billion and median market capitalization of $6.9 billion, in each case at the time the Herbalife Nutrition Peer Group was established, were comparable to those of Herbalife Nutrition. During this period, the Herbalife Nutrition Peer Group consisted of the following:

Company	Industry	Revenue (last twelve months)* ($ millions)	Market capitalization* ($ millions)
Campbell Soup Co	Packaged Foods and Meats	$8,901	$16,995
Church & Dwight Inc.	Household Products	$5,376	$19,658
The Clorox Company	Household Products	$7,065	$17,315
Conagra Brands, Inc.	Packaged Foods and Meats	$12,041	$18,547
Coty Inc.	Personal Products	$5,268	$7,277
Edgewell Personal Care Co	Personal Products	$2,178	$1,990
Hain Celestial Group Inc.	Packaged Foods and Meats	$1,854	$1,445
International Flavors & Fragrances	Specialty Chemicals	$12,440	$26,730
The J.M. Smucker Company	Packaged Foods and Meats	$8,169	$16,898
McCormick & Co, Inc.	Packaged Foods and Meats	$6,351	$22,219
Nu Skin Enterprises Inc.	Personal Products	$2,226	$2,084
Post Holdings Inc.	Packaged Foods and Meats	$6,080	$5,302
Spectrum Brands Holdings, Inc.	Household Products	$3,133	$2,485
TreeHouse Foods, Inc.	Packaged Foods and Meats	$3,454	$2,769
Tupperware Brands Corp	Housewares and Specialties	$1,306	$184
Herbalife Nutrition Ltd.	Personal Products	$5,204	$1,457
Percentile Rank		43%	7%

*	As of December 31, 2022.

The Committee reviewed the Herbalife Nutrition Peer Group in July 2022, and no changes were made for 2023 pay decisions.

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Tax implications

Section 162(m) of the Code

The Committee takes into account the tax and accounting implications (including with respect to the expected lack of deductibility under Section 162(m) of the Internal Revenue Code) when making compensation decisions, but reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its shareholders to do so. Further, interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the control of the Committee, may affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible in the future.

Compensation Committee report

The Compensation Committee of the Board of Directors is currently composed of four independent directors. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Company’s 2023 Annual General Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Maria Otero (Chair)

Celine Del Genes

Kevin M. Jones

Don Mulligan

Executive officers of the registrant

Executive Officer	Age	Position with the company	Officer since
Michael O. Johnson	68	Chairman and Chief Executive Officer	2022
Alexander Amezquita	49	Chief Financial Officer	2017
Mark Schissel	54	Chief Operating Officer	2021
Henry C. Wang	53	Executive Vice President, General Counsel and Corporate Secretary	2018
Stephen Conchie	52	Regional President - APAC and China	2022
Frank Lamberti	50	Regional President - Americas	2022
Edi Hienrich	61	Regional President - EMEA and India	2022

Set forth below is a brief description as of the date hereof regarding the business experience of all executive officers other than Mr. Johnson, who is also a director and whose business experience is set forth under “— Proposals to be voted on at the meeting – Proposal 1: The election of directors”.

Mr. Amezquita is the Chief Financial Officer of the Company and has held this position since November 2020. Mr. Amezquita previously served as the Company’s Senior Vice President, Finance, Strategy and Investor Relations from November 2018 to November 2020. From October 2017 to November 2018, Mr. Amezquita was the Senior Vice President, Finance and Strategic Planning. Prior to joining the Company in October 2017, Mr. Amezquita was Senior Vice President at Moelis and Company from August 2012 to October 2017.

Mr. Amezquita holds an MBA in finance from the Wharton School at the University of Pennsylvania, and a Master and Bachelor of Science degree in electrical and computer engineering from Carnegie Mellon University.

Mr. Schissel is the Chief Operating Officer of the Company and has held this position since August 2021. Mr. Schissel previously served as the Company’s Executive Vice President, Worldwide Operations from August 2017 to August 2021. From April 2010 to August 2017, Mr. Schissel served as the Company’s Chief Information Officer. Mr. Schissel joined the Company in May 2007 as Vice President, IS Enterprise Applications, a position he held until April 2010. Mr. Schissel holds a Bachelor of Business Administration degree with a major in Accounting from Iowa State University.

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Mr. Wang is Executive Vice President, General Counsel and Corporate Secretary of the Company. He has been the Executive Vice President, General Counsel since May 2018 and the Corporate Secretary since February 2019. Mr. Wang was Senior Vice President, Deputy General Counsel and Chief Compliance Officer from August 2016 to May 2018. Mr. Wang joined the Company in December 2013 as Senior Vice President, Associate General Counsel, from the law firm of Lee, Tran, Liang and Wang LLP. Prior to that, he was a partner at Manatt, Phelps & Philips LLP, and Reed Smith LLP. Mr. Wang holds a bachelor’s degree from University of California, Berkeley and a Juris Doctor from Tulane University Law School.

Mr. Conchie is the Company’s Regional President of APAC and China and has held this position since July 2022. Mr. Conchie previously served as the Company’s Senior Vice President and Managing Director of the Asia Pacific and China regions from February 2022 to July 2022. Mr. Conchie served as the Company’s Senior Vice President and Managing Director of the Asia Pacific from January 2017 to February 2022. Prior to such roles, Mr. Conchie held progressive roles and responsibilities at the Company over various operations functions, having joined the Company in 2009. Mr. Conchie has a Bachelor of Arts degree in Retail Marketing from Manchester Metropolitan University and a Diploma in Marketing from the UK’s Chartered Institute of Marketing.

Mr. Lamberti is the Company’s Regional President of the Americas and has held this position since July 2022. Mr. Lamberti previously served as the Company’s Executive Vice President, Distributor and Customer Experience and Chief of Staff from August 2021 to July 2022. Mr. Lamberti served as the Company’s Executive Vice President, Distributor and Customer Experience from August 2017 to August 2021. Prior to such roles, Mr. Lamberti held progressive roles and responsibilities at the Company over various finance and operations functions, having joined the Company in 2005. Mr. Lamberti has a Bachelor of Science degree in Business Management from Florida Atlantic University.

Mr. Hienrich is the Company’s Regional President for EMEA region and India and has held this position since July 2022. Mr. Hienrich previously served as Senior Vice President and Managing Director for EMEA region and India, with the role in EMEA starting July 2009 and in India starting January 2016. Prior to such roles, Mr. Hienrich held progressive roles and responsibilities at the Company over various operations functions around the globe, having joined the Company in 1989. Mr. Hienrich holds a Bachelor of Arts degree in economics and a Master of Business Administration.

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2022 Summary compensation table

The following table sets forth the total compensation for the fiscal years ended December 31, 2022, 2021 and 2020, of our NEOs.

Name and principal position	Year	Salary ($)	Stock Awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)

Michael O. Johnson*	2022	1	5,134,987	5,000,000	—	204,030	(3)	10,339,018

Chairman and Chief	2021	—	—	—	—	—		—

Executive Officer	2020	337,523	—	—	—	54,794		392,317

Alexander Amezquita	2022	540,385	2,299,959	—	—	21,972	(4)	2,862,316

Chief Financial Officer	2021	480,769	599,942	—	344,897	20,411		1,446,019

	2020	385,673	499,957	—	320,678	10,635		1,216,943

Mark Schissel*	2022	530,000	2,299,959	—	—	32,102	(5)	2,862,061

Chief Operating Officer	2021	494,960	1,099,906	—	389,215	20,908		2,004,989

	—	—	—	—	—	—		—

Henry Wang*	2022	550,000	2,299,959	—	—	13,734	(6)	2,863,693

Executive Vice President,	—	—	—	—	—	—		—

General Counsel	—	—	—	—	—	—		—

and Corporate Secretary

Frank Lamberti*	2022	566,500	1,849,960	—	—	14,409	(7)	2,430,869

Regional President, the	—	—	—	—	—	—		—

Americas	—	—	—	—	—	—		—

John DeSimone	2022	562,873	2,249,961	—	—	23,435	(8)	2,836,269

Chief Strategic	2021	695,000	2,249,955	—	675,613	27,909		3,648,477

Officer	2020	674,539	2,824,202	—	1,067,378	24,269		4,590,388

Robert Levy*	2022	566,500	1,849,960	—	—	23,562	(9)	2,440,022

Executive Vice President,	—	—	—	—	—	—		—

Worldwide

Distributor Affairs	—	—	—	—	—	—		—

John O. Agwunobi(10)	2022	903,077	4,999,995	—	—	2,275,158	(11)	8,178,230

Former Chairman and	2021	1,000,000	4,499,958	—	1,458,157	38,584		6,996,699

Chief Executive Officer	2020	824,346	4,589,062	—	1,792,422	29,512		7,235,342

*	Mr. Johnson was an NEO in 2020 and is an NEO in 2022, but was not an employee or member of the Board in 2021. Mr. Schissel was an NEO for the first time in fiscal year 2021. Accordingly, only information relating to his fiscal year 2022 and 2021 compensation is included in the compensation tables and related discussions of NEO compensation. Messrs. Wang and Lamberti were NEOs for the first time in 2022. Mr. Levy has been an NEO prior to 2020, but was not an NEO in 2020 or 2021. Accordingly, only information relating to Messrs. Wang, Lamberti and Levy’s fiscal year 2022 compensation is included in the compensation tables and related discussions of NEO compensation.

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with FASB ASC Topic 718, “Compensation — Stock Compensation.” See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718. For the 2022 PSU grants, the grant date fair values of such awards, assuming performance at the maximum level, would be $1,649,962 for Mr. Amezquita, $1,649,962 for Mr. Schissel, $1,649,962 for Mr. Wang, $974,944 for Mr. Lamberti, $3,374,942 for Mr. DeSimone, $974,944 for Mr. Levy, and $7,499,993 for Dr. Agwunobi. Amount disclosed for Mr. Johnson in the Stock Awards column includes the value of his annual director equity grant received in May 2022 for service as a director of $134,998 in addition to the awards received in connection with his employment agreement entered into in December 2022 as Chairman and CEO.

(2)	Incentive plan amounts determined as more specifically discussed under “— Compensation discussion and analysis — Annual incentive awards & long-term incentive program — Targets and award determination.”

(3)	Amounts disclosed in this column for Mr. Johnson for 2022 include: (i) $112,103 attributable to non-business use of private aircraft; (ii) $18,262 for authorized spousal or partner travel expenses related to distributor events pursuant to the Company’s Senior Executive Event Travel Policy and $10,887 in tax gross-ups related thereto, and (iii) $62,778 for cash director retainer fees paid from his election to the Board in April 2022 through November 2022 for his service as a director prior to the execution of his employment agreement in December 2022.

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(4)	Amounts disclosed in this column for Mr. Amezquita for 2022 include: (i) $8,238 contributed to the Senior Executive Deferred Compensation Plan, which represents the Company’s matching contribution earned in 2022 but credited to Mr. Amezquita’s account in 2023; (ii) $684 in Company-paid premiums for executive life insurance; and (iii) $13,050 in Company paid 401(k) matching contributions.

(5)	Amounts disclosed in this column for Mr. Schissel for 2022 include: (i) $7,875 contributed to the Senior Executive Deferred Compensation Plan, which represents the Company’s matching contribution earned in 2022 but credited to Mr. Schissel’s account in 2023; (ii) $684 in Company-paid premiums for executive life insurance; (iii) $13,050 in Company paid 401(k) matching contributions and (iv) $5,671 for authorized spousal or partner travel expenses related to distributor events pursuant to the Company’s Senior Executive Event Travel Policy and $4,822 in tax gross-ups related thereto.

(6)	Amounts disclosed in this column for Mr. Wang for 2022 include: (i) $684 in Company-paid premiums for executive life insurance; and (ii) $13,050 in Company paid 401(k) matching contributions.

(7)	Amounts disclosed in this column for Mr. Lamberti for 2022 include: (i) $684 in Company-paid premiums for executive life insurance; and (ii) $13,725 in Company paid 401(k) matching contributions.

(8)	Amounts disclosed in this column for Mr. DeSimone for 2022 include: (i) $9,026 contributed to the Senior Executive Deferred Compensation Plan, which represents the Company’s matching contribution earned in 2022 but credited to Mr. DeSimone’s account in 2023; (ii) $684 in Company-paid premiums for executive life insurance; and (iii) $13,725 in Company paid 401(k) matching contributions.

(9)	Amounts disclosed in this column for Mr. Levy for 2022 include: (i) $9,153 contributed to the Senior Executive Deferred Compensation Plan, which represents the Company’s matching contribution earned in 2022 but credited to Mr. Levy’s account in 2023; (ii) $684 in Company-paid premiums for executive life insurance; and (iii) $13,725 in Company paid 401(k) matching contributions.

(10)	Effective October 27, 2022, the Board decided to change the leadership of the Company, resulting in Dr. John Agwunobi departing as the Company’s Chairman and Chief Executive Officer.

(11)	Amounts disclosed in this column for Dr. Agwunobi for 2022 include: (i) $570 in Company-paid premiums for executive life insurance; (ii) $13,050 in Company paid 401(k) matching contributions and (iii) $2,261,538 paid pursuant to the Separation Agreement and General Release entered into between the Company’s subsidiary, Herbalife International of America, Inc. and Dr. Agwunobi, dated October 31, 2022.

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2022 Grants of plan-based awards

The following table sets forth all grants of plan-based awards made to the NEOs during the fiscal year ended December 31, 2022. For further discussion regarding the grants see “— Compensation discussion and analysis — Long-term incentive awards” on page 47.

NEO	Grant Date(1)	Estimated future payouts under non-equity incentive plan awards(2)					Estimated future payouts under equity incentive plan awards(1)			All other stock awards: number of shares or stock units (#)	Exercise or base price of Option Awards ($/share)	Grant date fair value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)

Michael O. Johnson		—	—		—

	05/05/2022						5,387	5,387	5,387	—	—	134,998

	12/22/2022						346,020	346,020	346,020	—	—	4,999,989

	12/22/2022						783,699	783,699	783,699	—	14.45	5,000,000

Alexander Amezquita		197,312	394,623		789,246

	02/25/2022						18,768	30,029	52,551	—	—	1,099,962

	12/09/2022						94,637	94,637	94,637	—	—	1,199,997

Mark Schissel		185,500	371,000		742,000

	02/25/2022						18,768	30,029	52,551	—	—	1,099,962

	12/09/2022						94,637	94,637	94,637	—	—	1,199,997

Henry Wang		190,315	380,630		761,260

	02/25/2022						18,768	30,029	52,551	—	—	1,099,962

	12/09/2022						94,637	94,637	94,637	—	—	1,199,997

Frank Lamberti		169,950	339,900		679,800

	02/25/2022						11,090	17,744	31,052	—	—	649,963

	12/09/2022						94,637	94,637	94,637	—	—	1,199,997

John DeSimone		220,199	440,397		880,794

	02/25/2022						38,390	61,424	107,492	—	—	2,249,961

Robert Levy		169,950	339,900		679,800

	02/25/2022						11,090	17,744	31,052	—	—	649,963

	12/09/2022						94,637	94,637	94,637	—	—	1,199,997

John O. Agwunobi		630,000	1,260,000	(4)	2,520,000	(4)

	02/25/2022						85,312	136,500	238,875	—	—	4,999,995

(1)	The Committee approved the annual equity awards in February 2022, and approved a separate grant of RSUs to Messrs. Amezquita, Lamberti, Levy, Schissel and Wang and SARs and RSUs grants to Mr. Johnson in December 2022. Because he was no longer considered a Section 16 officer, and based on reporting structure at the time, Mr. Levy was not subject to Committee review during the time of his February 2022 award. All equity grants reflected in this table were made under the 2014 Plan

(2)	Calculated using prorated salaries for Messrs. Amezquita and DeSimone due to salary changes during the year, as further outlined under “Base Salaries” above.

(3)	For the 2022 PSU grants, the grant date fair value above was calculated assuming performance at the target level.

(4)	Dr. Agwunobi departed from the Company in October 2022 and was no longer eligible under the 2022 annual incentive plan.

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Narrative disclosure to summary compensation table and grants of plan-based awards

Equity Awards. In fiscal year 2022, we granted each of our NEOs long-term performance-based compensation in the form of PSUs and RSUs, other than Mr. Johnson, whose 2022 equity grants consisted of RSUs and SARs. For the grants made in February 2022, the number of PSUs granted was calculated by dividing 75% of the total equity award value by the closing price of our stock on the date of grant. All equity awards shown in this table were granted under the 2014 Plan. PSUs awarded to our NEOs in fiscal year 2022 will vest, subject to continued employment, on December 31, 2024, and subject further to the achievement of the performance targets set by the Committee as measured over the performance period beginning on January 1, 2022 and ending on December 31, 2024 as determined by the Committee. Such targets were established based on the Long-Range Forecast. The number of PSUs that will become earned and vested will be determined based on the Company’s performance against the performance targets. As such, the minimum number of PSUs that may become earned and vested is 0%. The maximum number of PSUs that may become earned and vested is 200% of the PSU award granted to the participant. The final number of PSUs earned will be based on the assessment of three-year performance against pre-determined goals for Local

Currency Net Sales and Adjusted EBIT as further discussed in the “Long-Term Incentive Awards” section. RSUs awarded to our NEOs in February 2022 will vest, subject to continued employment, in three annual installments: 20% on the first and second anniversaries of the grant date and 60% on the third anniversary of the grant date. RSUs awarded to our NEOs in December 2022, other than Mr. Johnson, will vest on the two-year anniversary of the grant date. Mr. Johnson’s RSUs awarded in December 2022 will vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. Mr. Johnson’s SARs awarded in December 2022 will vest on the second anniversary of the grant date. The circumstances pursuant to which the equity awards have accelerated vesting are described below in the section entitled “Potential Payments Upon Termination or Change in Control” on page 64.

Non-Equity Incentive Plan Compensation Awards. These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our NEOs as annual incentive bonuses for fiscal year 2022. Target bonus amounts assume achievement of the objective goals at the target amounts. Maximum bonus amounts assume achievement of the objective goals at the maximum for a payout of 200% of target. The NEOs received actual bonuses for fiscal year 2022 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table.

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Outstanding equity awards at 2022 fiscal year-end

The following table sets forth equity awards of the NEOs outstanding as of December 31, 2022.

NEO	Grant Date	Option/Stock Appreciation Right Awards						Stock Awards
		Number of securities underlying unexercised options/SARs (#) exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options/SARs (#)		Exercise Price ($)	Expiration date		Equity incentive plan awards: number of unearned stock units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Michael O. Johnson	05/05/2022							5,387	(1)	$80,159
	12/22/2022		783,699	(2)	14.45	12/22/2032
	12/22/2022							346,020	(3)	$5,148.778
Alexander Amezquita	02/20/2020							3,646	(4)	$54,252
	11/09/2020							3,650	(4)	$54,312
	02/19/2021							7,759	(5)	$115,454
	02/19/2021							2,069	(4)	$30,787
	03/03/2021							1,621	(5)	$24,120
	03/03/2021							432	(4)	$6,428
	02/25/2022							22,522	(6)	$335,127
	02/25/2022							7,507	(4)	$111,704
	12/09/2022							94,637	(7)	$1,408,199
Mark Schissel	02/20/2020							17,579	(8)	$261,576
	02/20/2020							2,576	(4)	$38,331
	04/07/2020							50,284	(9)	$748,226
	02/19/2021							10,086	(5)	$150,080
	02/19/2021							2,690	(4)	$40,027
	08/05/2021							9,457	(5)	$140,720
	02/25/2022							22,522	(6)	$335,127
	02/25/2022							7,507	(4)	$111,704
	12/09/2022							94,637	(7)	$1,408,199
Henry Wang	05/09/2016	9,040			31.255	05/09/2026	(10)
	02/27/2017	12,288			28.595	02/27/2027	(10)
	02/20/2020							17,579	(8)	$261,576
	02/20/2020							2,576	(4)	$38,331
	02/19/2021							12,414	(5)	$184,720
	02/19/2021							3,311	(4)	$49,268
	02/25/2022							22,522	(6)	$335,127
	02/25/2022							7,507	(4)	$111,704
	12/09/2022							94,637	(7)	$1,408,199
Frank Lamberti	12/19/2013	5,675			39.79	12/19/2023	(10)
	04/30/2014	7,217			29.99	04/30/2024	(10)
	03/02/2015	14,070			15.22	03/02/2025	(10)
	02/29/2016	12,540			27.375	02/28/2026	(10)
	05/09/2016	30,231			31.255	05/09/2026	(10)
	02/27/2017	31,779			28.595	02/27/2027	(10)
	02/20/2020							17,579	(8)	$261,576
	02/20/2020							2,576	(4)	$ 38,331
	04/07/2020							50,284	(9)	$ 748,226
	02/19/2021							10,086	(5)	$ 150,080
	02/19/2021							2,690	(4)	$ 40,027
	02/25/2022							13,308	(6)	$198,023
	02/25/2022							4,436	(4)	$66,008
	12/09/2022							94,637	(7)	$1,408,199
John DeSimone	05/09/2016	116,560			31.255	05/09/2026	(10)
	02/27/2017	122,528			28.595	02/27/2027	(10)
	02/20/2020							34,620	(8)	$515,146
	02/20/2020							5,073	(4)	$75,486
	03/30/2020							34,384	(8)	$511,634
	03/30/2020							5,038	(4)	$74,965
	02/19/2021							34,916	(5)	$519,550
	02/19/2021							9,311	(4)	$138,548
	02/25/2022							46,068	(6)	$685,492
	02/25/2022							15,356	(4)	$228,497

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NEO	Grant Date	Option/Stock Appreciation Right Awards					Stock Awards
		Number of securities underlying unexercised options/SARs (#) exercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options/SARs (#)	Exercise Price ($)	Expiration date		Equity incentive plan awards: number of unearned stock units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Robert Levy	12/19/2013	39,346		39.79	12/19/2023	(10)
	04/30/2014	40,030		29.99	04/30/2024	(10)
	03/02/2015	84,828		15.22	03/02/2025	(10)
	05/09/2016	43,668		31.255	05/09/2026	(10)
	02/27/2017	45,902		28.595	02/27/2027	(10)
	02/20/2020						17,579	(8)	$261,576
	02/20/2020						2,576	(4)	$38,331
	02/19/2021						10,086	(5)	$150,080
	02/19/2021						2,690	(4)	$40,027
	02/25/2022						13,308	(6)	$198,023
	02/25/2022						4,436	(4)	$66,008
	12/09/2022						94,637	(7)	$1,408,199
John O. Agwunobi	02/29/2016	55,324		27.375	01/29/2023	(10)
	02/27/2017	21,186		28.595	01/29/2023	(10)
	02/20/2020						34,620	(8)	$515,146
	03/30/2020						78,694	(8)	$1,170,967

(1)	This grant was made in April 2022 in connection with Mr. Johnson’s service on the Board. Subject to continued service on the Board, these SARs will vest 100% on April 15, 2023.

(2)	Subject to employment agreement, these SARs will vest 100% on the second anniversary of the grant date.

(3)	Subject to employment agreement, these RSUs vest annually, 50% on the first anniversary and 50% on the second anniversary of the grant date.

(4)	Subject to continued employment, these RSUs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date.

(5)	Subject to continued employment, these PSUs vest 100% on December 31, 2023; provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(6)	Subject to continued employment, these PSUs vest 100% on December 31, 2024; provided that the applicable performance criteria are met. The number of PSUs reflected assumes a target level of performance.

(7)	Subject to continued employment, these RSUs vest 100% on the second anniversary of the grant date.

(8)	Subject to continued employment, these PSUs vest 100% on December 31, 2022 provided that the applicable performance criteria are met. This figure reflects the number of PSUs that were actually received or acquired in February 2023 following certification of the performance thresholds by the Compensation Committee.

(9)	Subject to continued employment, these RSUs vest 100% on the third anniversary of the grant date

(10)	These SARs were fully vested as of December 31, 2022.

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2022 Option exercises and stock vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options/SARs and the vesting of stock awards of the NEOs during the fiscal year ended December 31, 2022.

NEO	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael O. Johnson	—	—	—	—
Alexander Amezquita	—	—	5,515	$204,422
Mark Schissel	—	—	13,203(1)	$558,048
Henry Wang	—	—	13,358(1)	$564,753
Frank Lamberti	—	—	13,203(1)	$558,048
John DeSimone	—	—	28,683(1)	$1,193,325
Robert Levy	—	—	13,203(1)	$558,048
John O. Agwunobi	—	—	33,175(1)	$1,359,712

(1)	Number includes PSUs that vested as of December 31, 2021, but were not received or acquired until February 2022 following certification of the performance thresholds by the Compensation Committee once the metrics results were available.

2022 Non-qualified deferred compensation table

The following table sets forth all non-qualified deferred compensation of the NEOs for the fiscal year ended December 31, 2022 pursuant to the Herbalife International of America, Inc. Senior Executive Deferred Compensation Plan, effective January 1, 1996, as amended and restated, or the Senior Executive Plan.

NEO	Executive contributions in last FY ($)	Company contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distribution ($)	Aggregate balance at last FYE ($)(2)
Michael O. Johnson	—	—	—	—	—
Alexander Amezquita	18,913	8,238	(4,384)	—	38,709
Mark Schissel	30,226	7,875	(31,800)	183,339	199,101
Henry Wang	—	—	—	—	—
Frank Lamberti	—	—	(14,201)	—	105,729
John DeSimone	28,144	9,026	(176,406)	—	677,015
Robert Levy	141,625	9,153	92,315	—	3,179,050
John O. Agwunobi	525,332	—	(282,146)	—	1,346,810

(1)	Amounts reported as compensation in “All Other Compensation” in the “2022 Summary Compensation Table”. Each amount represents contributions earned in 2022 but credited to the NEO’s account in 2023 and thus not part of the “Aggregate balance at last FYE”.

(2)	Amounts include the following, which have been included in the Summary Compensation Table of the Company’s previously filed proxy statements: $430,923 for Mr. DeSimone for the reported years 2012 to 2021; $1,368,949 for Dr. Agwunobi for the reported years 2018 to 2021; $23,504 for Mr. Amezquita for the reported year 2021; and $24,497 for Mr. Schissel for the reported year 2021.

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Non-qualified deferred compensation plans.    We maintain the Senior Executive Plan, which covers all eligible employees at the rank of Senior Vice President and higher.

The Senior Executive Plan is unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” which assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Senior Executive Plan allows eligible employees, who are selected by the administrative committee that manages and administers the plan, or the Deferred Compensation Committee, to elect annually to defer up to 75% of their annual base salary and up to 100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times.

Effective January 1, 2013, the matching contribution under the Senior Executive Plan was changed to 3.5% of a participant’s annual base salary in excess of the qualified plan annual compensation limit and the amount by which deferrals reduce 401(k) eligible pay below the IRS limit.

Each participant in the Senior Executive Plan may determine how his or her Annual Deferral Amount and matching contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Senior Executive Plan, however, does not require us to actually acquire or hold any investment fund or other assets to fund the Senior Executive Plan. The entire interest of each participant in the Senior Executive Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a “Scheduled In-Service Withdrawal” equal to the Annual Deferral Amount and the matching contributions, if any, attributable thereto plus earnings, and shall be payable two or more years after the end of the plan year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Senior Executive Plan was amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Senior Executive Plan prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Potential payments upon termination or change in control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2022 based upon the closing price of a Common Share on the NYSE on December 30, 2022 of $14.88, given the NEOs’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2022 Non-Qualified Deferred Compensation” table.

Severance Plan

On October 31, 2016, the Committee approved the Severance Plan. As of December 31, 2022, each of our NEOs were participants in the Severance Plan, other than Mr. Johnson (who is not eligible under the terms of his employment agreement) and Dr. Agwunobi (who departed the Company in October 2022). Our other executive officers are eligible to participate in the Severance Plan, subject to being designated to participate by the Committee. The participation in the Severance Plan is described in more detail below. In addition, the Company has also entered into award agreements governing the equity-based compensation awards (including RSUs and PSUs) granted to each of the NEOs.

Under the Severance Plan, in the event an NEO’s respective employment is terminated by Herbalife International of America, Inc. without “Cause” (as defined in the Severance Plan), other than in connection with their death or disability, or by such NEO for “Good Reason” (as defined in the Severance Plan), the NEOs (other than the CEO) would each be entitled to a lump sum severance payment equal to 1.0x their annualized base salary. Such lump sum amount as of December 31, 2022 would be equal to $550,000 for Mr. Amezquita, $530,000 for Mr. Schissel, $550,000 for Mr. Wang, $566,500 for Mr. Lamberti, $348,000 for Mr. DeSimone and $566,500 for Mr. Levy. If the CEO were a participant, such individual would be entitled to a lump sum severance payment equal to 2.0x annualized base salary, reduced to 1.5x after 5 years of participation in the Severance Plan. Mr. Johnson is not a participant in the Severance Plan, pursuant to the CEO Employment Agreement, as described above. Additionally, participants would be entitled in such case to a payment of a pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurs (based on the actual performance of Herbalife International of America, Inc. over the entire year and the number of days worked by the NEO in such year), payable at the same time as bonuses are paid to executives generally for such year. Payment of the severance

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payment is subject to and conditioned upon the execution of a general release in favor of the Company and additional requirements set forth in the Severance Plan.

Mr. Johnson’s Employment Agreement

As discussed, Mr. Johnson is not eligible to participate in the Severance Plan pursuant to the terms of the CEO Employment Agreement (as described on page 51 under “Employment and severance agreements”). In connection with the CEO Employment Agreement, Mr. Johnson received the CEO Equity Awards. Pursuant to the CEO Employment Agreement, if: (i) Mr. Johnson voluntarily resigns as Chief Executive Officer without a new non-interim Chief Executive Officer having been appointed by the Board, the unvested CEO Equity Awards will be forfeited; (ii) prior to the first anniversary of the Grant Date, a new non-interim Chief Executive Officer has been appointed by the Board and Mr. Johnson remains as a member of the Board, then the CEO RSU Award will continue to vest subject to his continuous service as a member of the Board through the remainder of the vesting period and 50% of the CEO SARs Award will be forfeited and the remaining 50% of the CEO SARs Award will continue to vest subject to his continuous service as a member of the Board through the remainder of the vesting period; (iii) on or after the first anniversary of the Grant Date, a new non-interim Chief Executive Officer has been appointed by the Board and Mr. Johnson remains as a member of the Board, then all of Mr. Johnson’s unvested CEO Equity Awards will remain outstanding and eligible to vest subject to his continuous service as a member of the Board through the remainder of the vesting periods; (iv) a new non-interim Chief Executive Officer has been appointed by the Board and Mr. Johnson voluntarily ceases to serve as a member of the Board, then all of the unvested CEO Equity Awards will be forfeited; (v) Mr. Johnson is terminated as Chief Executive Officer or as a member of the Board without “cause” (as defined in the applicable award agreement), then, subject to his execution and non-revocation of a general release of claims in favor of the Company, the CEO RSU Award shall immediately vest in full and a pro-rata portion of the CEO SARs Award will immediately vest based on the number of full months Mr. Johnson was employed and/or providing service as a member of the Board during the vesting periods; or (v) Mr. Johnson is involuntarily terminated within twenty-four (24) months following a “change in control” (as defined in the 2014 Plan), the CEO Equity Awards will be subject to acceleration as provided in Section 15(c) of the 2014 Plan.

Outstanding Equity Awards

Pursuant to each of the NEO’s RSU award agreements granted prior to 2022, the Committee has the discretion to accelerate the vesting of RSUs upon a Change in Control, as defined in the 2014 Plan.

Pursuant to each of the NEO’s RSU award agreements granted in 2022 (other than the May 2022 annual director equity grant to Mr. Johnson), and each of the NEO’s PSU award agreements, as applicable, in the event of their respective involuntary termination of employment within twenty-four months following a Change in Control, as defined in the 2014 Plan, or if the acquiring entity fails to assume or continue the stock-based award: (i) in the case of the RSUs, such unvested RSUs will immediately vest, and (ii) in the case of the PSUs, each will have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control, unless such performance cannot be determined, in which case each will have the right to receive a payment equal to the target amount payable.

Pursuant to Mr. Johnson’s RSU award agreement granted in May 2022 in connection with his Board service, (i) upon the occurrence of a Change in Control, such award will be accelerated and become vested as of immediately prior to the consummation of the Change in Control, and (ii) upon any termination of Mr. Johnson’s service as a member of the Board by reason of Participant’s death or disability, all unvested RSUs shall vest as of the date of such termination of service.

John Agwunobi’s Separation Agreement

Effective October 27, 2022, the Board decided to change the leadership of the Company, resulting in Dr. John Agwunobi departing as the Company’s Chairman and Chief Executive Officer. In connection with this transition, HIAI entered into the Separation Agreement with Dr. Agwunobi (as described on page 51 under “Employment and severance agreements”). Pursuant to the terms of the Separation Agreement, Dr. Agwunobi: (i) will not solicit any of the Company’s employees, distributors or customers between October 31, 2022 and December 31, 2023; (ii) will not disparage, defame or make any negative or derogatory statements about the Company or any of its affiliates, past or current officers, directors, employees or members; and (iii) will cooperate with the Company in connection with any internal or external investigations and legal matters. Additionally, the Separation Agreement includes a customary general release by Dr. Agwunobi of all waivable claims against the Company and its affiliates and reinforces Dr. Agwunobi’s obligation to not disclose any confidential information. The foregoing items are collectively referred to as the “Consideration Requirements.” In exchange for the foregoing, the Company paid Dr. Agwunobi remuneration in the amount of $2,261,538, which represents: (i) the portion of Dr. Agwunobi’s base salary that he would have earned if he had remained employed by the Company through December 31, 2022; and (ii) an amount equal to two years of Dr. Agwunobi’s base salary as of October 31, 2022. Dr. Agwunobi’s unvested PSUs granted in 2020 remained effective following October 31, 2022 and were

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settled in February 2023 on the dates and in the amounts that they would have been settled as if he had remained employed by the Company through the applicable vesting date. Breach of any of the Consideration Requirements will allow the Company to terminate any payment or consideration, and recoup any previously paid amounts, under the Separation Agreement.

Definitions

A “Change in Control” for purposes of the summary of the 2014 Plan means the occurrence of any one of the following (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2014 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2014 Plan, be considered as a member of the incumbent board; or (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

For the purposes of the award agreements governing the NEOs’ PSUs and RSUs, a “Change in Control” has the same meaning as set forth in the paragraph immediately stated above.

For the purposes of the Severance Plan, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) failure to perform substantially all of his or her duties, (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its affiliates; (iv) willful misconduct or negligence resulting in a material economic harm to the Company or any of its affiliates; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (viii) willful disloyalty to the Company or any of its affiliates; (ix) violation, as determined by the Board based on opinion of its counsel, of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs his or her ability to carry out his or her duties and responsibilities; or (xi) material violation of the Company’s policies and procedures or any breach of any agreement between the Company and him or her.

•	The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material reduction in the executive’s annual base salary unless such reduction is part of an across-the-board reduction in executive officer base salaries approved by the Company’s Chief Executive Officer; (ii) a material diminution in the executive’s authority, duties and responsibilities from those either previously in effect or, if applicable, as defined in an employment agreement between the executive and the Company (serving in a similar functional role (e.g., financial, legal) following a corporate transaction shall not in and of itself be deemed a material diminution); or (iii) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before; provided, however, that Good Reason shall not exist unless the executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

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The table below sets forth the estimated value of the potential payments to each of our NEOs, assuming the executive’s employment had terminated on December 31, 2022 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

NEO	Termination without cause or with good reason not in connection with a change in control ($)		Termination without cause or with good reason in connection with a change in control ($)	Change in control (without termination)(1) ($)	Death or Disability ($)
Michael O. Johnson
Severance(2)	—		—	—	—
Bonus(3)	—		—	—	—
Equity acceleration(4)	5,148,778	(5)	5,228,936	80,159	80,159
Life insurance	—		—	—	2
Alexander Amezquita
Severance(2)	550,000		550,000	—	—
Bonus(3)	—		—	—	—
Equity acceleration(4)	—		2,140,384	145,779	—
Life insurance	—		—	—	1,100,000
Mark Schissel
Severance(2)	530,000		530,000	—	—
Bonus(3)	—		—	—	—
Equity acceleration(4)	—		2,972,414	938,288	—
Life insurance	—		—	—	1,060,000
Henry Wang
Severance(2)	550,000		550,000	—	—
Bonus(3)	—		—	—	—
Equity acceleration(4)	—		2,127,349	87,599	—
Life insurance	—		—	—	1,100,000
Frank Lamberti
Severance(2)	566,500		566,500	—	—
Bonus(3)	—		—	—	—
Equity acceleration(4)	—		2,648,893	826,584	—
Life insurance	—		—	—	1,133,000
John DeSimone
Severance(2)	348,000		348,000	—	—
Bonus(3)	—		—	—	—
Equity acceleration(4)	—		1,722,539	288,999	—
Life insurance	—		—	—	696,000
Robert Levy
Severance(2)	566,500		566,500	—	—
Bonus(3)	—		—	—	—
Equity acceleration(4)	—		1,900,667	78,358	—
Life insurance	—		—	—	1,133,000

(1)	With respect to RSUs granted prior to 2022 held by Messrs. Amezquita, Schissel, Wang, Lamberti, DeSimone and Levy, the reported amounts assume the Committee exercised its discretion to accelerate the awards.

(2)	Based on base salary as of December 31, 2022. Mr. Johnson is not eligible to participate in the Severance Plan.

(3)	Per the terms of the Severance Plan, as described in this section, upon a termination of his employment by the Company without Cause (other than due to death or disability) or by him for Good Reason each of Messrs. Amezquita, Schissel, Wang, Lamberti, DeSimone and Levy are entitled to a pro rata bonus for the year in which the termination occurs based on the Company’s actual results for the entire year. Amount reflects that such individuals did not earn bonuses in 2022, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2022 Summary Compensation Table.”

(4)	Amounts with respect to accelerated vesting of stock awards were based on the closing price of a Common Share on the NYSE on December 30, 2022 of $14.88.

Executive compensation	67

(5)	Pursuant to Mr. Johnson’s CEO Employment Agreement, if Mr. Johnson is terminated as Chief Executive Officer or as a member of the Board without “cause” (as defined in the applicable award agreement), then, subject to his execution and non-revocation of a general release of claims in favor of the Company, the CEO RSU Award shall immediately vest in full and a pro-rata portion of the CEO SARs Award will immediately vest based on the number of full months Mr. Johnson was employed and/or providing service as a member of the Board during the vesting periods.

Pay ratio disclosure

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer.

For purposes of determining the required ratio, in order to better reflect our employee compensation practices, annual total compensation for our median employee and for our CEO includes the dollar value of non-discriminatory medical, dental and vision benefits, group life insurance and employer contributions for disability insurance coverage and our employee assistance program, which are not required to be reported as compensation for our CEO in the 2022 Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2022 was $39,782.

Dr. Agwunobi, who was the Company’s Chairman and CEO until October 27, 2022, had an annualized total compensation in 2022 of $6,096,620. As a result, we estimate that Dr. Agwunobi’s 2022 compensation is approximately 153 times that of our median employee.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The reported pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. For these purposes, we identified the median compensated employee using base salary and bonus paid from October 1, 2021 through September 30, 2022, which we annualized for any employee who did not work for the entire year. We identified our employee population as of October 1, 2022 based on our Human Resources records.

68	Executive compensation

Pay v. Performance

As discussed in the Compensation Discussion and Analysis above, the Committee has implemented an executive compensation program designed to link a substantial part of each executive’s realized compensation to the achievement of the Company’s financial and operating objectives as well as to align executives’ pay with changes in the value of long-term stakeholder value. As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation

S-K,

we are providing the following information regarding the compensation of our named executive officers and the Company’s performance.

								VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON: (5)
YEAR (1)	SUMMARY COMPENSATION TABLE TOTAL FOR AGWUNOBI ($) (2)		COMPENSATION ACTUALLY PAID TO AGWUNOBI ($) (3)	SUMMARY COMPENSATION TABLE TOTAL FOR JOHNSON ($) (2)	COMPENSATION ACTUALLY PAID TO JOHNSON ($) (3)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NAMED EXECUTIVE OFFICERS ($) (2)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NAMED EXECUTIVE OFFICERS ($) (4)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (6)	NET INCOME ($, Mil)	OPERATING INCOME (7) ($, Mil)

2022	8,178,230	(8)	(4,173,537)	10,342,634	10,733,195	2,715,872	240,055	31.21	113.44	321.3	610.5

2021	6,996,699		3,673,448	N/A	N/A	2,322,262	1,294,289	85.86	114.26	447.2	794.9

2020	7,235,342		11,642,492	392,317	(1,076,415)	2,580,788	3,628,532	100.8	113.88	372.6	797.9

(1)	The Principal Executive Officer and Named Executive Officers for the applicable years w ere as fol lows:
-
2022: Mr. Johnson served as the CEO starting October 27, 2022 and Dr. John Agwunobi served as the CEO through such date. The Company’s other Named Executive Officers for 2022 were: Alexander Amezquita, Mark Schissel, Henry Wang, Frank Lamberti, John DeSimone and Robert Levy.

-
2021: Dr. John Agwunobi served as the CEO for the entirety of 2021. The Company’s other Named Executive Officers for 2021 were: John DeSimone, Alexander Amezquita, Alan Hoffman, Mark Schissel, and David Pezzullo.

-
2020: Dr. John Agwunobi served as the CEO starting March 30, 2020 and Michael O. Johnson served as CEO through such date. The Company’s other Named Executive Officers for 2020 were: John DeSimone, David Pezzullo, Alexander Amezquita, Alan Hoffman, and Shin-Shing Bosco Chiu.

(2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the
case of Dr. Agwunobi and Mr. Johnson and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s Named Executive Officers for the applicable year other than the principal executive officers for such years.

(3)	Amounts reported in this column represent the compensation actually paid to Dr. Agwunobi and Mr. Johnson, based on respective total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

	Agwunobi			Johnson
	2022	2021	2020	2022	2021	2020

Summary Compensation Table — Total Compensation (a)	$8,178,230	$6,996,699	$7,235,342	$10,342,634	N/A	$392,317

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (b)	$4,999,995	$4,499,958	$4,589,062	$10,134,852	N/A	$0

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (c)	$0	$3,365,060	$8,373,914	$10,525,413	N/A	$0

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (d)	$0	($2,061,673)	$436,415	$0	N/A	$0

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (e)	$0	$0	$0	$0	N/A	$0

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (f)	($3,497,639)	($126,680)	$185,883	$0	N/A	($1,468,732)

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (g)	$3,854,133	$0	$0	$0	N/A	$0

= Compensation Actually Paid	($ 4,173,537)	$3,673,448	$11,642,492	$10,733,195	N/A	($1,076,415)

Pay v. performance	69

(a)	Represents Total Compensation as r eport ed in the Summary Compensation Table for the indicated fiscal year.

(b)
Represents the aggregate grant date fair value of the option awards and stock awards granted to the applicable Named Executive Officer during the indicated fiscal year, computed in accordance with FASB ASC 718.

(c)
Represents the aggregate fair value as of the indicated fiscal year-end
of the applicable Named Executive Officer’s outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with FASB ASC 718.

(d)
Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by the applicable Named Executive Officer as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(e)
Represents the aggregate fair value at vesting of the option awards and stock awards that were granted to the applicable Named Executive Officer and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(f)
Represents the aggregate change in fair value, measured from the prior fiscal year-end
to the vesting date, of each option award and stock award held by the applicable Named Executive Officer that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(g)
Represents the aggregate fair value as of the last day of the prior fiscal year of the applicable Named Executive Officer’s option awards and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

(4)	Amounts reported in this column represent the compensation actually paid to the Company’s Named Executive Officers other than the individuals serving as principal executive officer in the indicated fiscal year, based on the average total compensation for such Named Executive Officers reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	Other Named Executive Officers Average (a)
	2022	2021	2020

Summary Compensation Table — Total Compensation (b)	$2,715,872	$2,322,262	$2,580,788

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (c)	$2,141,627	$1,289,944	$1,312,641

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (d)	$1,455,662	$963,304	$2,275,994

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (e)	($1,076,964)	($628,656)	$257,730

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (f)	$0	$0	$0

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (g)	($712,888)	($72,677)	($173,339)

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (h)	$0	$0	$0

= Compensation Actually Paid	$240,055	$1,294,289	$3,628,532

(a)	Please see footnote 1 for the Named Executive Officers included in the average for each indicated fiscal year.

(b)	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported Named Executive Officers in the indicated fiscal year.

(c)
Represents the average aggregate grant date fair value of the option awards and stock awards granted to the reported Named Executive Officers during the indicated fiscal year, computed in accordance with FASB ASC 718.

(d)
Represents the average aggregate fair value as of the indicated fiscal year-end
of the reported Named Executive Officers’ outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with FASB ASC 718.

(e)
Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by the reported Named Executive Officers as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(f)
Represents the average aggregate fair value at vesting of the option awards and stock awards that were granted to the reported Named Executive Officers and vested during the indicated fiscal year
, com
puted in accordance with FASB ASC 718.

70	Pay v. performance

(g)
Represents the average aggregate change in fair value, measured from the prior fiscal year-end
to the vesting date, of each option award and stock award held by the reported Named Executive Officers that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(h)
Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported Named Executive Officers’ option awards and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

(5)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)	The TSR Peer Group consists of Conagra Brands, Inc., The Hain Celestial Group, Inc., Nu Skin Enterprises, Inc., Post Holdings, Inc., Tupperware Brands Corporation and USANA Health Sciences, Inc., which is our peer group from our Annual Reports on Form
10-K
for fiscal years ended December 31, 2022, December 31, 2021 and December 31, 2020.

(7)	For 2022, as described in the Compensation Discussion and Analysis, the Committee determined that Operating Income, as used under the Company’s 2022 annual incentive plan, continues to be viewed as a core driver of the Company’s performance and shareholder value creation and, accordingly, the Committee selected it as the Company-Selected Measure. Operating Income is presented as adjusted for bonus purposes, as discussed in the Compensation Discussion and Analysis relating to our annual incentive plan performance.

(8)	Includes $2,261,538 paid pursuant to the Separation Agreement and General Release entered into between the Company’s subsidiary, Herbalife International of America, Inc. and Dr. Agwunobi, dated October 31, 2022.
Relationship Between Pay and Performance

We believe the “Compensation Actually Paid” in each of the years reported above and over the three-year cumulative period are reflective of the Committee’s emphasis on
“pay-for-performance”
as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our share performance and our varying levels of achievement against pre-established
performance goals under our annual incentive plan and our PSUs, including our Operating Income performance. As described in the Compensation Discussion and Analysis, Mr. Johnson’s 2022 compensation is largely in the form of an equity grant in December 2022 with a grant value of $10,000,000, 50% in RSUs and 50% in SARs, and, given the proximity to fiscal year end, retained a similar year-end
value. Mr. Johnson received no compensation in 2021, as he was not an employee of the Company or a member of the Board in 2021.
The table below shows the relationship between compensation actually paid to Dr. Agwunobi and Mr. Johnson and the average of the compensation actually paid to our other NEOs and our cumulative total shareholder return over the three fiscal years ending December 31, 2022:

Pay v. performance	71

The table below shows the relationship between our cumulative total share hold
er return and that of our peer group, in each case over the three fiscal years ending December 31, 2022:

The table below shows the relationship between compensation actually paid to Dr. Agwunobi and Mr. Johnson and the average of the compensation actually paid to our other NEOs and our Net Income and Operating Income over the three fiscal years ending December 31, 2022:

72	Pay v. performance

The following is a list of financial performance and other measures, which in the Company’s assessment represent the most important financial and other performance measures used by the Company to link compensation actually paid to the Named Executive Officers for 2022, as further described in the Compensation Discussion and Analysis:

•	Operating Income (used in the Company’s 2022 Annual Incentive Plan)

•	Volume Points (used in the Company’s 2022 Annual Incentive Plan)

•	Adjusted EBIT (used in the Company’s 2022 PSU grants)

•	Local Currency Net Sales (used in the Company’s 2022 PSU grants)

Pay v. performance	73

Part 5	Security ownership of certain beneficial owners and management

Beneficial ownership

The following table sets forth the beneficial ownership of Common Shares as of February 28, 2023, the Record Date, of (1) each director and director nominee, (2) each of the named executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to the Company to beneficially own more than five percent (5%) of outstanding Common Shares. The Common Shares are the Company’s only class of voting securities that are issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to Common Shares. Except as otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law. Common Shares subject to stock options, warrants and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of February 28, 2023 are considered outstanding and beneficially owned by the person holding the security for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of beneficial owner	Amount and nature of beneficial ownership	Percentage ownership(1)

Directors and Director Nominee

Richard H. Carmona(2)	23,223	*

Celine Del Genes(2)	5,387	*

Kevin M. Jones(2)	5,387	*

Sophie L’Hélias(2)	17,060	*

Alan W. LeFevre(3)	37,984	*

Juan Miguel Mendoza(2)	16,593	*

Don Mulligan(2)	38,560	*

Maria Otero(2)	31,507	*

John Tartol(2)	321,793	*

Stephan Paulo Gratziani(4)	0	*

Named executive officers

Michael O. Johnson(5)	275,062	*

Alexander Amezquita(6)	21,254	*

Mark Schissel(7)	101,518	*

Henry Wang	42,056	*

Frank Lamberti(8)	113,539	*

John DeSimone(9)	175,731	*

Robert Levy(10)	542,508	*

John O. Agwunobi	130,923	*

All directors and executive officers as a group (16 persons)(11)	1,128,312	1.14%

Greater than 5% beneficial owners

BlackRock, Inc.(12)	7,663,315	7.76%

Morgan Stanley(13)	5,255,046	5.32%

Renaissance Technologies LLC(14)	6,512,364	6.6%

The Vanguard Group(15)	12,785,306	12.95%

The Windacre Partnership LLC(16)	9,253,500	9.37%

74	Security ownership of certain beneficial owners and management

*	Less than 1% security ownership by certain beneficial owners and management.

(1)	Applicable percentage is based upon 98,733,602 Common Shares issued and outstanding as of February 28, 2023.

(2)	Includes 5,387 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 28, 2023.

(3)	Includes 6,384 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 28, 2023.

(4)	Mr. Gratziani is a new director nominee.

(5)	Mr. Johnson is also a director. Includes 5,387 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 28, 2023.

(6)	Includes 108 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 28, 2023.

(7)	Includes 50,284 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 28, 2023.

(8)	Includes 14,070 SARs equivalent to 3,003 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2023, 50,284 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 28, 2023, and 21,086 vested but deferred RSUs that are convertible to Common Shares.

(9)	Includes 5,038 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 28, 2023.

(10)	Includes 84,828 SARs equivalent to 18,105 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2023 and 142,740 vested but deferred RSUs that are convertible to Common Shares.

(11)	Includes 53,222 SARs equivalent to 25,444 Common Shares which have vested or will vest and become exercisable within 60 days of February 28, 2023, 155,543 RSUs with restrictions that may lapse and be paid in Common Shares within 60 days of February 28, 2023, and 21,086 vested but deferred RSUs that are convertible to Common Shares.

(12)	The information regarding the beneficial ownership of BlackRock, Inc. is based on the Schedule 13G filed with the SEC by BlackRock, Inc. on February 7, 2023. According to this Schedule 13G, BlackRock, Inc. has (i) sole power to vote 7,455,868 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 7,663,315 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(13)	The information regarding the beneficial ownership of Morgan Stanley is based on the Schedule 13G filed with the SEC by Morgan Stanley on February 9, 2023. According to this Schedule 13G, Morgan Stanley has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 5,234,623 Common Shares, (iii) sole power to dispose of 0 Common Shares and (iv) shared power to dispose of 5,255,046 Common Shares. The address for Morgan Stanley is 1585 Broadway New York, NY 10036.

(14)	The information regarding the beneficial ownership of Renaissance Technologies LLC is based on the Schedule 13G/A filed jointly with the SEC by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation on February 13, 2023. According to this Schedule 13G/A, the reporting persons each have (i) sole power to vote 6,512,364 Common Shares, (ii) shared power to vote 0 Common Shares, (iii) sole power to dispose of 6,512,364 Common Shares and (iv) shared power to dispose of 0 Common Shares. The address for the reporting persons is 800 Third Avenue, New York, New York 10022.

(15)	The information regarding the beneficial ownership of The Vanguard Group — 23-1945930, or the Vanguard Group, is based on the Schedule 13G/A filed with the SEC by the Vanguard Group on February 9, 2023. According to this Schedule 13G/A, the Vanguard Group has (i) sole power to vote 0 Common Shares, (ii) shared power to vote 202,191 Common Shares, (iii) sole power to dispose of 12,489,985 Common Shares, and (iv) shared power to dispose of 295,321 Common Shares. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(16)	The information regarding the beneficial ownership of The WindAcre Partnership LLC, or Windacre, is based on the Schedule 13G filed jointly with the SEC by Windacre, The WindAcre Partnership Master Fund LP and Snehal Rajnikant Amin on February 14, 2023. According to this Schedule 13G, the reporting persons each have (i) sole power to vote 0 Common Shares, (ii) shared power to vote 9,253,500 Common Shares, (iii) sole power to dispose of 0 Common Shares, and (iv) shared power to dispose of 9,253,500 Common Shares. The address for WindAcre is 2200 Post Oak Blvd., Suite 1580, Houston, Texas 77056. The address for The WindAcre Partnership Master Fund LP is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.

Security ownership of certain beneficial owners and management	75

Part 6	Certain relationships and related transactions

Pursuant to the Audit Committee charter, the Audit Committee is responsible for establishing and periodically reviewing policies and procedures for the review and approval of related party transactions (as defined in the SEC rules), and reviewing, approving and overseeing such related party transactions. The Company has a written Related Party Transaction Policy, which requires Audit Committee approval or ratification of transactions between the Company and any director, executive officer or holder of more than 5% of our voting securities and their affiliates (each, a related party) involving or expected to involve an amount of at least $120,000 in any fiscal year in which the related party has a direct or indirect interest. Transactions, along with all relevant facts and circumstances, are to be submitted to the Audit Committee for consideration. In between regularly scheduled meetings, the chair of the Audit Committee, after consulting with the Company’s General Counsel, may approve or not approve the transaction (provided the chair has no interest in such transaction), after which, if approved, such transaction would be submitted to the Audit Committee at its next regularly scheduled meeting for ratification. The Related Party Transaction Policy also outlines certain transactions that are deemed to be pre-approved by the Audit Committee.

Mr. Mendoza’s and his family’s earnings as distributors of Herbalife Nutrition products, Mr. Tartol’s and his family’s earnings as distributors of Herbalife Nutrition products, Mr. Gratziani’s earnings as distributor of Herbalife Nutrition products and the compensation of the spouse of one of our non-NEO executive officers summarized under the subsection “Other transactions” fall within the category of transactions that are deemed to be pre-approved pursuant to the Related Party Transaction Policy.

Ongoing related party transactions

Indemnification of directors and officers

The Company is a Cayman Islands exempted company incorporated with limited liability. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his or her obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under the Articles. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies covering our directors and officers with respect to certain liabilities, including those arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

76	Certain relationships and related transactions

Other transactions

The earnings of Messrs. Mendoza and Tartol in 2022 under the Company’s Marketing Plan resulting from their respective activities as Herbalife Nutrition Members are discussed in the 2022 Director Compensation table on page 11.

Additionally, the sister and brother-in-law of Mr. Mendoza, a director, earned approximately $2,019,362 in compensation in 2022 under Herbalife Nutrition’s Marketing Plan resulting from their activities as Herbalife Members. Mr. Mendoza’s sister-in-law earned approximately $123,706 in compensation in 2022 under Herbalife Nutrition’s Marketing Plan resulting from her activities as an Herbalife Member.

The sister of Mr. Tartol, a director, earned approximately $1,640,933 in compensation in 2022 under the Company’s Marketing Plan resulting from her activities as an Herbalife Nutrition Member, which included $2,500 of speaker fees. Mr. Tartol’s brother and sister-in-law earned approximately $531,544 in compensation in 2022, and Mr. Tartol’s son earned approximately $131,471 in compensation in 2022, in each case under the Company’s Marketing Plan resulting from their respective activities as Herbalife Nutrition Members.

Mr. Gratziani, a nominee for director, earned approximately $5,079,398 in compensation in 2022 under the Company’s Marketing Plan resulting from his activities as an Herbalife Member, which included $20,000 of speaker fees.

A spouse of one of our executive officers, who is not an NEO, is an employee of the Company and was paid approximately $607,963 in fiscal year 2022, based on the average exchange rate of $1.2372 per GBP in 2022. This amount is based on total base salary, bonus and all other compensation, including car allowance. The spouse also received a grant of 6,279 RSUs in 2022, which have an aggregate grant date fair value of approximately $230,000, which will vest in subsequent years starting 2023, subject to certain conditions.

Certain relationships and related transactions	77

Part 7	Additional information

Information with respect to securities authorized for issuance under equity compensation plans

The following table sets forth as of December 31, 2022, information with respect to (a) the number of securities to be issued upon exercise of outstanding options, warrants and rights, (b) the weighted average exercise price of outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under the Company’s equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights[2]	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a))[3]
	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	4,560,172	24.21	5,449,016

Equity compensation plans not approved by security holders	—	—	—

Total	4,560,172	24.21	5,449,016

(1)	Consists of the Amended and Restated Herbalife Ltd. 2005 Stock Incentive Plan and the Amended and Restated Herbalife Ltd. 2014 Stock Incentive Plan. In February 2008, a shareholder-approved Employee Stock Purchase Plan was implemented. See note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 regarding share-based compensation.

(2)	Number of securities to be issued upon exercise of SARs was calculated using the market price as of December 30, 2022. Number of securities to be issued upon vesting of PSUs was calculated assuming the maximum level of performance is achieved.

(3)	Includes 2.9 million Common Shares available for future issuance under the shareholder approved Employee Stock Purchase Plan which was implemented in February 2008.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the SEC and written representations from the Company’s directors and executive officers, we believe that during 2022, all transactions were reported on a timely basis except for a Form 4 by John Tartol, a member of the Board, reporting an open market purchase of 5,000 Common Shares completed on May 5, 2022, which was filed August 3, 2022.

78	Additional information

“Householding” of proxy materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of these proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify the Company by sending a written request to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or by email to corpsec@herbalife.com. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

Shareholder nominations

Your attention is drawn to Articles 77 to 80 of the Articles in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered office of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they

Additional information	79

appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures. Nominations not meeting these requirements will be disregarded.

In addition to satisfying the requirements in the Articles, if a shareholder wishes to solicit proxies in support of nominees submitted under these provisions of the Articles, under Rule 14a-19, the SEC’s universal proxy rule, notice must be received by our Corporate Secretary at the address noted above no later than the close of business on February 26, 2024.

Shareholder proposals for the 2024 annual general meeting

Pursuant to the Articles, for a shareholder to bring a matter before the 2024 annual general meeting, the business must be legally proper and written notice of the shareholder proposal must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it. If the Chair of the meeting determines that any such proposed business has not been properly brought before the meeting, he shall declare such business out of order, and such business shall not be conducted at the meeting.

Shareholders interested in submitting a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2024 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November         , 2023. Proposals should be sent to our Corporate Secretary at c/o Herbalife International of America, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015. Proposals not meeting the applicable requirements will be disregarded.

Codes of conduct and principles of corporate governance

Our Board of Directors has adopted a Code of Conduct applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Principles of Corporate Governance, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Conduct and Principles of Corporate Governance are available on our website at https://ir.herbalife.com/corporate-governance, or in print to any shareholder who requests it, as set forth under the subsection “Annual report, financial and additional information.”

Any amendment or waiver of a provision of the Company’s Code of Conduct requiring disclosure under applicable rules with respect to any of the Company’s executive officers or directors will be posted on the Company’s website within four business days of such amendment or waiver at www.herbalife.com.

80	Additional information

Annual report, financial and additional information

The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 was filed with the SEC on February 14, 2023. A copy of the Company’s Annual Report on Form 10-K will be furnished to each shareholder of record on the Record Date who requests such materials as set forth below.

The Company’s filings with the SEC are all accessible on the Company’s website at https://ir.herbalife.com/financial-information/sec-filings. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, and the other documents referenced herein as available to shareholders upon request, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations

Herbalife Nutrition Ltd.

c/o Herbalife International of America, Inc.

800 W. Olympic Blvd.

Suite 406

Los Angeles, California 90015

Other matters

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

HENRY C. WANG

General Counsel and Corporate Secretary

Dated: March     , 2023

Additional information	81

Appendix A

HERBALIFE NUTRITION LTD.

2023 STOCK INCENTIVE PLAN

Effective [                    ], 2023

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HERBALIFE NUTRITION LTD.

2023 STOCK INCENTIVE PLAN

Effective [                    ], 2023

1. Purpose

The purpose of the Herbalife Nutrition Ltd. 2023 Stock Incentive Plan (as amended from time to time, the “Plan”) is to promote and closely align the interests of employees, directors and consultants of Herbalife Nutrition Ltd. (the “Company”) and its shareholders by providing stock-based compensation and other performance-based compensation. The Plan is intended to strengthen the Company’s ability to drive performance which enhances long term shareholder value; to increase employee stock ownership; and to strengthen the Company’s ability to attract and retain outstanding employees, directors and consultants.

The Plan supersedes the Herbalife Ltd. Amended and Restated 2014 Stock Incentive Plan with respect to future awards, and provides for the grant of Options, Stock Appreciation Rights, Stock Units and Restricted Stock, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Committee.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

(b)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(c)

“Award” means an Option, Stock Appreciation Right, Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions in accordance with Section 12 of the Plan.

(d)

“Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.

(e)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

(f)	“Board” means the board of directors of the Company.

(g)	“Change in Control” means the occurrence of any one of the following:

(1)

an acquisition (other than directly from the Company after advance approval by a majority of the Incumbent Board) of Common Shares or other voting securities of the Company by any “person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary, or any person in connection with a transaction described in clause (iii) of this Section 2(d), immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities;

(2)

the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(3)

the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).

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(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(i)	“Committee” means the Compensation Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 6.

(j)	“Common Stock” means the common shares of the Company, par value $0.0005 a share, or such other class or kind of shares or other securities as may be applicable under Section 15.

(k)

“Company” means Herbalife Nutrition Ltd., a Cayman Islands exempted company incorporated with limited liability, and except as utilized in the definition of Change in Control, any successor corporation.

(l)

“Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee, with respect to a Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(m)	“Effective Date” means the date on which the Plan takes effect, as defined pursuant to Section 4 of the Plan.

(n)

“Eligible Person” means an employee, director or consultant of the Company or a Subsidiary, including an officer or director who is such an employee. Notwithstanding the foregoing, a person who would otherwise be an Eligible Person shall not be an Eligible Person in any jurisdiction where such person’s participation in the Plan would be unlawful. Non-employee directors shall be considered Eligible Persons under the Plan.

(o)

“Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if on such date the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable (or, if no such closing price is reported, the closing price on the last preceding date on which a sale of Common Stock occurred); provided, however, that the Committee may, in its discretion, determine the Fair Market Value of a share of Common Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Common Stock on such date, the preceding trading day, the next succeeding trading day, an average of trading days, or the actual sale price of a share of Common Stock; and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(p)

“Incentive Bonus” means a bonus opportunity awarded under Section 11 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a performance period of not less than one year as are specified in the Award Agreement.

(q)	“Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r)	“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s)

“Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to Section 8 of the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(t)	“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(u)	“Performance Criteria” has the meaning set forth in Section 12(b).

(v)

“Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(w)	“Plan” means this Herbalife Nutrition Ltd. 2023 Stock Incentive Plan, as it may be amended from time to time.

(x)	“Prior Plan” means the Herbalife Ltd. Amended and Restated 2014 Stock Incentive Plan.

(y)

“Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(aa)

“Separation from Service” or “Separates from Service” means the termination of Participant’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(bb)

“Stock Appreciation Right” means a right granted pursuant to Section 9 of the Plan that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the market price of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

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(cc)

“Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(dd)

“Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(ee)

“Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3. Eligibility

Any Eligible Person is eligible to receive an Award. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary.

4. Adoption and Termination of Plan

This Plan was approved by the Board on February 7, 2023 and will become effective upon approval by the Company’s shareholders at the Company’s 2023 Annual General Meeting of Shareholders (the date of such approval, the “Effective Date”). The Plan shall remain available for the grant of Awards until the tenth anniversary of the Effective Date; provided, however, that Incentive Stock Options may not be granted under the Plan after February 7, 2033. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall not exceed 8,500,000, plus any shares of Common Stock that remained available for issuance under the Prior Plan as of the Effective Date. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against the number of shares issuable under the Plan on a one-for-one basis and any shares of Common Stock issued pursuant to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.85 shares of Common Stock for every one (1) share of Common Stock subject to such Award. Shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date (such awards the “Prior Plan Awards”) that, after the Effective Date, are canceled, expired, forfeited or otherwise not issued under a Prior Plan Award) or settled in cash shall be added to the number of shares of Common Stock issuable under the Plan as one (1) share of Common Stock if such shares were subject to options or stock appreciation rights granted under a Prior Plan, and as 1.85 shares of Common Stock if such shares were subject to awards other than options or stock appreciation rights granted under the Prior Plan. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award (taking into account the formula set forth in Section 5(a)), and shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under this Plan. Notwithstanding the foregoing, the following shares of Common Stock will not be added back (or with respect to Prior Plan Awards, will not be added) to the aggregate number of shares of Common Stock available for issuance: (i) shares of Common Stock that were subject to a stock-settled Stock Appreciation Right (or a stock appreciation right granted under a Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right granted under a Prior Plan), (ii) shares of Common Stock delivered to or withheld by the Company to pay the exercise price of an Option (or an option granted under a Prior Plan), (iii) Shares of Common Stock delivered to or withheld by the Company to pay the withholding taxes related an Award (or an award granted under a Prior Plan), or (iv) Shares of Common Stock repurchased on the open market with cash proceeds from exercise of an Option (or option granted under a Prior Plan). Any shares of Common Stock that again become available for grant pursuant to this Section 5 shall be added back as one (1) share of Common Stock if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or

A-4

options or stock appreciation rights granted under a Prior Plan, and as 1.85 shares of Common Stock if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plan. In addition, any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan.

(c) Tax Code Limits. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 5,000,000, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.

(d) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees or directors of such acquired or combined company before such acquisition or combination.

(e) Non-Employee Director Limits. The aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to any one non-employee director shall not exceed that number of shares having a Fair Market Value on the date of grant of $375,000; provided, however, that in the calendar year in which a non-employee director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum number of shares subject to Awards granted to such non-employee director may be up to two hundred percent (200%) of the number of shares of Common Stock indicated by the foregoing limit.

6. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Committee. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Compensation Committee of the Board (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers, and any such subcommittee shall be treated as the Committee for all purposes under this Plan. Notwithstanding the foregoing, if the Board or the Compensation Committee of the Board (or any successor) delegates to a subcommittee comprised of one or more officers of the Company (who are not also directors) the authority to grant Awards, the resolution so authorizing such subcommittee shall specify the total number of shares of Common Stock such subcommittee may award pursuant to such delegated authority, and no such subcommittee shall designate any officer serving thereon or any executive officer of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the senior human resources officer of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including without limitation those powers set forth in Section 6(b)(4) through (9) and to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.

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(b) Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:

(1)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(2)	to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(3)	to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

(4)	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

(5)	to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(6)	to determine the extent to which adjustments are required pursuant to Section 15;

(7)

to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(8)	to approve corrections in the documentation or administration of any Award; and

(9)	to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of such Code section. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E).

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 19, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate. The Committee or any member thereof may, in its sole and absolute discretion and, except as otherwise provided in Section 19, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

Further, and notwithstanding anything in the Plan to the contrary, Awards granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that the Committee may provide that such Awards become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a Change in Control. Notwithstanding the foregoing, (i) up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate, and (ii) Awards to non-employee directors may vest in less than one year and not count against the 5% pool described in clause (i) so long as such Awards vest based upon service as a member of the Board from the date of the annual grant to directors through at least April 15 of the next following calendar year.

(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

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(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7. Plan Awards

(a) Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(b) Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Separation from Service.

(c) Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 15 of this Plan or as otherwise provided by the Committee.

8. Options

(a) Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions in accordance with Section 12 of the Plan. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

(b) No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without shareholder approval, reduce the exercise price of such Option and, at any time when the exercise price of an Option is above the Fair Market Value of a share of Common Stock, shall not, without shareholder approval (except in the case of a Change in Control), exchange such Option for a new Award or for cash.

(c) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of

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the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(d) No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9. Stock Appreciation Rights

(a) General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions in accordance with Section 12 of the Plan. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b) No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without shareholder approval, reduce the exercise price of such Stock Appreciation Right and, at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, shall not, without shareholder approval (except in the case of a Change in Control), exchange such Stock Appreciation Right for a new Award or for cash.

(c) No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10. Restricted Stock and Stock Unit Awards

(a) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Stock Unit Award shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions in accordance with Section 12 of the Plan. In addition, the Committee shall have the right to grant Restricted Stock or Stock Unit Awards as the form of payment for grants or rights earned or due under other shareholder-approved compensation plans or arrangements of the Company.

(b) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the

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Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional Restricted Stock and/or subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Unless otherwise provided in the Award Agreement, during the period prior to shares being issued in the name of a Participant under any Stock Unit, the Company shall pay or accrue Dividend Equivalents on each date dividends on Common Stock are paid, subject to such conditions as the Committee may deem appropriate. The time and form of any such payment of Dividend Equivalents shall be specified in the Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid with respect to unvested Awards of Restricted Stock or Stock Units. Dividends or Dividend Equivalents accrued on such shares shall become payable no earlier than the date the vesting criteria have been achieved and the underlying shares or Stock Units have become vested.

11. Incentive Bonuses

(a) Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the amount payable under an Incentive Bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such, and which criteria may be based on performance conditions in accordance with Section 12 of the Plan.

(b) Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Common Stock, as determined by the Committee.

12. Performance-Based Compensation

(a) General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Performance Criteria or other standards of financial performance and/or personal performance evaluations.

(b) Performance Criteria. For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue (including adjusted revenue, Volume Points, net sales and analogous financial measures), (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, (xx) customer service, or (xxi) any other measures of performance as the Committee, in its discretion, deems appropriate. The Committee may provide, at the time an Award is granted or at any time thereafter, that any evaluation of performance under a Performance Criteria shall include or exclude any of the following events that occurs during the applicable performance period: (A) the effects of charges for restructurings or discontinued operations, (B) items of gain, loss or expense determined to be infrequently occurring or related to the disposal of a segment of a business or related to a change in accounting principle, (C) the cumulative effect of accounting change, (D) asset write-downs, (E) litigation, claims, judgments, settlements or loss contingencies, (F) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (G) accruals for reorganization and restructuring programs and (H) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

13. Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to Stock Units, or in payment or satisfaction of an Incentive Bonus. If a Participant has elected to defer payment or settlement of an Award, then the Award will (provided that all vesting and other conditions have been satisfied) be paid in accordance with the Participant’s deferral consistent with the terms of the applicable deferred compensation plan maintained by the Company. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be

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allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code. The Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

14. Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

15. Adjustment of and Changes in the Stock

(a) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.

(b) In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c) Unless otherwise expressly provided for in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the following shall occur upon a Participant’s involuntary termination of employment within twenty-four (24) months following a Change in Control, provided that such termination does not result from the Participant’s termination for disability, cause or gross misconduct: (i) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, and the Option or Stock Appreciation Right shall remain exercisable for a period of three (3) years following such termination, but in no event after the expiration of such Option or Stock Appreciation Right, (ii) in the case of an Award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the

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target amount payable), and (iii) in the case of outstanding Restricted Stock and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (A) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable (provided, that any Option or Stock Appreciation Right for which the exercise price is less than the consideration per Share payable to shareholders of the Company in such Change in Control may be cancelled upon the consummation of the Change in Control without payment of any additional consideration), (B) in the case of an Award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (C) in the case of outstanding Restricted Stock and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 15(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.

(d) The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(e) Notwithstanding anything in this Section 15 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 15 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

16. Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee.

17. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

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18. Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any minimum statutory withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or shares of Common Stock. For the avoidance of doubt, the Company may only withhold a portion of the shares of Common Stock to satisfy any minimum statutory withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the shareholders of the Company:

(a)	increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b)	reduce the price at which Options may be granted below the price provided for in Section 8(a);

(c)	reprice outstanding Options or SARs as described in 8(b) and 9(b);

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to be Participants; or

(f)	otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

20. No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock, stock units, stock appreciation rights or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

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23. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

24. Forfeiture Upon Termination of Employment

Except as otherwise provided by the Committee in the Award Agreement, Awards may be forfeited if the Participant terminates his or her employment with the Company, a Subsidiary or an Affiliate for any reason.

25. Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation from Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

26. No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

27. Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

28. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

29. Recoupment Policy

As applicable, all Awards, including any shares of Common Stock subject to an Award, are subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time and, in accordance

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with such policy, may be subject to the requirement that such Awards, including any shares of Common Stock subject to such Awards, be repaid to the Company after they have been paid. To the extent any policy adopted by the New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934 requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

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HERBALIFE NUTRITION VOTE C123456789 000000000.000000 ext 000000000.000000 ext 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) Votes submitted electronically must be ADD 1 ADD 2 received by 11:59 p.m., Eastern Time, on ADD 3 April 25, 2023. ADD 4 MMMMMMMMM ADD 5 Online ADD 6 Go to www.envisionreports.com/HLF or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/HLF 2023 Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals - The Board of Directors recommend a vote FOR each nominee and FOR Proposals 2, 4, 5 and 6 and 1 YEAR on Proposal 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 - Michael O. Johnson 02 - Richard H. Carmona 03 - Celine Del Genes 04 - Stephan Paulo Gratziani 05 - Kevin M. Jones 06 - Sophie L’Hélias 07 - Alan W. LeFevre 08 - Juan Miguel Mendoza 09 - Don Mulligan 10 - Maria Otero For Against Abstain 1 Year 2 Years 3 Years Abstain 2. Approve, on an advisory basis, the compensation of the 3. Advise as to the frequency of shareholder advisory Company’s named executive officers. votes on compensation of the Company’s named executive officers. For Against Abstain 4. Approve, as a special resolution, the name change of the 5. Approve the Company’s 2023 Stock Incentive Plan. Company from “Herbalife Nutrition Ltd.” to “Herbalife Ltd.”. 6. Ratify, on an advisory basis, the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023. B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 566078 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is available at: www.envisionreports.com/HLF Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HLF IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Herbalife Nutrition Ltd. + Notice of 2023 Annual General Meeting of Shareholders Proxy Solicited by Board of Directors for Annual General Meeting of Shareholders - April 26, 2023 Michael O. Johnson and Henry Wang, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Herbalife Nutrition Ltd. to be held on April 26, 2023 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee, FOR Proposals 2, 4, 5 and 6 and 1 YEAR on Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address - Please print new address below. Comments - Please print your comments below. +

HERBALIFE NUTRITION VOTE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2023 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals - The Board of Directors recommend a vote FOR each nominee and FOR Proposals 2, 4, 5 and 6 and 1 YEAR on Proposal 3. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 - Michael O. Johnson 02 - Richard H. Carmona 03 - Celine Del Genes 04 - Stephan Paulo Gratziani 05 - Kevin M. Jones 06 - Sophie L’Hélias 07 - Alan W. LeFevre 08 - Juan Miguel Mendoza 09 - Don Mulligan 10 - Maria Otero For Against Abstain 1 Year 2 Years 3 Years Abstain 2. Approve, on an advisory basis, the compensation of the 3. Advise as to the frequency of shareholder advisory Company’s named executive officers. votes on compensation of the Company’s named executive officers. For Against Abstain 4. Approve, as a special resolution, the name change of the 5. Approve the Company’s 2023 Stock Incentive Plan. Company from “Herbalife Nutrition Ltd.” to “Herbalife Ltd.”. 6. Ratify, on an advisory basis, the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023. B Authorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. 1UPX 566078 +

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is availableat: www.edocumentview.com/HLF qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy - Herbalife Nutrition Ltd. Notice of 2023 Annual General Meeting of Shareholders Proxy Solicited by Board of Directors for Annual General Meeting of Shareholders - April 26, 2023 Michael O. Johnson and Henry Wang, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Herbalife Nutrition Ltd. to be held on April 26, 2023 at 8:30 a.m., Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee, FOR Proposals 2, 4, 5 and 6 and 1 YEAR on Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)